UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2 )

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Penn Engineering & Manufacturing Corp.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY – SUBJECT TO COMPLETION

PENN ENGINEERING & MANUFACTURING CORP.

5190 Old Easton Road

Danboro, Pennsylvania 18916

Dear Stockholder:

We invite you to attend a special meeting of our stockholders that will be held on                                 ,                                          , 2005, at 10:00 a.m., local time, at our offices, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania. At our special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 17, 2005, among us, PEM Holding Co., an affiliate of Tinicum Capital Partners, II, L.P., a New York-based investment partnership (“Tinicum”), and PN Merger Sub, Inc., a wholly owned subsidiary of PEM Holding Co., and the related merger. A copy of the merger agreement is included as Appendix A to the proxy statement accompanying this letter. The merger agreement provides that PN Merger Sub, Inc. will merge with us, and we will become a wholly owned subsidiary of PEM Holding Co.

Penn Engineering has had a proud history since my father founded it in 1942. Many options were considered as to the future leadership and well-being of Penn Engineering. It was, therefore, only after lengthy deliberations that our board of directors concluded that the best interests of our stockholders would be served by the merger with an affiliate of Tinicum. Tinicum is a financially strong group that has a history of working with similar operations and markets and treating employees with fairness and respect.

If the merger proposal is approved and adopted and the merger is subsequently completed, each outstanding share of our common stock and our class A common stock that you own will be converted automatically into the right to receive an amount in cash, without interest, equal to $18.25 per share, unless you perfect your appraisal rights under Delaware law.

The merger cannot be completed unless the holders of not less than a majority of our outstanding shares of class A common stock vote to approve and adopt the merger proposal at our special meeting. Certain members of the Swanstrom family and trusts for their benefit, who hold in the aggregate approximately 53% of our outstanding class A common stock, have agreed with PEM Holding Co. to vote shares representing approximately 49% of the outstanding class A common stock for the approval and adoption of the merger proposal. A copy of the voting agreement among those Swanstrom family members and trusts and PEM Holding Co. is included as Appendix B to the proxy statement accompanying this letter.

Our board of directors has received the opinion, dated January 17, 2005, of Gleacher Partners LLC, our financial advisor, to the effect that, based upon and subject to the various assumptions and qualifications set forth in their opinion, as of the date of the opinion, the consideration to be paid to our stockholders in connection with the merger was fair from a financial point of view to our stockholders, including the Swanstrom family. The full text of the Gleacher opinion is included as Appendix C to the accompanying proxy statement. In addition, a special committee of our board of directors, consisting of our independent directors, received the opinion, dated January 17, 2005, of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., to the effect that, based upon and subject to the various assumptions and qualifications set forth in their opinion, as of the date of the opinion, the merger consideration to be paid to our stockholders other than the members and representatives of the Swanstrom family and trusts for their benefit in connection with the merger, was fair from a financial point of view. The full text of the Houlihan Lokey opinion is included as Appendix D to the accompanying proxy statement.

Our board of directors has unanimously approved the proposed merger, after taking into account various factors, including the fairness opinion of Gleacher and the unanimous recommendation of the special committee, and believes the merger is in our best interests and in the best interests of our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE RELATED MERGER.

The accompanying notice of special meeting and proxy statement give you detailed information about our special meeting, the merger, the merger agreement and other matters. We recommend that you read these materials, including the appendices, carefully.

Whether or not you plan to attend our special meeting, please complete, sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at our special meeting. If you attend our special meeting and wish to vote in person, you may revoke your proxy and do so. You may also revoke your proxy prior to our special meeting in the manner described in the accompanying proxy statement.

We appreciate your long-term loyalty and support, and we look forward to seeing you at our special meeting.

Sincerely,

Kenneth A. Swanstrom
Chairman of the Board and
Chief Executive Officer

This proxy statement is dated                     , 2005 and is first being mailed to our stockholders on or about                     , 2005.

PENN ENGINEERING & MANUFACTURING CORP.

5190 Old Easton Road

Danboro, Pennsylvania 18916

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                                 , 2005

To the Stockholders of Penn Engineering & Manufacturing Corp.:

We hereby give notice that a special meeting of stockholders of Penn Engineering & Manufacturing Corp. will be held on                     ,                         ,        , 2005, at 10:00 a.m., local time, at our offices, at Building 3, 5190 Old Easton Road, Danboro, Pennsylvania, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1)	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 17, 2005, among us, PEM Holding Co. and PN Merger Sub, Inc., a wholly owned subsidiary of PEM Holding Co., and the related merger pursuant to which PN Merger Sub, Inc. will merge with and into us and each outstanding share of our common stock and class A common stock, other than dissenting shares, will be automatically converted into the right to receive $18.25 in cash; and

(2)	To transact such other business as may be properly presented for action at our special meeting and any adjournment, postponement or continuation of our special meeting.

Only holders of our class A common stock have the right to vote at our special meeting. Our board of directors has fixed the close of business on                              , 2005 as the record date for the determination of our stockholders entitled to notice of our special meeting and their appraisal rights and for the determination of the holders of our class A common stock entitled to vote at our special meeting and any adjournment, postponement or continuation of our special meeting. A list of the holders of our class A common stock entitled to vote at our special meeting will be available for examination by any holder of our common stock and class A common stock for any purpose related to our special meeting during normal business hours for ten days prior to our special meeting at our offices at 5190 Old Easton Road, Danboro, Pennsylvania.

Holders of our common stock and class A common stock have the right to dissent from the merger and to obtain payment for their shares by following precisely the procedures prescribed in Section 262 of the Delaware General Corporation Law, the full text of which is included as Appendix E to the accompanying proxy statement.

Our board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and the related merger.

We request that the holders of our class A common stock complete, sign, date and return the enclosed proxy card in the postage-paid envelope we have provided, whether or not you expect to attend our special meeting in person. If you attend our special meeting and wish to vote in person, you may revoke your proxy and vote in person. You may also revoke your proxy prior to our special meeting in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Kenneth A. Swanstrom, Chairman of the Board and Chief Executive Officer

Danboro, Pennsylvania

, 2005

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND OUR SPECIAL MEETING.

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Appendix A —	Agreement and Plan of Merger, dated as of January 17, 2005, by and among Penn Engineering & Manufacturing Corp., PEM Holding Co. and PN Merger Sub, Inc.	A-1

Appendix B —	Option and Voting Agreement, dated as of January 17, 2005, by and between PEM Holding Co. and each of Kenneth A. Swanstrom, Daryl L. Swanstrom and the trustees of certain specified trusts for the benefit of the Swanstrom family.	B-1

Appendix C —	Opinion of Gleacher Partners LLC	C-1

Appendix D —	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.	D-1

Appendix E —	Section 262 of the Delaware General Corporation Law	E-1

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SUMMARY

This summary highlights the material information contained elsewhere in this proxy statement and the appendices. We urge you to read the entire proxy statement carefully, including the information incorporated by reference and all of the appendices. Unless otherwise specified or the context requires otherwise, reference in this proxy statement to “Penn Engineering,” “we,” “us” or “our” refers to Penn Engineering & Manufacturing Corp. The Swanstrom family beneficially owns an aggregate of 53.1% of our outstanding class A common stock as of the record date. For purposes of this proxy statement, “the Swanstrom family” refers to Kenneth A. Swanstrom, our chairman of the board and chief executive officer, Daryl L. Swanstrom, a director, and the Swanstrom family trusts, of which Kenneth A. Swanstrom and Daryl L. Swanstrom are the principal beneficiaries.

The Companies (p. 13)

Penn Engineering & Manufacturing Corp.

5190 Old Easton Road

Danboro, PA 18916

(215) 766-8853

We are a Delaware corporation that provides value-added solutions to leading worldwide computer, electronics, telecommunications and automotive original equipment manufacturers.

PEM Holding Co.

c/o Tinicum Lantern II L.L.C.

800 Third Ave., 40th Floor

New York, NY 10022

(212) 446-9300

PEM Holding Co., a Delaware corporation, which we refer to in this proxy statement as PEM Holding, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. PEM Holding is currently a wholly owned subsidiary of Tinicum Capital Partners II, L.P., which we refer to in this proxy statement as Tinicum. Tinicum is a New York-based private investment partnership with $600 million in committed equity capital.

PN Merger Sub, Inc.

c/o Tinicum Lantern II L.L.C.

800 Third Ave., 40th Floor

New York, NY 10022

(212) 446-9300

PN Merger Sub, Inc., a Delaware corporation, which we refer to in this proxy statement as Merger Sub, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Merger Sub is currently a wholly owned subsidiary of PEM Holding.

Transaction Structure (p. 15)

Merger Sub will merge with and into Penn Engineering, with Penn Engineering being the surviving corporation and becoming a wholly owned subsidiary of PEM Holding, which we refer to in this proxy statement as the merger. After the merger, we will be a privately-held company wholly owned by PEM Holding, and our stockholders will no longer have any interest in, and will not participate in, any of our future earnings or growth.

The proposed merger, assuming such merger is completed, will result in:

•	Your right to receive $18.25 per share in cash for each share of our common stock and class A common stock that you own, unless you perfect your appraisal rights;

•	Your right to receive $18.25, less the applicable exercise price, in cash for each outstanding option to purchase our common stock that you own;

•	Cancellation of our outstanding common stock and class A common stock and outstanding options to purchase our common stock;

•	Our becoming wholly owned by an affiliate of Tinicum.

Recommendation by the Special Committee and Our Board of Directors; Reasons for the Merger (p. 25)

The special committee consisting of our independent directors believes that the proposed merger and the terms and conditions of the merger agreement are fair to and in the best interests of our stockholders, other than the Swanstrom family, and that the merger is advisable. Our board of directors further believes that the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of Penn Engineering and our stockholders, including the Swanstrom family, and that the merger is advisable. Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the related merger. In making such determinations, our board of directors and the special committee considered certain factors described in detail under “The Merger—Recommendation by the Special Committee and Our Board of Directors; Reasons for the Merger” beginning on page 25 and the alternatives to and effects of the merger described in detail under “The Merger—Alternatives and Effects of the Merger” beginning on page 34. See “The Merger—Background of the Merger” beginning on page 15 for a description of the events leading up to the merger, including the reasons we appointed a special committee.

Houlihan Lokey’s Fairness Opinion (p. 36)

The special committee received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to in this proxy statement as Houlihan Lokey, dated

January 17, 2005, that as of such date, the merger consideration to be received by our stockholders, other than the members and representatives of the Swanstrom family, in connection with the merger was fair to them from a financial point of view. The full text of their written opinion, dated January 17, 2005, which we refer to in this proxy statement as the Houlihan Lokey Opinion and which sets forth certain assumptions, qualifications, limitations and considerations, is included as Appendix D to this proxy statement. You should read the Houlihan Lokey Opinion carefully and in its entirety.

Gleacher’s Fairness Opinion (p. 46)

Our board of directors received an opinion from Gleacher Partners LLC, which we refer to in this proxy statement as Gleacher, dated January 17, 2005, that as of such date, the merger consideration to be received by our stockholders, including the Swanstrom family, pursuant to the proposed merger was fair to our stockholders from a financial point of view. The full text of the written opinion, dated January 17, 2005, which we refer to in this proxy statement as the Gleacher Opinion and which sets forth certain assumptions, qualifications, limitations and considerations, is included as Appendix C to this proxy statement. You should read the Gleacher Opinion carefully and in its entirety.

Interests of Certain Persons in the Merger (p. 62)

Certain of our executive officers will receive payments upon consummation of the merger in an aggregate amount of $3,454,810 pursuant to change of control agreements we entered into with them on January 17, 2005. In addition, upon completion of the merger, our directors and officers will receive the difference between $18.25 and the exercise price of any stock option they hold that will be cancelled in connection with the merger. Certain of our officers, other than our senior executive officers, may be retained as employees of the surviving corporation following the merger. In addition, certain indemnification rights and coverage under our current directors’ and officers’ liability insurance policies will remain available to our current and former directors and officers following the merger.

Regulatory Approvals and Requirements (p. 66)

We currently expect that no regulatory approvals will be required to complete the merger other than the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act. We have been informed that early termination of the waiting period has been granted.

Voting Agreement (p. 88)

The Swanstrom family, who owns 53.1% of the outstanding shares of our class A common stock, has agreed with PEM Holding and given it a proxy to vote certain of their shares representing approximately 49% of the outstanding shares of our class A common stock in favor of the approval and adoption of the merger proposal. The Swanstrom family acting alone holds enough shares of our class A common stock to approve and adopt the merger proposal, assuming all of the shares held by the Swanstrom family, including its shares of our class A common stock that are not subject to the voting agreement with PEM Holding, are voted in favor of the merger proposal.

Financing of the Merger (p. 57)

Pursuant to a commitment letter dated January 17, 2005, which we refer to in this proxy statement as the commitment letter, Merger Sub will borrow up to $235.0 million through new credit facilities. In addition, in the commitment letter, Tinicum has agreed to contribute equity of at least $114.4 million to PEM Holding and PEM Holding has agreed to contribute such amount to Merger Sub in exchange for the issuance of all the common stock of Merger Sub.

Conditions to the Merger (p. 83)

The obligations of us, PEM Holding and Merger Sub to complete the merger are subject to various conditions, including PEM Holding or Merger Sub having received the proceeds of the financing under the financing commitment letter and the absence of any order or injunction prohibiting the merger. If any condition to closing of any party to the merger agreement is not satisfied or, if permissible, waived on or before July 15, 2005, such party has the right to terminate the merger agreement.

Termination of the Merger Agreement (p. 85)

The merger agreement may be terminated in several different circumstances, including if our board of directors makes certain specified determinations, accepts a superior proposal before our special meeting and satisfies certain notice and negotiation requirements.

Termination Fees and Expenses (p. 86)

Upon termination of the merger agreement under specified circumstances, we have agreed to pay PEM Holding a termination fee of $10.0 million and/or reimburse PEM Holding up to $5.0 million for costs and expenses.

No Solicitation (p. 80)

The merger agreement restricts our ability to solicit or initiate any competing acquisition inquiries, proposals or offers. However, our board of directors may engage in discussions or negotiations with, or provide information to, a third party under certain circumstances. Our board of directors may also withdraw or modify its recommendation in favor of the merger agreement and the related merger or recommend a competing acquisition proposal to our stockholders under certain circumstances.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

The following questions and answers provide brief answers to frequently asked questions concerning the proposed merger and our special meeting. These questions and answers do not, and are not intended to, address all questions that may be important to you as a stockholder of Penn Engineering. You should read the remainder of this proxy statement carefully, including the information incorporated by reference and all of the appendices.

Q:	What is the date, time and place of our special meeting?

A:	Our special meeting of stockholders will be held at our corporate headquarters, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania on , 2005, at 10:00 a.m., local time.

Q:	What is the merger proposal that will be considered at our special meeting?

A:	Holders of our class A common stock are being asked to vote to approve and adopt the merger agreement and related merger pursuant to which Merger Sub, a subsidiary of PEM Holding, will merge with and into us. We sometimes refer in this proxy statement to the proposal that our stockholders approve and adopt the merger agreement and related merger as the merger proposal.

Q:	Who is entitled to vote at our special meeting?

A:	All holders of our class A common stock of record as of the close of business on , 2005, which we refer to as the record date, will be entitled to notice of and to vote at our special meeting to approve and adopt the merger proposal.

Q:	What happens if I sell my shares of our class A common stock before our special meeting?

A:	The record date for our special meeting is earlier than the expected date of the merger. If you sell your shares of our class A common stock after the record date but before our special meeting, you will retain your right to vote at our special meeting but will transfer the right to receive $18.25 in cash per share to the person to whom you sold your shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates.

Q:	How many shares of our class A common stock need to be represented at our special meeting to constitute a quorum?

A:

The holders of a majority of the outstanding shares of our class A common stock entitled to vote at our special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If you vote by proxy card or in person at our special meeting, you will be considered present for the purpose of determining whether the quorum requirement has been satisfied. The Swanstrom family has agreed to make all shares of class A common stock owned by each family member counted as present for purposes of calculating a quorum at our special meeting and these shares will be sufficient to constitute a quorum at our special meeting.

Q:	How many votes are required to approve and adopt the merger proposal?

A:	Each share of our class A common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of our class A common stock is necessary to approve and adopt the merger proposal. The Swanstrom family, who in the aggregate owns 53.1% of the outstanding shares of our class A common stock as of the record date, has agreed with PEM Holding, if requested by PEM Holding, to grant PEM Holding a proxy to vote shares representing approximately 49% of the outstanding shares of class A common stock in favor of the merger proposal and, unless PEM Holding votes such shares directly pursuant to a proxy, to vote these shares in favor of the merger proposal. The Swanstrom family acting alone holds enough shares of our class A common stock to approve and adopt the merger proposal, assuming all of the shares held by the Swanstrom family, including its shares of our class A common stock that are not subject to the voting agreement with PEM Holding, are voted in favor of the merger proposal.

Q:	Are holders of shares of our common stock entitled to vote at our special meeting?

A:	No. Only holders of shares of our class A common stock are entitled to vote on the merger proposal at our special meeting.

Q:	How do I vote?

A:	You can vote by completing, signing, dating and mailing your proxy card in the enclosed postage-prepaid envelope. See the enclosed proxy card for specific instructions. You may also vote in person if you attend our special meeting.

Q:	If my shares are held in “street name,” will my bank, broker or other nominee vote my shares for me?

A:	Brokers and, in many cases, nominees do not have discretionary power to vote on the merger proposal. Your broker or nominee will vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

Q:	May I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote by submitting to our Secretary a written revocation or a later-dated, signed proxy before our special meeting or by attending our special meeting and voting in person.

Q:	What happens if I do not deliver my proxy or vote in person or if I abstain from voting?

A:	If you do not deliver a proxy or vote in person or if you abstain from voting, such action will have the effect of a vote against the merger proposal. If you do not deliver a proxy or vote in person, such action will have no effect on any proposal to adjourn, postpone or continue our special meeting. If you abstain from voting, such action will have the effect of a vote against any proposal to adjourn, postpone or continue our special meeting.

Q:	What rights do I have if I oppose the merger?

A:	Holders of our class A common stock and common stock are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger proposal and it is completed, you may dissent and seek appraisal of the fair value of your shares of class A common stock under Delaware law. You may also dissent and seek appraisal of the fair value of your shares of common stock under Delaware law. You must, however, comply with all of the required procedures under Delaware law, as explained under “The Merger—Appraisal Rights” beginning on page 70 and in Appendix E to this proxy statement. You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 68 for a more complete discussion of the tax consequences to dissenting stockholders.

Q:	Will the merger be taxable to me for U.S. federal income tax purposes?

A:	Yes. The receipt of $18.25 in cash by you for each share of our common stock and class A common stock pursuant to the merger if you do not perfect appraisal rights will be a taxable transaction for U.S. federal income tax purposes, and you will generally recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $18.25 per share and your adjusted tax basis in that share. You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 68 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor on the tax consequences of the merger to you.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Investor Relations

Penn Engineering & Manufacturing Corp.

5190 Old Easton Road, Danboro, PA 18916

Tel: (215) 766-3660

ir@penn-eng.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to us. These forward-looking statements include, without limitation, the projections set forth under “The Merger—Financial Projections” beginning on page 54. When used in this document, the words “anticipate,” “believe,” “estimate,” “project,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including:

•	our ability to obtain the stockholder and regulatory approvals required for the merger,

•	the occurrence or non-occurrence of the other conditions to the closing of the merger,

•	the timing of the closing of the merger and receipt by our stockholders of the merger consideration,

•	changes in laws and regulations,

•	changes in accounting standards,

•	fluctuations in demand in markets served by us, particularly the data communications and telecommunications markets,

•	fluctuations in the cost and availability of supply chain resources and foreign economic conditions, including currency rate fluctuations, and

•	various other factors, both disclosed and not disclosed in this proxy statement.

Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, planned or intended. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or in the case of the projections set forth under “The Merger – Financial Projections” beginning on page 54 or documents incorporated by reference, as of the date they were made or the date of those documents. We do not intend, or assume any obligation, to update these forward-looking statements. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

OUR SPECIAL MEETING

General

This proxy statement is furnished, and the accompanying proxy is solicited, on behalf of our board of directors, for use at a special meeting of holders of our class A common stock to be held at our corporate headquarters, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania, on                     , 2005 at 10:00 a.m., local time, and any adjournment, postponement or continuation of our special meeting.

Matters to be Considered

At our special meeting, holders of our class A common stock will be asked to:

•	Consider and vote upon a proposal to approve and adopt the merger agreement and related merger pursuant to which Merger Sub, a subsidiary of PEM Holding, will merge with and into us; and

•	Transact any other business that may properly come before our special meeting or any adjournment, postponement or continuation of our special meeting.

Record Date; Voting Rights

We have fixed                     , 2005 as the record date. Only holders of our class A common stock of record as of the close of business on the record date are entitled to notice of, and to vote at, our special meeting. As of the close of business on the record date, 3,350,164 shares of our class A common stock were issued and outstanding. Each share of our class A common stock is entitled to one vote on all matters to be considered at our special meeting. Shares of our common stock are not entitled to vote at our special meeting.

Quorum

The holders of a majority of the outstanding shares of our class A common stock as of the record date, represented in person or by proxy, will constitute a quorum at our special meeting. The holders of shares of our class A common stock represented by proxies reflecting abstentions or broker non-votes, if any, will be considered present at our special meeting and will count toward a quorum. The Swanstrom family has agreed to make all shares of class A common stock owned by each family member counted as present for purposes of calculating a quorum at our special meeting and these shares will be sufficient to constitute a quorum at our special meeting.

Required Vote

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of our class A common stock as of the record date is necessary to approve and adopt the merger proposal.

Under our by-laws, the affirmative vote of a majority of the shares of our class A common stock present in person or represented by proxy at our special meeting, or any adjournment, postponement or continuation thereof, whether or not a quorum is present, is necessary to vote to adjourn, postpone or continue our special meeting, assuming a motion is made to adjourn, postpone or continue.

All shares represented by each properly executed proxy received by our Secretary will be voted in accordance with the instructions indicated on the proxy unless the proxy is revoked by the person who executed it. If you submit a proxy by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote for approval and adoption of the merger proposal and in such manner as they in their discretion determine with respect to any other business that properly comes before our special meeting, including any motion to adjourn, postpone or continue our special meeting.

A failure to vote, a vote to abstain and a broker non-vote, if any, will have the same effect as a vote against the merger proposal. A failure to vote, if any, will have no effect on any proposal to adjourn, postpone or continue our special meeting. A vote to abstain and a broker non-vote, if any, will have the same effect as a vote against any proposal to adjourn, postpone or continue our special meeting. Brokers and, in many cases, nominees will not have discretionary power to vote on the merger proposal. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote.

If our special meeting is adjourned, postponed or continued for any reason, at any subsequent reconvening of our special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of our special meeting, except for any proxies that have been revoked or withdrawn.

Certain of our directors and executive officers own shares of our class A common stock and will vote on the merger proposal.

Kenneth A. Swanstrom, Daryl L. Swanstrom and the trustees of certain trusts for the benefit of the Swanstrom family have entered into an Option and Voting Agreement, dated as of January 17, 2005, with PEM Holding, which we sometimes refer to in this proxy statement as the voting agreement. Pursuant to the voting agreement, the Swanstrom family has agreed with PEM Holding, if requested, to grant PEM Holding a proxy to vote shares representing approximately 49% of our class A common stock outstanding in favor of approval and adoption of the merger proposal and, unless PEM Holding votes such shares directly pursuant to the proxy, to vote these shares in favor of approval and adoption of the merger proposal. See “The Voting Agreement” beginning on page 88. The Swanstrom family acting alone holds enough shares of our class A common stock to approve and adopt the merger proposal, assuming all of the shares held by the Swanstrom family, including its shares of our class A common stock that are not subject to the voting agreement, are voted in favor of the merger proposal.

Proxies; Revocation

Holders of our class A common stock may vote by attending our special meeting and voting in person or by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided as described in the instructions to the enclosed proxy card.

Shares represented by a properly executed proxy on the enclosed proxy card will be voted at our special meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions.

You may revoke your proxy at any time before it is voted by:

•	Sending written notice of revocation to Secretary, Penn Engineering & Manufacturing Corp., 5190 Old Easton Road, Danboro, PA 18916;

•	Executing and delivering to the Secretary of Penn Engineering a later-dated proxy; or

•	Attending our special meeting and voting in person.

If you submit a proxy by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote for approval and adoption of the merger proposal, and in such manner as the proxies determine in their discretion with respect to any other business that properly comes before our special meeting, including any motion to adjourn, postpone or continue our special meeting.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies from holders of our class A common stock by our board of directors and to provide notice to holders of our common stock of their appraisal rights under Delaware law. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of our special meeting and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our class A common stock and common stock. We will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for reasonable expenses incurred in forwarding proxy material to the beneficial owners of our class A common stock and common stock.

THE COMPANIES

Penn Engineering & Manufacturing Corp.

5190 Old Easton Road

Danboro, PA 18916

(215) 766-8853

We are a Delaware corporation that provides value-added solutions to leading worldwide computer, electronics, telecommunications and automotive original equipment manufacturers. Founded in 1942, we are a global company headquartered in Danboro, PA with additional facilities in Pipersville, PA, Harleysville, PA, Winston-Salem, NC, Doncaster, England, Singapore, Oxnard, CA, Kent, OH, Galway, Ireland, Offanengo, Italy, Shanghai, China and Mexico. More information about us is available at www.penn-eng.com.

PEM Holding Co.

c/o Tinicum Lantern II L.L.C.

800 Third Ave., 40th Floor

New York, NY 10022

(212) 446-9300

PEM Holding, a Delaware corporation, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. PEM Holding has not conducted any activities to date other than (1) those incidental to its formation; (2) entering into the merger agreement; and (3) entering into certain other agreements contemplated by the merger agreement. PEM Holding is currently a wholly owned subsidiary of Tinicum, although additional investors, including affiliates of Tinicum, may, under certain circumstances, acquire shares of PEM Holding at or prior to the closing of the merger. Tinicum is a New York-based private investment partnership with $600 million in committed equity capital. Although the merger agreement is subject to a condition that PEM Holding or Merger Sub receive the proceeds of financing in the amounts and on terms and conditions consistent with the commitment letter, no separate financial information is being provided for PEM Holding because it is a special purpose entity newly formed in connection with the merger and has no independent assets or operations.

PN Merger Sub, Inc.

c/o Tinicum Lantern II L.L.C.

800 Third Ave., 40th Floor

New York, NY 10022

(212) 446-9300

Merger Sub, a Delaware corporation, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Merger Sub has not conducted any activities to date other than (1) those incidental to its formation and (2) entering into the merger agreement. Merger Sub is currently a wholly owned subsidiary of PEM Holding. Although the merger agreement is subject to a condition that PEM Holding or Merger Sub receive the proceeds of financing in the amounts and on terms and conditions consistent with the commitment letter, no separate financial information is being provided for Merger Sub because it is a special purpose entity newly formed in connection with the merger and has no independent assets or operations.

THE MERGER

General Description of the Merger

The merger agreement provides that, subject to certain conditions, Merger Sub will merge with and into us. After completion of the merger, Merger Sub will cease to exist and Penn Engineering will continue as the surviving corporation following the merger. As a result of the merger, our stockholders will be entitled to receive $18.25 per share in cash, without interest, for each share of our common stock and class A common stock that they own.

Background of the Merger

We were founded in 1942 by Klas A. Swanstrom. Since that date, Klas A. Swanstrom and his descendants and their families have continuously owned not less than a majority of our outstanding voting securities. As of the date of this proxy statement, the Swanstrom family owns 53.1% of our class A common stock.

In May 2003, Kenneth A. Swanstrom, our chairman of the board and chief executive officer, indicated to Martin Bidart, our president and chief operating officer, and Mark W. Simon, our senior vice president and chief financial officer, that he was giving consideration to Penn Engineering’s strategic alternatives, including the possible future sale of Penn Engineering, because of the fact that he was nearing retirement age, as were Mr. Bidart and Mr. Simon, and that there were no Swanstrom family successors. Mr. Swanstrom was also considering the diversification of his assets, the bulk of which is comprised of our common stock and class A common stock. In May 2003, Mr. Swanstrom also met with Frederick W. Dreher, who is a trustee of the various Swanstrom family trusts and also a partner in the law firm of Duane Morris LLP, which we refer to in this proxy statement as Duane Morris, and which has been legal counsel to us for many years. At this meeting, Mr. Swanstrom and Mr. Dreher considered various ramifications of Mr. Swanstrom’s discussions with Messrs. Bidart and Simon. In early June 2003, Kenneth A. Swanstrom met with Daryl L. Swanstrom to apprise her of his possible interest in considering a sale of Penn Engineering.

In July 2003, Mr. Swanstrom informed our board of directors that he and Daryl L. Swanstrom intended to sell the shares of our common stock and class A common stock under their control. Our board of directors determined that strategic alternatives to maximize value for all stockholders should be pursued and, based upon advice previously given to Mr. Swanstrom by Duane Morris, decided it would be prudent to retain an investment banking firm as a financial advisor to assist it in the various matters it intended to consider. Our board of directors instructed Mr. Swanstrom and a working group to continue to interview and recommend to our board of directors a financial advisor to assist consideration of available strategic alternatives. At a meeting on July 30, 2003, our board of directors also generally endorsed the concept of providing change of control packages for Martin Bidart and Mark W. Simon and retention packages for two other executive officers, Richard F. Davies, our Treasurer, and William E. Sarnese, our Controller, who were each identified as crucial to the sale process. See “The Merger – Interests of Our Directors and Officers in the Merger – Change of Control Agreements.”

In July 2003, Kenneth A. Swanstrom, Daryl L. Swanstrom, Martin Bidart, Mark W. Simon and Frederick W. Dreher, as the members of the group, interviewed three investment banking firms, all of which are headquartered in New York City. They reviewed the credentials of each firm and the presentations each of the firms made regarding us and their firm’s respective capabilities. After evaluating the initial meetings with each of the firms, the members of the group decided they wanted to have an additional interview with each of the three firms. Additional interviews were conducted with each of the three firms in August 2003.

The members of the group also attended a presentation in August 2003 regarding the potential formation of an employee stock ownership plan, or ESOP, to purchase Penn Engineering. The group concluded, and Mr. Swanstrom subsequently reported to our board of directors, that the formation of an ESOP would not be as advantageous to all of our stockholders as a sale of Penn Engineering because it was unlikely that an ESOP would be able to offer as high a price as a strategic or financial buyer if the Swanstrom family intended to liquidate their holdings of our common stock and class A common stock, in part because of the relatively small amount of potential capital available from contributions by employees through existing benefit plans.

The group ultimately recommended to our board of directors in late August 2003 that we retain Gleacher to act as our financial advisor. Gleacher made a presentation to our board of directors on September 12, 2003 and our board of directors thereafter authorized the engagement of Gleacher. Gleacher is an international firm that provides strategic advisory services to corporations around the world, principally related to mergers and acquisitions, restructurings, strategic alliances and financings. Our board of directors selected Gleacher because of:

•	Gleacher’s experience and expertise in mergers and acquisitions transactions involving companies of a similar size and complexity to us;

•	Gleacher’s reputation and experience advising manufacturing companies;

•	the credentials of the individuals that Gleacher offered to devote to the engagement; and

•	Gleacher’s familiarity with us as a result of their preliminary assessment of us.

On September 12, 2003, we executed an engagement agreement with Gleacher. Members of our senior management and representatives of Gleacher held several meetings in September and October 2003. Among the matters discussed at these meetings was the fact that our profitability was just beginning to recover from the severe economic downturn during the prior several years in the telecommunications and data communications industries, which include companies that are significant customers of Penn Engineering.

Other matters discussed were valuation information prepared by Gleacher and senior management’s belief that the equity of Penn Engineering should be valued at not less than $300 million. Gleacher advised senior management that its analysis of Penn Engineering’s profitability in the fall of 2003, when viewed in light of comparable industry valuations, was unlikely to support a valuation in the range of $300 million and that a lower valuation was more likely. Gleacher therefore advised senior management that it recommended deferring initiation of a process for the sale of Penn Engineering until Penn Engineering’s earnings results for the fourth quarter of 2003 and the first quarter of 2004 were available and that, if Penn Engineering’s results of operations for those two quarters met Penn Engineering’s projections for those quarters, a valuation in the $300 million range would more likely be attainable.

At our October 29, 2003 board of directors meeting, Mr. Swanstrom reported these developments to our board of directors.

In late March 2004, Gleacher, with the assistance of our senior management, began preparing a confidential information memorandum and other materials describing Penn Engineering. Gleacher also developed a list of nearly 50 potential acquirors of Penn Engineering, including both strategic buyers and financial buyers. Tinicum was not on the list of potential acquirors.

On April 29, 2004, Mr. Swanstrom updated our board of directors on Gleacher’s efforts to draft a confidential information memorandum for purchasers and discussed the timing of the “sales process.” Our board of directors was also provided with a list of 17 employees and seven executive officers proposed to be offered change of control payment arrangements, which had previously been provided to members of Penn Engineering’s compensation committee in late March. Our board of directors endorsed the concept of the arrangements but took no formal action. See “The Merger – Interests of Our Directors and Officers in the Merger – Change of Control Agreements.”

On May 14, 2004, Gleacher began to contact potential buyers to determine their interest in considering the acquisition of Penn Engineering. All interested parties were provided with a form of confidentiality agreement for execution as a condition to receiving the confidential information memorandum and other materials. This process continued until July 7, 2004, the deadline Gleacher had established for receipt of indications of interest. Confidentiality agreements were executed with 24 potential acquirors.

By mid-July 2004, two potential acquirors submitted non-binding indications of interest for all of Penn Engineering’s operations, two potential acquirors submitted non-binding indications of interest for the motor business and one party submitted a non-binding indication of interest for the fastener business. Based on these indications of interest, four parties were invited to attend management presentations and to conduct preliminary due diligence. These visits took place during July and August 2004. Thereafter, one of the potential acquirors for the entire business withdrew from the process and the remaining potential acquiror for the entire business submitted a preliminary price indication of $17.50 per share. Two potential acquirors submitted preliminary price indications only for our motor business.

Immediately following the regularly scheduled board of directors meeting on July 29, 2004, our board of directors convened in an executive session, and, during that executive session our board of directors further discussed the possible sale of Penn Engineering and determined that it would be in the best interests of our stockholders other than the representatives and members of the Swanstrom family, which we sometimes refer to in this proxy statement as our public stockholders, to appoint a special committee, consisting exclusively of the independent members of our board of directors to represent the interests of Penn Engineering and its public stockholders in evaluating the merits and assisting in negotiating the terms of any acquisition of Penn Engineering and in establishing processes and procedures for taking the actions necessary to consummate an acquisition. Our board of directors made this decision in view of the various relationships between Penn Engineering and certain members of the Swanstrom family, including the two Swanstrom family members serving on our board of directors, the possibility that under certain circumstances the interests of the Swanstrom family could diverge from those of our public stockholders and because any vote of the holders of our class A common stock could be determined solely by the vote of the Swanstrom family if a merger was proposed. Our board of directors appointed John J. Sickler, Maurice D. Oaks, Charles R. Smith and Andrew B. Williams as the members of the special committee and authorized the special committee to approve or disapprove any documentation relating to an acquisition of Penn Engineering and to make a recommendation to our board of directors as to whether or not it should approve an acquisition proposal. At that meeting, Gleacher also provided an update on the indications of interest it had received. After consultation with Gleacher, the consensus of our board of directors was that a sale of the entire company would result in more value for our stockholders than separate sales of operating divisions.

At its meeting held on July 29, 2004, the members of the special committee appointed John J. Sickler as the chairman of the special committee. Subsequently, the special committee determined a process for the retention of separate legal counsel and a separate financial advisor for the special committee. After interviewing several law firms with significant experience in merger and acquisition transactions, the special committee engaged Morgan, Lewis & Bockius LLP, which we refer to in this proxy statement as Morgan Lewis, as its legal counsel.

During the week of August 9, 2004, a representative of Tinicum contacted Gleacher about Tinicum’s possible interest in acquiring Penn Engineering. On August 17, 2004, Tinicum signed a confidentiality agreement, and Gleacher indicated that based on the ongoing process, Tinicum would need to submit an indication of interest by August 26, 2004. Tinicum did not provide an indication of interest by that date.

In late August 2004, after negotiations with Gleacher, the remaining potential acquiror for the entire business indicated that it would be prepared to increase its previous price indication from $17.50 per share to $18.35 per share in an all-cash merger on the condition that we enter into a five-week exclusivity agreement while the potential acquiror conducted a full due diligence review of Penn Engineering. On September 3, 2004, we entered into an exclusivity agreement with that potential acquiror for a period of exclusivity that expired on October 7, 2004. From September 3, 2004 to October 7, 2004, the potential acquiror conducted extensive operational and financial due diligence. Shortly thereafter, that potential acquiror advised Gleacher that, based on its due diligence findings, it was not interested in proceeding on the basis of a purchase price of $18.35 per share. The potential purchaser indicated further that its views on valuation were uncertain, but were less than $16.50 per share. Following discussions with Gleacher and the chairman of our special committee, our senior management instructed Gleacher to discontinue on a temporary basis further negotiations with that potential acquiror because of the low valuation. At a meeting of our board of directors on October 28, 2004, our board of directors decided to not initiate further contact with the potential acquiror and to continue pursuing other available options.

From September 7, 2004 to September 15, 2004, the special committee reviewed five written proposals by prospective financial advisors.

On September 15, 2004, the special committee met at Morgan Lewis’ offices in Philadelphia, Pennsylvania. The primary purpose of the meeting was to interview three national investment banking firms as candidates to act as financial advisor to the special committee. The special committee evaluated the qualifications, relevant experience, expertise, sophistication and independence of each firm interviewed. Houlihan Lokey is an international investment bank that provides a wide range of services, including mergers and acquisitions, financings and financial opinions and advisory services. The special committee was particularly impressed by Houlihan Lokey’s qualifications and extensive experience in preparing fairness opinions and the credentials of the individual team members that Houlihan Lokey offered to devote to the project. The special committee was also satisfied that Houlihan Lokey would perform its tasks as the independent financial advisor to the special committee with ability, commitment and integrity. Based on these conclusions, the special committee retained Houlihan Lokey to act as its exclusive financial advisor, subject to review of Houlihan Lokey’s proposed engagement agreement. With the assistance of Morgan Lewis, the special committee also reviewed its own responsibilities and methodology.

After negotiations between Houlihan Lokey, the special committee and Morgan Lewis, a letter setting forth the terms of Houlihan Lokey’s engagement was agreed to and executed on September 28, 2004.

At the direction of the special committee, Houlihan Lokey began an immediate investigation and analysis of Penn Engineering. In the course of its diligence efforts, Houlihan Lokey, among other things, met with certain members of our senior management, attended presentations by certain members of our senior management, reviewed certain of our financial records and visited certain of our facilities and business offices.

Because of the exclusivity agreement described above, which had been entered into before Tinicum had provided Gleacher with an indication of interest, Tinicum and Penn Engineering had no contact from September 3, 2004 until the expiration of the exclusivity period on October 7, 2004, except representatives of Tinicum on several occasions contacted Gleacher to reaffirm Tinicum’s potential interest in pursuing a transaction. After expiration of the exclusivity period, because of Tinicum’s continued verbal expression of interest, Gleacher contacted Tinicum and again requested that Tinicum provide a written indication of interest on an expedited basis. After expiration of the exclusivity period, Gleacher also contacted a second potential purchaser that verbally expressed interest in acquiring us. On October 15, 2004, Tinicum furnished Gleacher with a non-binding letter of interest indicating that it would be prepared to offer an all-cash price of $20.00 per share subject to due diligence. The second potential purchaser did not provide a written indication of interest. On October 21, 2004, representatives of Tinicum met with our senior management at our offices in Danboro, Pennsylvania.

Also in October 2004, certain members of our management asked senior management to reconsider the feasibility of an ESOP. On October 12, 2004, after the expiration of the exclusivity agreement, our senior management met at the offices of Gleacher in New York with those certain members of management and their professional advisers to review the feasibility of an ESOP. The ESOP structure presented at the October 2004 meeting offered further tax advantages compared to the ESOP structure considered in August 2003. No action was taken as a result of this meeting.

On October 19, 2004, our board of directors held a special meeting by telephone conference call. At the meeting, Mr. Swanstrom reviewed with the directors the process Penn Engineering had followed since the summer of 2003 in seeking a sale of Penn Engineering, including the interest of and suspension of negotiations with the potential acquiror that was granted exclusivity, the October 12, 2004 meeting regarding the feasibility of an ESOP and interest expressed by Tinicum and another potential purchaser since the expiration of exclusivity. No action was taken as a result of this meeting.

On October 28, 2004, our board of directors received an additional report from Mr. Swanstrom regarding the continued interest of Tinicum and the October 12, 2004 meeting concerning the feasibility of an ESOP. Our board of directors authorized us to continue discussions with Tinicum and engage a financial advisor and a law firm to provide a report assessing the feasibility of an ESOP and expend up to $150,000 for these efforts. Our board of directors also confirmed agreement with the continuation of the strategy to not initiate further contact with the potential acquiror previously granted exclusivity.

During early November 2004, Tinicum representatives had a number of discussions with our senior management, and Tinicum conducted preliminary operational and financial due diligence. On November 8 and 9, 2004, Gleacher and Tinicum had several discussions regarding a proposed purchase price and other issues related to a possible acquisition of Penn Engineering by Tinicum. On November 9, 2004, Tinicum informed Gleacher that, following its preliminary due diligence review, it was prepared to propose a purchase price of $18.50 per share. On November 10, 2004, during negotiations with Tinicum, Gleacher’s representatives highlighted financial information for Tinicum that Gleacher’s representatives believed supported a purchase price higher than $18.50 per share. As a result of this discussion, Tinicum submitted a non-binding indication of interest to acquire all of our common stock and class A common stock for an all-cash price of $18.75 per share. The Tinicum letter requested that we agree to a period of exclusivity of five weeks while Tinicum conducted a more detailed due diligence review.

Our board of directors held a meeting on November 18, 2004 to consider Tinicum’s request for a five-week period of exclusivity and Tinicum’s price indication of $18.75 per share. Our board of directors approved a period of exclusivity that would expire on December 15, 2004, and we and Tinicum executed an exclusivity agreement on November 22, 2004. At its November 18, 2004 meeting, our board of directors also determined not to pursue further the viability of an ESOP pending the completion of Tinicum’s due diligence review and negotiations with Tinicum because, despite positive tax attributes:

•	it was unlikely that an ESOP could offer a price competitive with Tinicum’s indication of interest,

•	the pending retirement of three members of senior management in the absence of identified replacements and the likely need to find one or more equity investors that, because of applicable rules, could not have ownership control despite large investments created a significant risk that an ESOP transaction was not viable, and

•	an ESOP transaction would likely take more time to complete than a sale transaction to an unaffiliated third party.

On November 30, 2004, Duane Morris provided an initial draft of the merger agreement to Tinicum’s counsel.

On December 7, 2004, Mr. Swanstrom forwarded an e-mail to our board of directors updating Tinicum’s due diligence efforts.

On December 15, 2004, Tinicum proposed that the period of exclusivity be extended to January 7, 2005 to allow additional time for due diligence and to allow Tinicum time to complete its receipt of financing commitments to fund a portion of the acquisition price. Our board of directors held a meeting on December 15, 2004, and approved the extension of the exclusivity period until January 7, 2005.

On January 4 and 5, 2005, Tinicum and Gleacher held negotiations regarding the previously indicated price of $18.75 per share. Tinicum proposed a reduction in the previously indicated price, based on its due diligence findings as well as Penn Engineering’s estimated 2004 financial results, which, while significantly improved from the last several years, were less than earnings estimates previously provided to Tinicum, due primarily to higher than anticipated Sarbanes-Oxley compliance and legal and professional costs at the corporate level, increased provisions for slow moving and obsolete inventory in our manufacturing and distribution operations and lower than anticipated sales in our distribution operations. After extensive negotiations with Gleacher, Tinicum indicated that it would be prepared to pay $18.25 per share. Tinicum reduced the price it was willing to offer to acquire the Company because of, among other things, the anticipated reduction in the 2004 earnings forecast from the forecast previously disclosed to Tinicum. See “The Merger—Financial Projections.” Gleacher reviewed the revised price with Penn Engineering’s senior management and the chairman of the special committee who agreed to present that price at meetings of the special committee and of our board of directors scheduled for January 7, 2005.

Between mid-December and January 5, 2005, counsel for Tinicum negotiated with Duane Morris and, with respect to issues concerning deal protection and solicitation of alternative offers, Morgan Lewis regarding the terms and conditions of the merger agreement and the voting agreement, although certain issues remained open.

On January 5, 2005, the special committee met by teleconference. At the meeting, the special committee and representatives of Morgan Lewis heard a detailed status report by a representative of Duane Morris, who discussed our ongoing negotiations with Tinicum. Upon the conclusion of the presentation by Duane Morris, the special committee and Morgan Lewis reviewed and discussed a preliminary fairness analysis by Houlihan Lokey, a copy of which had been distributed in advance to each participant in the meeting. Representatives of Houlihan Lokey led the special committee through Houlihan Lokey’s preliminary analysis of the fairness, from a financial point of view, of the consideration to be received in connection with the merger by our public stockholders. The special committee discussed the proposed transaction and the two presentations and agreed to reconvene on Friday, January 7, 2005, prior to the next scheduled meeting of our board of directors.

On January 6, 2005, the trustees of the various Swanstrom family trusts met to review the developments as outlined above and to receive a presentation from Gleacher in which Gleacher reviewed the sale process it had conducted as well as certain valuation analyses it had performed. The trustees also received a presentation concerning the terms and conditions of the merger agreement and voting agreement from Duane Morris.

The special committee met on January 7, 2005, with representatives of Morgan Lewis and Houlihan Lokey attending by teleconference. The primary purpose of the meeting was to update the members of the special committee as to the current status of the proposed merger between Tinicum and us, and to discuss Houlihan Lokey’s preliminary analysis of the fairness, from a financial point of view, of the consideration to be received in connection with the merger by our public stockholders. Representatives of Houlihan Lokey gave a detailed presentation explaining its methodology and conclusions to date. At the conclusion of the presentation, the special committee discussed the proposed merger and the presentation and agreed to reconvene upon receipt of Houlihan Lokey’s final fairness analysis.

Our board of directors held a meeting on January 7, 2005 to discuss the proposed merger with Tinicum. At the meeting, Gleacher made a presentation as to the process Penn Engineering had followed since the summer of 2003 in seeking a sale of Penn Engineering, the number of potential acquirors contacted, the indications of interest from Tinicum and others, the results of the due diligence process conducted by Tinicum, the status of the negotiations between Tinicum and Penn Engineering and the various financial analyses that Gleacher had performed. Representatives of Duane Morris made an extensive presentation regarding the legal obligations of the members of our board of directors, and then provided a summary of the principal terms of the merger agreement and the voting agreement as negotiated to date. After further discussions, our board of directors reached a consensus that, subject to the favorable resolution of the issues in the negotiations that remained unresolved, they would be prepared to hold a special meeting to hear an update on the resolution of the legal issues from Duane Morris, receive the recommendation of the special committee, receive an opinion from Gleacher as to the fairness of the consideration to be received by our stockholders, including the Swanstrom family in the merger and to consider whether to take any action with respect to the acquisition of Penn Engineering by Tinicum.

At the January 7, 2005 meeting, our board of directors discussed an issue that had arisen whereby Tinicum had been inadvertently provided with incorrect information about the number of our outstanding shares of common stock that would have increased the cost to acquire us in the merger by approximately $500,000. Rather than risk Tinicum requesting a further reduction in the merger consideration to below $18.25 per share, Mr. Swanstrom proposed, and our board of directors endorsed, subject to analysis of certain financial information by Mr. Simon that might allow an alternative solution, the reduction of the level of proposed change of control payments to officers and employees and the forfeiture of certain stock options for our common stock held by Mr. Swanstrom that would have resulted in a payment of $349,741 to Mr. Swanstrom upon closing of the merger. This proposal was subsequently presented to and accepted by Tinicum.

From January 7, 2005 through January 17, 2005, counsel for Tinicum negotiated with Duane Morris and, with respect to issues concerning deal protection and solicitation of alternative offers, Morgan Lewis regarding the outstanding terms, provisions, undertakings and other aspects of the merger agreement and the voting agreement.

On January 12, 2005, the special committee met by teleconference, joined by representatives of Morgan Lewis and a representative of Houlihan Lokey. The primary purposes of the meeting were to update the members of the special committee as to the current status of the proposed merger, to discuss Houlihan Lokey’s analysis of the fairness of the proposed merger consideration to our public stockholders, and to discuss briefly the status of negotiations relating to documentation of the proposed merger. With the assistance of Morgan Lewis, the special committee also reviewed its own responsibilities and methodology.

On the morning of January 17, 2005, the special committee met by teleconference, joined by representatives of Morgan Lewis and Houlihan Lokey. The primary purposes of the meeting were to update the members of the special committee as to the status and final terms of the proposed merger, and to receive Houlihan Lokey’s final analysis and fairness opinion. The special committee reviewed its fiduciary obligations under applicable law, its responsibilities with respect to its review of Houlihan Lokey’s financial analysis and the extent to which its members might properly rely upon the opinion issued by Houlihan Lokey and the legal counsel of Morgan Lewis.

After reviewing the terms of the proposed merger and the material changes that had been negotiated since the special committee’s last meeting, the special committee proceeded to discuss the final terms of the proposed merger. Representatives of Houlihan Lokey presented Houlihan Lokey’s final financial analysis of the proposed merger to the special committee, and delivered its oral opinion to the special committee that, as of January 17, 2005, the consideration to be received by our public stockholders in connection with the merger was fair to them from a financial point of view.

After a discussion of Houlihan Lokey’s methodology and analysis, the special committee, by unanimous vote, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, were advisable, fair from a financial perspective and in the best interests of Penn Engineering’s public stockholders. The special committee also unanimously authorized and approved the proposed merger and recommended it to our full board of directors for its approval.

Promptly following the January 17, 2005 meeting of the special committee, our board of directors convened a meeting by teleconference on January 17, 2005 at which it received a report by Mr. Sickler on behalf of the special committee. He reported that the special committee had met earlier in the day with its counsel and its financial advisors to review the final drafts of the proposed agreements. He also noted that Houlihan Lokey had delivered an opinion to the special committee that, subject to the qualifications and assumptions set forth in their opinion, the consideration to be received by our public stockholders in connection with the merger was fair to them from a financial point of view. Mr. Sickler indicated that the members of the special committee had unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, were advisable, fair from a financial point of view and in the best interests of Penn Engineering’s public stockholders. Mr. Sickler concluded his presentation by reporting that the members of the special committee unanimously recommended that our board of directors approve the merger proposal and the voting agreement.

At this point in the meeting, the representatives of Gleacher made a presentation to our board of directors that included a review of the financing commitment obtained by

Tinicum. The Gleacher representatives then reviewed Gleacher’s opinion that, subject to the qualifications and assumptions set forth in its opinion, the merger consideration was fair to Penn Engineering’s stockholders, including the Swanstrom family, from a financial point of view.

The representatives of Duane Morris then reviewed a summary of the merger agreement and the voting agreement that they had previously distributed to the members of our board of directors. The Duane Morris representatives then reviewed with our board of directors various changes that had been made to the merger agreement and the voting agreement, and indicated that the issues that had been unresolved at the time of our board of directors’ January 7, 2005 meeting had all been resolved. The Duane Morris representatives then reviewed with the members of our board of directors various proposed resolutions for possible adoption by our board of directors.

Our board of directors, after further discussion, unanimously determined that the merger is fair to and in the best interests of our stockholders, including the Swanstrom family, and that the merger is advisable, approved and authorized the merger proposal and resolved to recommend approval and adoption of the merger proposal by holders of our class A common stock. Our board of directors also approved the voting agreement and the potential acquisition of beneficial ownership by PEM Holding of certain shares of our class A common stock owned by the Swanstrom family. PEM Holding and Penn Engineering then executed the definitive merger agreement on the afternoon of January 17, 2005 and the voting agreement was simultaneously executed and a public announcement of the definitive merger agreement was made on the same day.

Recommendation by the Special Committee and Our Board of Directors; Reasons for the Merger

The special committee believes that the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of our public stockholders, and that the merger is advisable. On January 17, 2005, the special committee unanimously recommended to our full board of directors that it approve and authorize the merger agreement and the transactions contemplated thereby. The special committee also recommended that our board of directors approve the voting agreement.

At a special meeting of our board of directors at which all of our directors were present and which was held immediately following the special committee’s determination, our board of directors considered the recommendation of the special committee. Our board of directors unanimously determined that the merger is fair to and in the best interests of our stockholders, including the Swanstrom family, and that the merger is advisable, approved and authorized the merger proposal and resolved to recommend approval and adoption of the merger proposal by holders of our class A common stock. Our board of directors also approved the voting agreement and the potential acquisition of beneficial ownership by PEM Holding of certain shares of our class A common stock owned by the Swanstrom family.

In evaluating the fairness and advisability of the merger proposal and the voting agreement, the special committee and our board of directors considered the following factors, each of which the special committee and our board of directors believe supports their determination as to fairness:

•	Houlihan Lokey Opinion. The special committee considered the Houlihan Lokey Opinion, which concluded that the consideration to be received by our public stockholders in connection with the merger was fair to them from a financial point of view, as more fully described under “—Houlihan Lokey’s Fairness Opinion” beginning on page 36. The special committee did not conduct its own independent financial analysis of the factors considered in the Houlihan Lokey Opinion. The full text of the Houlihan Lokey Opinion, which sets forth certain assumptions, qualifications, limitations and considerations of the Houlihan Lokey Opinion, is included as Appendix D to this proxy statement. You are urged to, and should, read the Houlihan Lokey Opinion carefully and in its entirety.

•	Gleacher Opinion. Our board of directors considered the Gleacher Opinion, which concluded that the merger consideration to be received by our stockholders, including the Swanstrom family, pursuant to the proposed merger was fair to them from a financial point of view, as more fully described under “—Gleacher’s Fairness Opinion” beginning on page 46. Our board of directors did not conduct its own independent financial analysis of the factors considered in the Gleacher Opinion. The full text of the Gleacher Opinion, which sets forth certain assumptions, qualifications, limitations and considerations of the Gleacher Opinion, is included as Appendix C to this proxy statement. You are urged to, and should, read the Gleacher Opinion carefully and in its entirety.

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Negotiations on Merger Agreement. The special committee and our board of directors concluded that the terms of the merger agreement were fair and that we obtained the highest price per share obtainable from Tinicum on the date of signing. This conclusion was based in part upon the fact that the merger agreement and the transactions contemplated thereby were the product of extensive arms-length negotiations between our senior management and, with respect to certain issues impacting our public stockholders, including issues concerning deal protection and solicitation of alternative offers, the special committee under the leadership of its chairman John J. Sickler, in cooperation with one another and Tinicum through their respective legal and financial advisors. Our senior management, which consists of Kenneth A. Swanstrom, Martin Bidart and Mark W. Simon, also consulted with and received input from the special committee through John J. Sickler on issues relating to price during the negotiations. The special committee and our board of directors further considered the fact that no member of the special committee was employed by or affiliated with us, except in his capacity as a director, and that no member of our senior management or the special committee would have any equity interest in the surviving corporation or be employed by the surviving corporation following the proposed merger. In assessing the results of the negotiations, the special committee and our board of directors were aware of and considered the fact that options held by our senior management and directors would be cashed out and that certain members of our senior management would receive significant change of control payments as a result of the merger. The special committee was also aware that members of the Swanstrom family desired to sell their shares and would be receiving the same price per share in the merger as the public stockholders.

•	Other Alternatives; Extensive Solicitation of Other Offers. The special committee and our board of directors considered other alternatives that may be available to us, including the alternatives of remaining a stand-alone, independent public company, and forming an ESOP, as well as the risks and uncertainties associated with those alternatives. The special committee and our board of directors also considered the fact that we engaged in an exclusive negotiation with Tinicum only after seeking offers from a broad group of other potential purchasers, none of whom indicated it was prepared to pay in excess of $18.25 per share, including engaging in exclusive negotiations with another potential purchaser. After consultation with Gleacher, the special committee and our board of directors concluded that it was unlikely that there was any other potential financial purchaser who would be willing to pay in excess of $18.25 per share and that there was only a limited universe of strategic partners who might be interested in acquiring us, substantially all of whom had been contacted. This conclusion was reached despite the fact that the $18.25 per share merger consideration represented no premium over the closing price of our common stock and a 18.5% premium over the closing price of our class A common stock as quoted on the New York Stock Exchange on January 14, 2005, the last trading day immediately preceding the public announcement of the merger. Our board of directors and the special committee believe that the stock price of our common stock and class A common stock prior to the announcement should not be used as the primary indication of value in large part due to the thin trading and the lack of liquidity of our common stock and class A common stock, which means that the sale of any significant number of shares of our common stock or class A common stock would likely cause a significant decline in the price of our common stock or class A common stock, as applicable. The special committee and our board of directors are also of the view that the other material terms of the merger agreement, taken as a whole, were as favorable as, or more favorable than, those found in comparable acquisition transactions.

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Stockholder Vote. The special committee and our board of directors also considered the fact that approval and adoption of the merger proposal would require the affirmative vote of the holders of a majority of the outstanding shares of our class

A common stock. The special committee and our board of directors noted that the Swanstrom family, the owner of 53.1% of our class A common stock, entered into a voting agreement with PEM Holding in which the Swanstrom family agreed to vote shares representing approximately 49% of the outstanding shares of class A common stock held by it in favor of the merger proposal. The special committee and our board of directors also noted that the voting agreement with the Swanstrom family was a condition to PEM Holding entering into the merger agreement. The Swanstrom family acting alone holds enough shares of our class A common stock to approve and adopt the merger proposal, assuming all of the shares held by the Swanstrom family, including its shares of our class A common stock that are not subject to the voting agreement, are voted in favor of the merger proposal.

•	Availability of Appraisal Rights. The special committee and our board of directors recognized that stockholders who did not desire to sell their shares of our common stock and class A common stock for $18.25 per share would have interests that differ from the interests of the Swanstrom family and, that if the merger proposal were approved and adopted, those stockholders would have the right to pursue their appraisal rights under Delaware law.

•	Ability to Consider Alternative Transactions and to Terminate the Merger Agreement. The special committee and our board of directors considered the terms of the proposed merger agreement, including the merger agreement provisions permitting us to (1) provide confidential due diligence information to, and engage in discussions with, a third party that delivers an unsolicited competing acquisition proposal so long as our board of directors concludes in good faith that such competing offer is a superior proposal and believes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders and (2) terminate the merger agreement in several different circumstances, including if our board of directors makes certain specified determinations, accepts a superior proposal before our special meeting and satisfies certain notice and negotiation requirements. The special committee and our board of directors also considered the fact that the voting agreement with the Swanstrom family would automatically terminate if our board of directors terminated the merger agreement in order to accept a superior proposal and that the voting agreement permits the Swanstrom family to enter into a voting agreement with a third party who has made a superior proposal accepted by our board of directors.

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High Likelihood of Closing. The special committee and our board of directors also considered the other terms of the proposed merger agreement, including the fact that, while completion of the proposed merger is subject to a financing condition, a written commitment for financing has been obtained, and that there are relatively few conditions to the financing commitment or the closing of the merger. Accordingly, the special committee and our board of directors believe that there is a high likelihood that the merger will be consummated.

•	Receipt of Commitment Letter. The special committee and our board of directors considered the fact that PEM Holding had received the commitment letter pursuant to which Credit Suisse First Boston and PNC Capital Markets, Inc. have committed to provide the debt portion of the financing for the proposed merger and PEM Holding and its affiliates committed to infuse substantial capital in the surviving corporation. The special committee and our board of directors had reviewed the principal terms and conditions of this commitment letter. See “—Financing of the Merger” beginning on page 57.

•	Regulatory Approvals. The special committee and our board of directors considered the fact that there are not expected to be any regulatory approvals required to consummate the merger other than expiration or termination of the waiting period under the HSR Act and that the merger was likely to obtain approval under the HSR Act. We have been informed that the early termination of the waiting period has been granted.

•	Projected Financial Performance and Related Risks and Uncertainties. The special committee and our board of directors considered the financial projections prepared by our management, including the most recent projections prepared by management as part of the normal annual budgeting and planning process. The special committee and our board of directors considered the fact that the financial projections relied on our ability to implement successfully our business strategies and the risk that, if we did not implement successfully our business strategies, then the results contemplated by our financial projections might not materialize. The special committee and our board of directors recognized that Kenneth A. Swanstrom, our chairman of the board and chief executive officer, Martin Bidart, our president and chief operating officer, and Mark W. Simon, our senior vice president and chief financial officer, are all 65 years of age or older and have indicated an interest in retiring. The competition for senior executives with public company experience in the fasteners and motors industries is intense and the potential instability arising from need to replace all three of our most senior executives within a short time likely would have made recruitment of new executive officers more difficult. The special committee and our board of directors considered the potential difficulties of identifying replacements for these senior executive officers and the negative effect these potential difficulties might have on our financial projections. See “—Financial Projections” beginning on page 54.

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Our Recent Earnings Results. The special committee and our board of directors considered the recent positive results of our operations for the nine months ended September 30, 2004 compared to results from similar nine-month periods in the past several years. In addition, our board of directors and the special committee were aware of and considered our anticipated positive economic performance for the year ended December 31, 2004 compared to results from the past several years. See “—Financial Projections” beginning on page 54. The special committee and our board of directors believe that selling Penn Engineering during a period of positive results enhanced the merger consideration that could have been obtained for our stockholders.

•	Lack of Liquidity of Our Common Stock and Class A Common Stock. The special committee and our board of directors also considered the thin trading market and the lack of liquidity of our common stock and class A common stock. According to recent public filings with the Securities and Exchange Commission, or SEC, approximately 18.3% and 53.1% of our common stock and class A common stock, respectively, is held by the Swanstrom family and 42.5% and 20.9% of our common stock and class A common stock, respectively, is held by four other holders of more than 5% of our common stock or class A common stock, which percentages we believe have not changed significantly since the execution of the merger agreement. In that regard, the lack of liquidity would make it difficult for any holder of a significant number of shares of either class of our stock to sell its shares of common stock or class A common stock in the public market without depressing the market price of our common stock or class A common stock, as applicable. Specifically, the special committee and our board of directors considered the negative impact on market price that might occur if members of the Swanstrom family sold significant amounts of shares of our common stock and class A common stock in a transaction in which all stockholders did not participate. The special committee and our board of directors believes that the proposed merger will permit all of our stockholders to sell all of their shares at a fair price.

•	Possible Decline in Market Price of Our Common Stock and Class A Common Stock. The special committee and our board of directors also considered the possibility that if a merger transaction with Tinicum were not negotiated and we remained a publicly owned corporation, the price that might be received by our stockholders in the open market or in a future transaction because of a decline in the market in general might be less than the $18.25 per share price to be received by our stockholders in connection with the proposed merger.

•	Cash Consideration. The special committee and our board of directors considered the fact that the merger consideration is all cash, which provides certainty of value to holders of our common stock and class A common stock.

The special committee and our board of directors also considered the following potentially negative factors with respect to the fairness determination:

•	Risk of Non-Completion. The special committee and our board of directors considered the risk that the proposed merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	The market price of our common stock and class A common stock, which could be affected by many factors, including (1) the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting us; (2) our then current operating and financial results, which could be variable; (3) the possibility that, as a result of the termination of the merger agreement, the marketplace would consider us to be an unattractive acquisition candidate; and (4) the possible sale of shares of our common stock and class A common stock by short-term investors, such as arbitrageurs, following an announcement of termination of the merger agreement;

•	Our operating results, particularly in light of the costs incurred in connection with the transaction, which costs could be in the range of $1.5 to $3.0 million in addition to the potential requirement to pay to PEM Holding a termination fee of $10.0 million and expense reimbursement of up to $5.0 million; and

•	Our ability to retain key customers and vendors and attract and retain key personnel.

•	Possible Disruption of Business. The special committee and our board of directors considered the possible disruption to our business that may result from the announcement of the merger and the resulting distraction of the attention of our management. The special committee and our board of directors also considered the fact that the merger agreement contained certain limitations, such as prohibitions on expanding facilities in Ireland and Asia, regarding the operation of our business during the period between the signing of the merger agreement and the completion of the proposed merger. See “The Merger Agreement—Covenants; Conduct of the Business Prior to the Merger” beginning on page 76. The special committee and our board of directors believed that such limitations were customary for mergers involving public companies and would not adversely affect us to a significant degree.

•	Merger Consideration Taxable. The special committee and our board of directors also considered that the cash consideration to be received by our stockholders would be taxable to the stockholders.

•	Future Growth. The special committee and our board of directors considered the fact that if the merger proposal is approved, our stockholders would not participate in any of our future growth. Because of the risks and uncertainties associated with our future growth prospects, the special committee and our board of directors concluded that this detriment was not quantifiable. The special committee and our board of directors also concluded that providing our stockholders the opportunity to sell their shares for cash at a fair price now was preferable to our remaining as an independent public company in which the holders of our stock would have a speculative potential for future gain, especially in light of the fact that our three most senior executive officers have indicated an interest in retiring, as described above under the caption “Projected Financial Performance and Related Risks and Uncertainties.”

•	Change of Control Agreements. The special committee and our board of directors considered the fact that, upon consummation of the merger, we would have to make change of control payments in the aggregate amount of $3,454,810 to our executive officers and in the amount of $926,118 to our other employees pursuant to change of control agreements and letter agreements that our board of directors considered appropriate and equitable plus pay up to $155,929 in social security taxes in connection with such payments. See “—Interests of Our Directors and Officers in the Merger” beginning on page 62.

•	Termination Fee and Expenses. The special committee and our board of directors considered the $10.0 million termination fee and the expense reimbursement of up to $5.0 million to be paid to PEM Holding if the merger agreement is terminated under circumstances specified in the merger agreement. The special committee and our board of directors were aware that in certain circumstances only the expense reimbursement would be payable. The special committee and our board of directors believe that the $10.0 million termination fee and up to $5.0 million expense reimbursement are reasonable under the circumstances and would not, in and of themselves, unduly deter a third party from making, or inhibit the special committee or our board of directors in evaluating, negotiating and, if appropriate, approving, an alternative transaction.

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Option Granted Under Voting Agreement. Under the voting agreement, members of the Swanstrom family have granted to PEM Holding an irrevocable option to purchase, under certain limited circumstances, from such stockholders (1) any and all of such stockholders’ shares of our common stock and (2) up to 92% of such stockholders’ shares of our class A common stock that such stockholders have the power to vote, in each case, for $18.25 per share. The special committee and our board of directors considered the fact that this option may have the effect of discouraging competing bids because the effect of the option is that the aggregate consideration to be paid by PEM Holding would be less than the aggregate consideration a competing bidder would have to pay at the same price per share proposed to be paid to our public stockholders because PEM Holding, and not the competing bidder, could purchase certain of the shares owned by the Swanstrom family at the price of $18.25 per share, which would be less than the price to be paid to our public stockholders in such circumstances. The special committee and our board of directors believe that the option is reasonable under the circumstances and would not, in and of itself, or together with the termination fee and expenses, unduly deter a third party from making, or inhibit the special committee or our board of directors in evaluating, negotiating and, if appropriate, approving, an alternative transaction.

Although the foregoing discussion sets forth all of the material factors considered by the special committee and our board of directors in reaching the recommendations of the special committee and our board of directors, it may not include all of the factors considered by the special committee and our board of directors. In addition, each director may have weighed factors differently. In view of the variety of factors and the amount of information considered, the special committee and our board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendations. The recommendations were made after consideration of all of the factors as a whole.

The special committee and our board of directors believe that the proposed merger is procedurally fair to our public stockholders, because, among other things: (1) the special committee consisted exclusively of independent directors appointed by our board of directors to represent solely the interests of our public stockholders; (2) none of the members of the special committee will have an economic interest in the surviving corporation; and (3) the terms and conditions of the merger agreement resulted from extensive arms-length negotiations between senior management and the special committee, in cooperation with one another, and Tinicum and their respective legal and financial advisors. Although the transaction was not structured to require the approval and adoption of a majority of our public stockholders, the special committee and our board of directors believe that there were sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to represent effectively the interests of our public stockholders. The special committee, even though it consisted of certain of our directors and therefore was not completely unaffiliated with us, is a mechanism well recognized under Delaware law to ensure fairness in transactions of this type. The special committee was represented by its own legal counsel, Morgan Lewis, and engaged its own financial adviser, Houlihan Lokey, to prepare a report as to whether the consideration to be received by our public stockholders in connection with the merger was fair to them from a financial point of view. Each member of the special committee has been paid a flat fee of $15,000 for such member’s service on the special committee, whether or not the merger is completed, in addition to being reimbursed for out-of-pocket expenses incurred in connection with such service.

OUR BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, (1) HAS UNANIMOUSLY APPROVED AND AUTHORIZED THE MERGER PROPOSAL, INCLUDING THE PROPOSED MERGER; (2) HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS, INCLUDING THE SWANSTROM FAMILY, AND THAT THE MERGER IS ADVISABLE; AND (3) UNANIMOUSLY RECOMMENDS THAT HOLDERS OF OUR CLASS A COMMON STOCK VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

In considering the recommendation of the special committee and our board of directors with respect to the merger proposal, you should be aware that certain of our directors and officers have arrangements that cause them to have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. See “—Interests of Our Directors and Officers in the Merger” beginning on page 62.

To our knowledge, none of our executive officers, directors or affiliates has made a recommendation in support of or opposed to the merger except for (1) the members of our board of directors who have collectively made a recommendation in favor of the merger as set forth in this proxy statement and (2) positive statements about Tinicum and the merger made by Kenneth A. Swanstrom, our chairman of the board and chief executive officer in an announcement to employees.

Alternatives and Effects of the Merger

Alternatives

The special committee and our board of directors considered the alternative that we could remain a stand-alone public company, but determined that this alternative was not as desirable as the proposed merger because we and our stockholders would be subject to, among other things, the risks and uncertainties associated with our future performance and the illiquidity of our common stock and class A common stock. The special committee and our board of directors recognized that Kenneth A. Swanstrom, our chairman of the board and chief executive officer, Martin Bidart, our president and chief operating officer, and Mark W. Simon, our senior vice president and chief financial officer, are all 65 years of age or older and have indicated an interest in retiring. The special committee and our board of directors considered the potential difficulties of identifying replacements for these senior executive officers and the negative effect these difficulties might have on our future financial performance. The special committee and our board of directors also considered other strategic alternatives available such as formation of an ESOP but, in consultation with Gleacher, concluded that such an approach would not maximize value to our stockholders.

The special committee and our senior management negotiated with Tinicum that the proposed acquisition by Tinicum be accomplished through a merger rather than through a tender offer followed by a short-form merger. The special committee and our board of directors believed that a tender offer approach could be unfair to all holders of our class A common stock because a tender offer accepted by holders of a majority of our class A common stock might be deemed a “Change in Control” as defined in our restated certificate of incorporation, which would result in the automatic conversion of all of our outstanding common stock, which currently have no voting rights, into class A common stock, which are entitled to vote, prior to the acquisition, even if Tinicum did not ultimately purchase the shares. Under the merger structure, no changes to the rights of holders of our common stock or class A common stock will occur until their receipt of the merger consideration upon the cancellation of their stock.

Effects

If the proposed merger is consummated, each of our stockholders will have the right to receive upon completion of the merger $18.25 in cash for each share of our common stock and class A common stock held by such stockholder unless such stockholder perfects appraisal rights. As a result of the proposed merger, each share of common stock and class A common stock will be automatically cancelled and retired and will cease to exist.

If the proposed merger is consummated, each outstanding option for our common stock will be cancelled in exchange for a cash payment equal to the difference between $18.25 and the exercise price of such option.

The benefit to our stockholders of the merger is a cash payment that would:

•	provide a source of liquidity that might not otherwise be available to our stockholders, given the illiquidity of the shares of our common stock and class A common stock;

•	eliminate our stockholders’ exposure to fluctuations, up or down, in the market price of our common stock and class A common stock;

•	allow all of our stockholders to receive the same price for their shares in the same liquidity event; and

•	allow our stockholders to pursue other investment alternatives with their cash proceeds from the merger.

The possible detriment to our stockholders of the merger is their inability to participate as continuing stockholders in any of our future growth after the merger. If the proposed merger is consummated, PEM Holding will own all of our outstanding common stock and, following the merger, only it will benefit from our future earnings or growth and any increases in our value.

Our common stock and class A common stock are currently registered under the Securities Exchange Act of 1934, or Exchange Act, and are quoted on the New York Stock Exchange under the symbols “PNN” and “PNNA,” respectively. As a result of the merger, we will become a privately-held corporation, and there will be no public market for our common stock and class A common stock. After the merger, our common stock and class A common stock will cease to be quoted on the New York Stock Exchange. In addition, registration of our common stock and class A common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement to file periodic reports with the SEC no longer applicable to us. We also will no longer need to comply with the Sarbanes-Oxley Act of 2002.

If the proposed merger is consummated, our restated certificate of incorporation will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger (except that the name of Penn Engineering will not be amended) and such certificate of incorporation will include the indemnity provisions of our restated certificate of incorporation. If the proposed merger is consummated, our by-laws will be amended to be the same as the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger and such by-laws will include the indemnity provisions of our by-laws. Immediately following the merger, the executive officers and directors of the surviving corporation will be the executive officers and directors of Merger Sub immediately prior to the merger.

Houlihan Lokey’s Fairness Opinion

On January 17, 2005, Houlihan Lokey rendered its opinion to the special committee that, as of such date, and based upon and subject to certain matters stated therein, the cash consideration in the amount of $18.25 per share of our common stock and class A common stock being paid by PEM Holding to the stockholders of Penn Engineering other than the members and representatives of the Swanstrom family (being collectively referred to in this section as the “Public Stockholders”) in connection with the merger of us with a subsidiary of PEM Holding (the merger, together with the other related transactions, being collectively referred to in this section as the “Transaction”) was fair to such stockholders from a financial point of view.

THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE HOULIHAN LOKEY OPINION. THIS SUMMARY DOES NOT INCLUDE ALL OF THE PROVISIONS OF THE HOULIHAN LOKEY OPINION, DATED JANUARY 17, 2005, WHICH IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT AND THE FULL TEXT OF WHICH IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. HOLDERS OF OUR COMMON STOCK AND CLASS A COMMON STOCK SHOULD READ SUCH OPINION IN ITS ENTIRETY FOR A COMPLETE DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY HOULIHAN LOKEY IN RENDERING ITS OPINION.

The Houlihan Lokey Opinion has certain limitations, including the following. It is subject to the qualifications, scope of engagement, limitations and understandings set forth in the opinion and Houlihan Lokey’s engagement letter. It does not constitute a recommendation to any of the holders of our common stock and class A common stock as to whether they should vote in favor of any actions required or proposed to be taken to effect the transaction or any other transaction. The Houlihan Lokey Opinion does not address the underlying business decision of Penn Engineering, our stockholders or any other party to effect the transaction or any other transaction. It addresses only the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders in connection with the transaction, and does not address any other aspect of the transaction or any other transaction. Houlihan Lokey was not requested to, and did not, either solicit third party indications of interest in acquiring all or any part of us or our common stock and class A common stock, negotiate the transaction or advise the special committee, our board of directors or any other person with respect to any alternatives to the transaction.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed our annual reports to stockholders and on Form 10-K for the fiscal years ended December 31, 2000 through 2003, our quarterly reports on Form 10-Q for the three quarters ended September 30, 2004 and our unaudited interim financial statements for the eleven months ended November 30, 2004, which our management had identified as being the most current financial statements available;

•	reviewed copies of the January 15, 2005 drafts of the merger agreement and the voting agreement;

•	met or spoke with certain members of our senior management to discuss our operations, financial condition, future prospects and projected operations and performance, and met or spoke with representatives of our investment bankers to discuss certain matters;

•	visited certain of our facilities and business offices;

•	reviewed forecasts and projections prepared by our management with respect to us for the years ending December 31, 2004 through 2009;

•	reviewed the historical market prices and trading volume for our common stock and class A common stock;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to us, and publicly available prices and premiums paid in other transactions that it considered similar to the Transaction; and

•	conducted such other studies, analyses and inquiries as it deemed appropriate.

In arriving at its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections we provided to it were reasonably prepared and reflected our best then available estimates of our future financial results and condition. Houlihan Lokey also assumed that there had been no material change in our assets, financial condition or business since November 30, 2004, the date of our most recent interim financial statements made available to and reviewed by Houlihan Lokey and further assumed that there had been no material change in our prospects since January 16, 2005, the date the forecasts and projections for the years ending December 31, 2004 through 2009 were last revised and made available to Houlihan Lokey.

Houlihan Lokey did not either independently verify the accuracy or completeness of the information supplied to it with respect to Penn Engineering or make any independent appraisal of the properties or assets of Penn Engineering, and did not in either case assume any responsibility with respect thereto. Houlihan Lokey’s opinion was necessarily based on business, economic, market and other conditions as they existed as of and for the periods ended on, and were evaluated by Houlihan Lokey as of and for the periods ended on, January 17, 2005.

In performing its engagement, Houlihan Lokey did not receive any instructions from the special committee or Penn Engineering or any of its affiliates, other than to render its opinion as to fairness of the merger consideration to our Public Stockholders from a financial point of view. No limitation on the scope of Houlihan Lokey’s investigations was imposed by the special committee or Penn Engineering or any of its affiliates.

In connection with rendering its opinion, Houlihan Lokey performed certain financial, comparative and other analyses as summarized below. The following summary, however, is not a complete description of the analyses performed by Houlihan Lokey. The preparation of Houlihan Lokey’s opinion involved various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the circumstances relating to the Transaction. Therefore, Houlihan Lokey’s opinion is not readily susceptible to a complete summary description. Furthermore, in arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. None of Penn Engineering, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. The estimates contained in the analyses of Houlihan Lokey are not, and do not purport to be, necessarily indicative of actual values or an accurate prediction of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, the analyses of Houlihan Lokey relating to our value, each of our divisions and our common stock and class A common stock are not, and do not purport to be, appraisals and do not, and do not purport to, reflect the prices at which Penn Engineering, either of our divisions or our common stock and class A common stock actually may be sold.

The order of analyses described, and the results of those analyses, do not necessarily represent relative importance or weight given to those analyses by Houlihan Lokey. Some of the summaries of the financial analyses performed by Houlihan Lokey include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the full text of each summary and are alone not a complete description of Houlihan Lokey’s financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

Valuation Analysis

Houlihan Lokey utilized four different methods to determine the enterprise value from operations of Penn Engineering: the trading value method, the market multiple method, the comparable transaction method and the discounted cash flow method.

Trading Value Method. The first method utilized by Houlihan Lokey to determine the enterprise value from our operations was the trading value method. Houlihan Lokey considered the closing price per share as of January 14, 2005 as well as the average price per share of our common stock during the 7-day, 30-day, 60-day, 90-day and 1 year periods ending January 14, 2005 and multiplied such prices by the number of outstanding shares of our common stock as of January 14, 2005. Houlihan Lokey did not consider the price of the class A common stock when making its analysis under this method as the limited number of such shares outstanding, the limited number of holders of such shares and the low trading volume of such shares results in such shares being traded at a discount from the price of our common stock. In addition, Houlihan Lokey considered the fact that pursuant to the terms of the merger agreement, PEM Holding will pay $18.25 per share for each share of both our common stock and class A common stock. Houlihan Lokey also included the number of shares of our common stock issuable upon exercise of all options to purchase our common stock outstanding as of January 14, 2005 when determining the total number of shares of our common stock outstanding as of January 14, 2005. Houlihan Lokey then adjusted the total equity value of Penn Engineering by increasing such value by the projected amount of total debt of Penn Engineering and decreasing such value by the projected amount of cash and cash equivalents of Penn Engineering, in each case as of December 31, 2004. The following table sets forth these amounts using an average price per share for the periods set forth above:

	Spot	7-Day Average	30-Day Average	60-Day Average	90-Day Average	1 Year Average
Price Per Share	$18.25	$17.92	$18.42	$18.47	$18.66	$18.21
Total Number of Shares	18,117,000	18,117,000	18,117,000	18,117,000	18,117,000	18,117,000

Total Value of Equity	$330,633,000	$324,654,000	$333,622,000	$334,576,000	$337,978,000	$329,898,000
Less: Cash and Cash Equivalents	32,857,000	32,857,000	32,857,000	32,857,000	32,857,000	32,857,000
Add: Debt	4,200,000	4,200,000	4,200,000	4,200,000	4,200,000	4,200,000

Enterprise Value from Operations	$301,976,000	$295,997,000	$304,965,000	$305,919,000	$309,321,000	$301,241,000

Based on the trading value method, Houlihan Lokey determined that we had an enterprise value from operations of approximately $296,000,000 to $309,000,000.

Market Multiples Method. Houlihan Lokey also performed a market multiple analysis to determine the enterprise value from operations of Penn Engineering. The market multiple method involved the derivation of indications of value through the multiplication of statistics for us by appropriate risk-adjusted multiples. Multiples for us were determined through an analysis of the publicly traded companies listed below, which are collectively referred to as the comparable public companies, that were deemed by Houlihan Lokey to have operational and economic similarity with our principal business operations. Revenue and earnings multiples, when applicable, were calculated for the comparable public companies based on daily trading prices. A comparative analysis between us and the comparable public companies formed the basis for the selection of appropriate risk-adjusted multiples for us. The comparative analysis incorporated quantitative and qualitative factors which relate to, among other things, the nature of the industry in which we and the comparable public companies are engaged.

The comparable public companies selected by Houlihan Lokey in connection with its market multiple analysis were broken into two tiers. The tier 1 comparable public companies selected by Houlihan Lokey were Chicago Rivet & Machine Co., Eastern Co., Lawson Products, Park Ohio Holdings Corp. and R & B, Inc., and the tier 2 comparable public companies selected by Houlihan Lokey were Compx International Inc., Kaydon Corp. and Timken Co. Houlihan Lokey relied more heavily upon the tier 1 comparable public companies than on the tier 2 comparable public companies in connection with its analysis under the market multiple method, as Houlihan Lokey believed that the operations of the tier 1 comparable public companies more closely resembled the principal business operations of Penn Engineering than the operations of the tier 2 comparable public companies.

The following table sets forth the results of Houlihan Lokey’s analysis under the market multiple method. The “Representative Level” column sets forth Penn Engineering’s revenues, earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and earnings before interest and income taxes (“EBIT”) for the 12 months ended November 30, 2004 (the “LTM Period”), the fiscal year ended December 31, 2004 (the “NFY Period”) and the fiscal year ended December 31, 2005 (the “NFY+1 Period”). The amounts with respect to the LTM Period are actual amounts adjusted for certain non-recurring items and the amounts with respect to the NFY Period and the NFY+1 Period are projected amounts, in each case as provided by our management, and the NFY Period is adjusted for certain non-recurring items. The following table applies multiples of enterprise value to revenue, EBITDA and EBIT to produce indications of enterprise value. The multiples are based on the tier 1 comparable public companies for the LTM Period and for the tier 2 comparable public companies for the LTM Period, the NFY Period and the NFY+1 Period. Earnings and other financial projections were not available for the tier 1 public companies for the NFY Period and NFY+1 Period and, as a result, Houlihan Lokey was unable to compute multiples with respect to such companies for such periods. The enterprise values and revenue, EBITDA and EBIT numbers used by Houlihan Lokey in calculating these multiples were derived from publicly available information as of January 17, 2005, including information from publicly available research analyst materials, current price per share of the comparable public companies’ publicly traded equity securities and the number of fully diluted shares of publicly traded equity securities outstanding.

	Representative Level	Selected Multiple Range		Indicated Enterprise Value Range
LTM Period
Revenues	$239,918,000	1.30x	1.40x	$311,893,000	$335,885,000
EBITDA	36,515,000	8.0x	9.0x	292,117,000	328,632,000
EBIT	26,543,000	11.0x	12.0x	291,969,000	318,512,000

NFY Period
Revenues	$242,486,000	1.20x	1.30x	$290,983,000	$315,232,000
EBITDA	38,109,000	7.0x	8.0x	266,763,000	304,872,000
EBIT	27,596,000	10.0x	11.0x	275,960,000	303,556,000

NFY+1 Period
Revenues	$267,917,000	1.10x	1.20x	$294,709,000	$321,500,000
EBITDA	50,199,000	6.0x	7.0x	301,194,000	351,393,000
EBIT	40,064,000	8.0x	9.0x	320,512,000	360,576,000

After applying the multiples selected by Houlihan Lokey, as described in the paragraph preceding the above table, to our revenue, EBITDA and EBIT, as provided by our management, Houlihan Lokey determined that, under the market multiples method of analysis, we had an enterprise value from operations of approximately $294,000,000 to $327,000,000.

Precedent Transaction Method. Houlihan Lokey also performed a precedent transaction analysis to determine the enterprise value from operations of Penn Engineering. The precedent transaction method involved the derivation of the enterprise value of Penn Engineering by the multiplication of Penn Engineering’s EBITDA for the LTM Period, as determined by our management, by an appropriate risk adjusted multiple. The multiple for Penn Engineering was determined through an analysis of the transactions listed below, which are collectively referred to as the comparable transactions, that were deemed by Houlihan Lokey to be transactions similar to the Transaction involving controlling interests in companies with operations similar to our principal business operations. The comparable transactions include only those transactions for which information relating to purchase price multiples was publicly available.

The comparable transactions selected by Houlihan Lokey in connection with its precedent transaction analysis were the acquisition of General Bearing Corp. by GBC Acquisition Corp., Morganite, Inc. by Mid Mark Capital LP, Autocam Corp. by an investor group, Hillman Companies by Code Hennessy, Owosso Corp. by Allied Motion Technologies, Tailored Logistics Corp. by Umeco PLC, Dresco BV by Actuant Corp., Walters Hexagon Group by Anixter International, TRW Koyo Steering Systems Co. by Koyo Seiko Co., SPS Technologies, Inc. by Precision Castparts Corp., Westinghouse Government Services Co. by Curtis-Wright Corp., Ingersoll Rand Co.-Torrington by Timken Co., Owosso Corp.-Motor Products by Allied Motion Technologies and Servo Magnetics, Inc. by Resmed, Inc.

The table set forth below lists the range, median and mean multiples of enterprise value to EBITDA in the comparable transactions for the LTM Period. The enterprise values and EBITDA numbers used by Houlihan Lokey in calculating these ratios were derived from publicly available information as of January 17, 2005, including information from publicly available research analyst materials. The results of Houlihan Lokey’s analysis with respect to the ratio of enterprise value to EBITDA with respect to the comparable transactions are summarized in the following table:

Low	4.2 x

High	10.8 x

Median	6.1 x

Mean	7.0 x

After analyzing and considering both qualitative and quantitative factors, and considering the EBITDA multiples in the comparable transactions for the LTM Period set forth in the table above, Houlihan Lokey selected, as multiples by which to value Penn Engineering under this method, an enterprise value to EBITDA multiple range of 8.0x to 9.0x.

Our actual EBITDA, adjusted for certain non-recurring items, was $36,515,000 for the LTM Period, and after applying the multiples selected by Houlihan Lokey as described in the preceding paragraph to our EBITDA, as projected by our management, Houlihan Lokey determined that, under the comparable transactions method of analysis, we had an enterprise value from operations of approximately $292,000,000 to $329,000,000.

Discounted Cash Flow Method. Finally, Houlihan Lokey performed a discounted cash flow analysis to determine the enterprise value from operations of Penn Engineering. The discounted cash flow method involved the derivation of indications of value for Penn Engineering by adding the present value of the net debt free cash flows that Penn Engineering could generate over the five-year period from January 1, 2005 to December 31, 2009 and the present value of the estimated “terminal value” for Penn Engineering as of December 31, 2009. The net debt free cash flows were determined based on financial projections prepared by our management and, as used herein, means, for each of the subject companies, EBIT, plus depreciation and amortization and minus taxes, capital expenditures and working capital. The present value of net debt free cash flows and the present value of the terminal value of Penn Engineering were determined using a risk-adjusted rate of return, or “discount rate,” based on the technical, market and financial risks of Penn Engineering. The terminal EBITDA of Penn Engineering was determined based on financial projections prepared by our management. The following table sets forth the net debt free cash flow and the present value of the net debt free cash flow for such time periods and the terminal EBITDA of Penn Engineering for 2009:

	2005P	2006P	2007P	2008P	2009P
Net Debt Free Cash Flow	$19,952,000	$25,213,000	$26,997,000	$29,908,000	$32,641,000

Present Value of Net Debt Free Cash Flows	18,938,000	21,560,000	20,797,000	20,757,000	20,408,000

Terminal EBITDA (2009) - $66,750,000

Houlihan Lokey determined the enterprise value from operations of Penn Engineering by taking the aggregate present value of net debt free cash flows for the years 2005 through 2009, as set forth in the table above, and adding that amount to the present value of the terminal value of Penn Engineering. The terminal value of Penn Engineering was determined by Houlihan Lokey by multiplying the terminal EBITDA of Penn Engineering for 2009, as set forth in the table above, by the terminal multiples set forth in the table below. The present value of the terminal value was then determined by Houlihan Lokey by discounting the terminal value of Penn Engineering by the discount rates in the table below. The enterprise value from operations of Penn Engineering is the sum of the aggregate present value of net debt free cash flows and the present value of the terminal value of Penn Engineering. The following table sets forth the range of terminal multiples and discount rates utilized by Houlihan Lokey in making its determination of the enterprise value from operations of Penn Engineering under the discounted cash flow method:

	Terminal Multiple
Discount Rate	6.0x	6.5x	7.0x
10.5%	$346,738,000	$366,997,000	$387,255,000
11.0%	340,137,000	359,944,000	379,750,000
11.5%	333,703,000	353,070,000	372,436,000

As the table above indicates, utilizing terminal multiples of 6.0x to 7.0x in connection with determining the terminal value us, as described above, and thereafter applying discount rates of 10.5% to 11.5% to the sum of our aggregate net debt free cash flow and our terminal value, Houlihan Lokey determined that we had an enterprise value from operations of approximately $334,000,000 to $387,000,000.

Valuation Conclusion. The table below summarizes the valuation of Penn Engineering by Houlihan Lokey under the four methods summarized above, the per share value of our common stock and class A common stock after making the adjustments described above and the price per share offered by PEM Holding in connection with the Transaction.

	Low		High
Trading Value Method	$296,000,000	—	$309,000,000

Market Multiple Method	294,000,000	—	327,000,000

Comparable Transaction Method	292,000,000	—	329,000,000

Discounted Cash Flow Method	334,000,000	—	387,000,000

Enterprise Value from Operations	$300,000,000	—	$340,000,000

Add: Projected Cash and Cash Equivalents as of 12/31/04	$32,857,000	—	$32,857,000

Enterprise Value	$332,857,000	—	$372,857,000

Less: Projected Total Debt as of 12/31/04	($4,200,000)	—	($4,200,000)

Aggregate Value of Minority Interests, as if Marketable	$328,657,000	—	$368,657,000

Per Share Value	$18.14	—	$20.35

Offer Price		$18.25

Based on the foregoing, Houlihan Lokey concluded that we had an enterprise value from operations of $300,000,000 to $340,000,000. After adjusting for the projected cash and cash equivalents balance of Penn Engineering as of December 31, 2004 in the amount of $32,857,000 and the projected total debt of Penn Engineering as of December 31, 2004 in the amount of $4,200,000, Houlihan Lokey determined that we had an aggregate value of minority interests, as if marketable, of $328,657,000 to $368,657,000, or $18.14 to $20.35 per share. The aggregate value of minority interests, as if marketable, reflects the value of our common stock and class A common stock as if held in full by minority holders, there being no controlling stockholder of Penn Engineering and there being an active trading market for our common stock and class A common stock that permits stockholders to liquidate their holdings at any time.

After determining the per share value of our common stock and class A common stock based upon the aggregate value of the minority interests, as if marketable, as determined above, Houlihan Lokey determined that the cash consideration being paid by PEM Holding in connection with the Transaction was fair to the Public Stockholders from a financial point of view.

Other Considerations

As part of its analysis, Houlihan Lokey also considered that the offer made for us by PEM Holding was for the entire company, was an all cash offer and was the greatest amount of consideration offered for us during the auction process described in this proxy statement under the section entitled “The Merger—Background of the Merger” beginning on page 15.

Fee Arrangement. We agreed to pay Houlihan Lokey a fee of $300,000 in connection with rendering its fairness opinion. We also agreed to reimburse Houlihan Lokey for its reasonable out-of-pocket expenses incurred in performing its services. In addition, we have agreed to indemnify Houlihan Lokey and its employees, agents, officers, directors, attorneys, shareholders and any other person who controls Houlihan Lokey against all losses, claims, damages, liabilities, costs and expenses related to or arising out of Houlihan Lokey’s engagement with respect to the Transaction and any related transactions, except in cases where any such losses, claims, damages, liabilities, costs and expenses have been finally judicially determined to have been material and caused primarily by the gross negligence, bad faith, willful misfeasance or reckless disregard of its obligations or duties on the part of Houlihan Lokey or such other indemnified person. With the exception of this fee arrangement and the engagement described above, no material relationship existed during the past two years or is mutually understood to be contemplated between Houlihan Lokey or its affiliates and us or our affiliates.

Miscellaneous. Houlihan Lokey is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The obligations of Houlihan Lokey in connection with the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey will be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of us or any other person relying on Houlihan Lokey’s opinion.

Gleacher’s Fairness Opinion

Pursuant to a letter agreement dated as of September 12, 2003, we retained Gleacher to advise us with respect to a possible sale transaction and to provide a financial fairness opinion in connection therewith. We selected Gleacher to act as our financial advisor based on Gleacher’s qualifications, expertise and reputation and its knowledge of our business and affairs. At a meeting of our board of directors on January 7, 2005, Gleacher reviewed the analyses it performed with the board and noted that the sale process undertaken by Penn Engineering was extensive, involving a broad group of strategic and financial buyers that reviewed a potential acquisition of Penn Engineering over a seven-month period. At a telephonic meeting of our board of directors on January 17, 2005, Gleacher rendered its oral opinion, which was subsequently confirmed in writing as of the same date, that, as of such date and based upon and subject to the various assumptions, qualifications, limitations and other considerations set forth in the opinion, the consideration of $18.25 per share in cash to be received by the holders of shares of our common stock and holders of our class A common stock, including the Swanstrom family, pursuant to the terms of the merger agreement, was fair, from a financial point of view, to such holders.

THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE GLEACHER OPINION. THIS SUMMARY DOES NOT INCLUDE ALL OF THE PROVISIONS OF THE GLEACHER OPINION. THE FULL TEXT OF THE WRITTEN OPINION OF GLEACHER DATED JANUARY 17, 2005, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE SCOPE OF THE REVIEWS UNDERTAKEN BY GLEACHER IN RENDERING ITS OPINION, IS INCLUDED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. PENN ENGINEERING STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

Gleacher’s opinion addresses only the fairness of the consideration to be received pursuant to the merger agreement from a financial point of view to the holders of our common stock and class A common stock including the Swanstrom family, as of the date of the opinion. The opinion does not address any other term or aspect of the proposed merger, nor does it address Penn Engineering’s underlying business decision to effect the transactions contemplated by the merger agreement, and does not constitute a recommendation to any holder of our class A common stock as to how to vote with respect to the merger. Gleacher has not been asked to render an updated fairness opinion.

In connection with rendering its opinion, Gleacher, among other things:

•	reviewed certain publicly available financial statements and other information of Penn Engineering;

•	reviewed certain internal financial statements and other financial and operating data concerning Penn Engineering prepared by the management of Penn Engineering;

•	analyzed certain financial forecasts prepared by the management of Penn Engineering, which forecasts Penn Engineering had represented to Gleacher are consistent with the best judgments of Penn Engineering’s management as to the future financial performance of Penn Engineering and were the best currently available forecasts with respect to such future financial performance of Penn Engineering;

•	discussed the past and current operations and financial condition and the prospects of Penn Engineering with senior executives of Penn Engineering;

•	reviewed the reported prices and trading activity for Penn Engineering common stock;

•	compared the financial performance of Penn Engineering and the prices and trading activity of Penn Engineering common stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed a draft of the merger agreement, which draft was not materially different from the final merger agreement, and certain related documents; and

•	performed such other analyses and considered such other factors as Gleacher deemed appropriate.

In rendering its opinion, Gleacher assumed and relied upon without independent verification the accuracy and completeness of the financial and other information reviewed by or discussed with Gleacher for the purposes of its opinion. With respect to the financial projections provided by our management, Gleacher assumed that they were reasonably prepared and consistent with the best currently available estimates and judgments of our senior management as to our future financial performance. Gleacher assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based, and relied upon the assurances of our senior management that they were unaware of any facts that would make the information provided to or reviewed by Gleacher incomplete or misleading. Gleacher also assumed, based upon the information that was provided to it and without assuming responsibility for independent verification therefor, that no material undisclosed liability exists with respect to us. Gleacher did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of us or any of our subsidiaries, nor was Gleacher furnished with any such valuations or appraisals.

Gleacher also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement and that all of the representations and warranties of the parties to the merger agreement are true, that the covenants of each party to the merger agreement will be fully complied with, and that all conditions to the merger set forth in the merger agreement will be timely satisfied and not waived. Representatives of Penn Engineering advised Gleacher, and Gleacher assumed, that the final terms of the merger agreement did not vary materially from those terms set forth in the draft merger agreement reviewed by Gleacher. Gleacher’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Gleacher as of, the date of its opinion. It should be understood that, although subsequent developments may affect Gleacher’s opinion, Gleacher does not have any obligation to update, revise or reaffirm its opinion.

In performing its engagement, Gleacher did not receive any instructions from Penn Engineering or its affiliates, other than to conduct the sale process and render its opinion as to the fairness of the merger consideration to our stockholders, including the Swanstrom family, from a financial point of view.

The following summarizes the significant financial analyses performed by Gleacher and reviewed with our board of directors on January 7, 2005 in connection with the delivery of Gleacher’s opinion on January 17, 2005. In delivering its opinion on January 17, 2005, Gleacher noted that nothing material had changed in its analysis since January 7, 2005. Some of these summaries contain information in tabular format. In order to fully understand the financial analyses performed by Gleacher, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Historical Trading Analysis

Gleacher reviewed the historical trading prices of Penn Engineering common stock at various points over the twelve months prior to the announcement date of the merger and the average trading prices for the twelve months and two years prior to the announcement date of the merger. Gleacher then compared such trading prices to the merger consideration. In connection with its historical trading price analysis, Gleacher noted the relative illiquidity of both classes of our common stock and the lack of research analyst coverage of our business and that the comparisons between the merger consideration and the various trading prices yielded both premiums and discounts. The results of these calculations appear in the table below:

Closing Price Prior to Announcement Date:	Price	Merger Consideration Premium (Discount)
1 Day	$18.25	0%
1 Week	17.75	2.8%
4 Weeks	19.13	(4.6%)
3 Months	18.80	(2.9%)
6 Months	19.41	(6.0%)
9 Months	17.35	5.2%
Twelve Months	19.09	(4.4%)
52-Week High	21.58	(15.4%)
52-Week Low	14.00	30.4%
Twelve-Month Average	18.22	0.2%
Two-Year Average	16.34	11.7%

Premiums Paid Analysis

Gleacher performed a premiums paid analysis for Penn Engineering based upon its review and analysis of the range of premiums paid in a broad group of all-cash, public change of control transactions having a total equity value between $200 million and $500 million over the last three years. In connection with its premiums paid analysis, Gleacher noted the relative illiquidity of both classes of our common stock and the lack of research analyst coverage of our business. The mean of the premium paid relative to each target company’s stock price one day, one week and four weeks prior to the announcement date of the transaction, compared with the premium to be paid relative to the price of our common stock one day, one week and four weeks prior to the announcement date of the merger, were as follows:

	One Day	One Week	Four Weeks
Mean	25.3%	26.5%	32.9%

Penn Engineering	0.0%	2.8%	(4.6%)

Gleacher noted that this analysis showed that the premium reflected in the merger consideration was well below that paid in other recently announced transactions.

Comparable Company Analysis

Gleacher compared financial data for Penn Engineering to publicly available financial data for public companies similar to Penn Engineering in terms of size and business mix. Gleacher deemed the following eleven publicly traded companies relevant: Teleflex Incorporated, Crane Co., Actuant Corporation, Kaydon Corporation, Baldor Electric Company, A.O. Smith Corporation, LISI Group, EnPro Industries, Inc., Barnes Group Inc., CIRCOR International, Inc. and Shiloh Industries, Inc.

For each of the above companies, Gleacher calculated the market capitalization (the “Equity Value”), the Equity Value plus short and long-term debt, plus preferred stock, plus minority interests and less cash and short-term investment (such calculation, the “Aggregate Value”), the price per share of common stock as a multiple of estimated 2004 and 2005 earnings and the Aggregate Value as a multiple of the last twelve months (“LTM”) and estimated 2004 revenue and EBITDA.

The following table sets forth the information concerning the range of price per share of common stock as a multiple of estimated 2004 and 2005 earnings per share and Aggregate Value as a multiple of LTM and estimated 2004 revenue and EBITDA for the comparable companies, compared with the same multiples for Penn Engineering based on the implied Equity Value and Aggregate Value at the merger price of $18.25 per share and historical and projected financial data provided by our management. Gleacher noted that the implied revenue multiples for Penn Engineering at the merger price exceeded the average multiple for the comparable companies, the implied EBITDA multiples for Penn Engineering at the merger price were approximately equal to the average multiple for the comparable companies and the implied earnings multiples for Penn Engineering at the merger price were below the average multiple for the comparable companies.

	Agg. Value / LTM		Agg. Value / 2004E		Price / EPS
	Revenue	EBITDA	Revenue	EBITDA	2004E	2005E
Mean	1.1x	8.5x	1.1x	8.3x	19.8x	16.2x

Median	1.0	8.7	1.0	8.7	19.2	16.1

High	2.5	11.8	2.4	11.2	26.6	21.3

Low	0.5	4.7	0.5	4.9	12.6	13.1

Penn Engineering (at Merger Price)	1.3x	8.8x	1.3x	8.2x	17.6x	12.4x

Although the foregoing companies were compared to us for purposes of this analysis, no company utilized as a comparison in the comparable company analysis is identical to us because of differences between the business mix, regulatory environment, operations or other characteristics of us or the comparable company. Gleacher made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and on our industry generally and the absence of any material change in our financial condition and prospects. Mathematical analysis, such as determining the average or median, must be considered along with the other analysis prepared by Gleacher and is not, in itself, a meaningful method of using comparable company data.

Precedent Transactions Analysis

Gleacher reviewed 21 change of control transactions that involved target companies operating in or relating to the fastener and/or motor industries and that Gleacher deemed relevant. As set forth in the following table, Gleacher calculated the ratio of the precedent target companies’ Aggregate Values to their respective LTM revenue, EBITDA and EBIT as of the relevant announcement date and Penn Engineering’s Aggregate Value (based on the Merger Price) as a multiple of its LTM revenue, EBITDA and EBIT as of September 30, 2004. Gleacher noted that the implied LTM revenue, EBITDA and EBIT multiples for Penn Engineering at the merger price exceeded the average multiples for the precedent transactions.

	Transaction Value / LTM
	Revenue	EBITDA	EBIT
Mean	1.2x	8.0x	10.7x

Median	1.2	8.0	10.4

High	2.1	9.9	16.2

Low	0.4	6.2	4.4

PennEngineering (at Merger Price)	1.3x	8.8x	12.4x

No transaction utilized as a comparison in the precedent transaction analysis is identical to the merger because of differences between the characteristics of the businesses of the companies involved in the transactions, the terms of the transactions and other factors. Mathematical analysis, such as determining the average or the median, must be considered along with the other analyses prepared by Gleacher and is not, in itself, a meaningful method of using precedent transaction data.

Discounted Cash Flow Analysis

Gleacher performed a discounted cash flow analysis to calculate an estimated per share value (on a fully-diluted basis) based on financial projections for calendar years 2005 through 2009 provided by our management. Gleacher utilized discount rates ranging from 13% to 14% based on an analysis of the weighted average cost of capital for Penn Engineering’s comparable company universe described above. Gleacher also assumed terminal multiples ranging from 6.5x to 7.5x and perpetuity growth rates ranging from 2.5% to 3.5%. The discounted cash flow analysis implied a range of values for PennEngineering common shares of $16.35 to $21.83 per share. Gleacher noted that the merger consideration was within this range.

Using the same set of projections provided by our management, Gleacher also performed a sensitivity analysis to illustrate the effect of different assumptions for sales growth and increases or decreases in EBITDA margin. The sensitivity analysis was based on a 13.5% discount rate and an EBITDA exit multiple of 7.0x and assumed a range of changes in sales growth rates of (3.0%) to 3.0% from management’s projections and a range of changes in EBITDA margins from (3.0%) to 3.0% from management’s projections. This analysis resulted in illustrative per share changes in value ranging from ($4.84) to $5.65.

Leveraged Buyout Analysis

Gleacher performed a leveraged buyout analysis using our financial projections while overlaying the expected capital structure that Tinicum indicated to Gleacher. Gleacher derived a hypothetical purchase price per share based on achieving an internal rate of return ranging from 20% to 30%. Gleacher assumed a sale by Tinicum in 2009 at an exit multiple of 7.0x and Tinicum ownership (after theoretical dilution for employee ownership) ranging from 95% to 85%. Based on this analysis, Gleacher calculated an implied range of equity valuation for us of $16.79 to $20.03. Gleacher noted that the merger consideration was within this range.

In connection with the review of the merger by our board of directors, Gleacher performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Gleacher considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Gleacher believes that the summary provided above and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Gleacher may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Gleacher’s view of the actual value of us or our common stock.

In performing its analysis, Gleacher made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Gleacher or Penn Engineering. Any estimates contained in Gleacher’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed by Gleacher were prepared solely as part of Gleacher’s analyses of the fairness from a financial point of view of the merger consideration, and were prepared in connection with the delivery by Gleacher of its opinion on January 17, 2005 to our board of directors.

Gleacher’s opinion and its presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve the merger agreement and the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of our board of directors with respect to the merger consideration or the merger as a whole.

We have agreed to pay Gleacher a customary transaction fee of approximately $3.35 million, $2.70 million of which will only be payable if the merger is completed. When we engaged Gleacher, we paid Gleacher $150,000, which amount will be credited against the total transaction fee payable by us. After the proposed merger was publicly announced, we paid Gleacher $500,000, which amount also will be credited against the total transaction fee payable by us. Upon completion of the proposed merger and contingent upon such completion, we will pay Gleacher approximately $2.70 million constituting the remainder of the transaction fee. In addition, we agreed to reimburse Gleacher for all travel and other out-of-pocket expenses arising out of Gleacher’s engagement and to indemnify Gleacher and certain related persons for certain liabilities and expenses arising out of its engagement. Gleacher’s advisory services and Gleacher’s opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger and the transactions contemplated by the merger agreement and such opinion does not constitute a recommendation as to whether we should engage in the merger and the transactions contemplated by the merger agreement or how any holder of our class A common stock should vote with respect to the merger proposal. With the exception of this fee arrangement and the engagement described above, no material relationship existed during the past two years or is mutually understood to be contemplated between Gleacher or its affiliates and us or our affiliates.

Financial Projections

We do not as a matter of course make public projections as to future performance or earnings. However, in connection with the discussions concerning the proposed merger and Tinicum’s due diligence review, we furnished certain financial forecasts prepared by our management to Tinicum. In addition, we furnished certain financial forecasts to Gleacher and Houlihan Lokey in connection with their reviews of us. See “—Houlihan Lokey’s Fairness Opinion” beginning on page 36 and “—Gleacher’s Fairness Opinion” beginning on page 46.

We did not prepare the forecasts that were provided to Tinicum with a view to public disclosure and they are included in this proxy statement only because this information was furnished to Tinicum. We did not prepare the forecasts that were provided to Tinicum, Gleacher and Houlihan Lokey with a view towards compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THIS PROXY STATEMENT NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND OUR CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES TO OUR OPERATIONS OR CAPITAL STRUCTURE THAT MAY RESULT FROM THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID, AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT WE, TINICUM, GLEACHER, HOULIHAN LOKEY OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PENN ENGINEERING, TINICUM, GLEACHER, HOULIHAN LOKEY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE

ANY REPRESENTATIONS REGARDING SUCH PROJECTED FINANCIAL INFORMATION. SEE “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION” ON PAGE 9.

The projected financial information in the table below was provided to Tinicum prior to the end of 2004:

(in thousands, except per share amounts and percentages)	2004	% of Net Sales	2005	% of Net Sales
Net Sales	$242,484	100.0%	$267,917	100.0%
Cost of Goods Sold	152,817	63.0	163,865	61.2
LIFO Adjustment(1)	306	0.1	258	0.1
Depreciation-Manufacturing	8,584	3.5	8,387	3.1

Gross Profit	80,777	33.3	95,407	35.6

Selling Expenses	14,802	6.1	16,085	6.0
Commissions	9,874	4.1	10,251	3.8
General & Administrative Expenses	26,730	11.0	27,259	10.2
Depreciation-General & Administrative	1,929	0.8	1,748	0.7

Total Cost & Expenses	215,042	88.7	227,853	85.0

Operating Profit	27,442	11.3	40,064	15.0
Other Income/Interest Expense	(316)	-0.1	(174)	-0.1

Income Before Tax	27,126	11.2	39,890	14.9
Income Taxes	8,680	3.6	13,164	4.9

Net Income	$18,446	7.6%	$26,726	10.0%

Earnings per Share:
Basic	$1.04		$1.49
Diluted	1.02		1.46
Weighted Average Shares:
Basic	17,700		18,000
Diluted	18,150		18,300
EBITDA(2)	$37,955	15.8%	$50,199	18.7%

(1)	LIFO Adjustment represents an adjustment made as a result of our accounting for inventory on the last-in, first-out method.

(2)	For purposes of these financial projections, EBITDA represents operating profit plus depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, which is commonly known as GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. We consider EBITDA because we believe it is a commonly used measure of operating performance in the manufacturing industry. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as projected may not be comparable to EBITDA used by other companies.

(in thousands)	2004	2005
Operating Profit	$27,442	$40,064
Adjustments:
Depreciation	10,510	10,132
Amortization	3	3

EBITDA	$37,955	$50,199

The 2004 projections prepared by us were based upon financial information for interim periods in 2004 available to us at the time of the projections. The 2005 projections prepared by us were based on assumptions made by management of our three operating segments, PennEngineering Fastening Technologies, which we refer to as PFT, PennEngineering Motion Technologies, which we refer to as PMT and our distribution group, which we refer to as Arconix.

PFT assumes a 9.0% sales growth in 2005 over 2004, which includes an approximate 1% price increase, 3.8% economic growth, 3.5% penetration of existing products into new markets and 0.7% growth of new products. PFT serves a multitude of markets, primarily data communications, telecommunications and computers, with other markets playing a role in expanding sales in the various regions of the world. These other markets include security, gaming and medical electronics, transportation and industrial. All indicators for PFT markets are showing continuing growth through 2005, especially in Europe and Asia. Operating income will benefit from cost reduction programs for each of the PFT manufacturing locations in North America and Europe. These programs are projected to produce approximately $1.0 million in savings in 2005. Some of the initiatives that are expected to enhance penetration into new markets are the result of key accounts that are outside the normal data communications/telecommunications arenas, especially automotive applications.

PMT assumes that 2005 sales will increase 9.1% over 2004, which includes a net price increase of 2.1%, economic growth of 2.2% and a 4.8% combination of existing products into new applications and new products into existing markets. We expect that a portion of the new product growth ($675,000) will be provided by products produced at our Italian subsidiary. New platforms at our North American operations are expected to account for approximately $700,000 in sales. PMT’s major markets include computer peripherals/data storage, medical and semiconductors. We project growth in each of these markets, not only from new products but also from motors that have historically provided superior performance to specific applications. Sales growth is also expected to result from our ability to follow customers as they build new manufacturing sites in China and Mexico and not lose accounts when customers move their operations off-shore.

Arconix is a global distributor with projected 2005 sales increasing 14.1% over 2004. This projected increase includes an approximate price increase of 2%, economic growth of 3% in the markets currently served and a 9% increase from incremental growth of new markets and new applications in existing markets. The 2005 projected growth also includes penetration into new regions especially in eastern Europe and Asia-Pacific. Arconix products include 22 franchise lines and 17 non-franchise lines. In 2005, we expect Arconix to grow approximately 12% in the United States, 19% in the United Kingdom, 11% in Singapore and 26% in China. This segment’s primary markets are data communications, telecommunications, gaming, automotive and recreation.

Shortly prior to execution of the merger agreement, we provided Tinicum with the following updated projection of results for the year ended December 31, 2004:

(in thousands, except percentages)	2004	% of Net Sales
Net Sales	$240,939	100.0
EBITDA(1)	37,493	15.6

(1)	For purposes of these financial projections, EBITDA represents operating profit plus depreciation and amortization. See footnote (2) to the immediately preceding table for an explanation of our use of EBITDA.

(in thousands)	2004
Operating Profit	$27,442
Adjustments:
Depreciation	10,048
Amortization	3

EBITDA	$37,493

Prior to execution of the merger agreement, other than as described above, Tinicum was not provided with a copy of our management’s forecasts and projections for the years ending December 31, 2004 through 2009 that were provided to Houlihan Lokey and Gleacher in connection with the preparation of their respective fairness analyses.

Financing of the Merger

Requirements. Completion of the merger and the payment of fees and expenses will require an aggregate amount of funds of approximately $     million for the following uses:

•	the payment of the aggregate merger consideration, including the payment of consideration to our stockholders for the outstanding shares of our common stock and class A common stock and for the outstanding options for our common stock, of approximately $329.4 million;

•	the repayment of any outstanding indebtedness of us as of the date of the closing pursuant to our existing credit agreements estimated to be approximately $ million; and

•	the payment of fees and expenses related to the merger of approximately $ million, including, without limitation, legal and accounting fees.

Completion of the proposed merger is subject to PEM Holding or Merger Sub having received the funds contemplated by the commitment letter, as described below.

Source of Financing. Pursuant to the commitment letter dated January 17, 2005, Credit Suisse First Boston (“CSFB”) and PNC Capital Markets, Inc. (together with CSFB, the “Arrangers”) have been appointed joint bookrunners and co-lead arrangers in connection with the arrangement and syndication of new credit facilities to be entered into in connection with the merger. CSFB and PNC Bank, National Association (together with CSFB, the “Initial

Lenders”) have each committed to provide the credit facilities, and it is expected that syndication of the credit facilities will begin shortly.

The following sets forth a description of some of the expected terms of the credit facilities. While it is expected that the credit facilities, upon execution of definitive loan documentation, will contain terms similar to those set forth below, in response to market conditions and other factors, including in connection with the syndication of the credit facilities, the terms of the actual credit facilities may differ from those described below.

The credit facilities are expected to consist of (1) a senior secured first lien term loan facility in an aggregate principal amount of $157.0 million (the “First Lien Term Facility”); (2) a senior secured first lien revolving credit facility in an aggregate amount of $20.0 million (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Senior Facilities”); and (3) a senior secured second lien term loan facility in an aggregate principal amount of $58.0 million (the “Second Lien Term Facility” and, together with the First Lien Senior Facilities, the “Facilities”). Additionally, Tinicum has agreed to contribute equity of at least $114.4 million to PEM Holding and PEM Holding has agreed to contribute such amount to Merger Sub in exchange for the issuance of all the common stock of Merger Sub.

Merger Sub will be the initial borrower under the Facilities (the “Borrower”). After completion of the merger, the surviving corporation will be the Borrower.

The proceeds of the First Lien Term Facility and the Second Lien Term Facility, along with the equity contribution from Tinicum, will be used by the Borrower (1) to pay the merger consideration, (2) to refinance existing debt and (3) to pay the costs associated with the foregoing and related transactions. The proceeds of the Revolving Facility will be used by the Borrower solely for working capital and other general corporate purposes. The Revolving Facility will include letter of credit and swingline subfacilities.

Conditions. The commitment of each Initial Lender and Arranger to provide and arrange, respectively, the Facilities is subject to certain conditions set forth in the commitment letter, including but not limited to the following:

•	such party not having discovered or otherwise become aware of any information not previously disclosed that is inconsistent in a material and adverse manner with the information provided prior to January 17, 2005, with respect to the business, assets, liabilities, operations, condition (financial or otherwise), or operating results of Penn Engineering and its subsidiaries, taken as a whole;

•	there not having occurred any event, change or condition since December 31, 2003, that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), or operating results of the Penn Engineering and its subsidiaries, taken as a whole;

•	the absence of a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans in particular, in each case that, in such party’s judgment, could reasonably be expected to impair the syndication of the Facilities;

•	such party’s satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of PEM Holding, Merger Sub, Penn Engineering or their respective subsidiaries being offered, placed or arranged;

•	the merger having occurred on the closing date of the financing on substantially the terms described in the commitment letter; the merger agreement and all other related documentation being reasonably satisfactory to such party; Tinicum’s equity contribution being made on terms reasonably acceptable to such party; and such party being reasonably satisfied with the capitalization, structure and equity ownership of PEM Holding and the Borrower after giving effect to the transactions;

•	the delivery of audited financial statements and the delivery of pro forma financial statements which include evidence of the Borrower’s achievement on a pro forma basis giving effect to the merger and the related transactions of (1) a minimum level of EBITDA; (2) a maximum ratio of debt under the First Lien Senior Facilities to EBITDA; and (3) a maximum ratio of total debt to EBITDA;

•	the obtaining of all requisite approvals and consents from governmental authorities and third parties; and

•	the preparation and execution of definitive loan documentation.

Interest Rates and Fees. Borrowings under the Facilities will bear interest, at the Borrower’s option, at either adjusted LIBOR for interest periods chosen by the Borrower or CSFB’s base rate, in each case plus spreads to be specified in the definitive loan documentation. Outstanding letters of credit to be issued under the Revolving Facility will be subject to a per annum fee equal to the applicable spread over adjusted LIBOR under the Revolving Facility.

The Borrower will be required to pay administrative fees, commitment fees, letter of credit issuance and administration fees and certain expenses, and to provide certain indemnities, all of which are expected to be customary for financings of this type.

Maturity and Scheduled Amortization. The First Lien Term Facility is expected to mature on the sixth anniversary of the closing date and be subject to interim amortization to be set forth in the definitive loan documentation. The Revolving Facility is expected to mature on the fifth anniversary of the closing date and not be subject to interim scheduled amortization. The Second Lien Term Facility is expected to mature on the seventh anniversary of the closing date and not be subject to interim scheduled amortization.

Mandatory Prepayments. Loans under the First Lien Term Facility and the Second Lien Term Facility must be prepaid with certain amounts from (1) excess cash flow; (2) net proceeds from asset sales; (3) net cash proceeds from the issuance or reissuance of debt obligations; and (4) net cash proceeds from issuances of equity securities. Mandatory prepayments under the Second Lien Term Facility may not be made while the First Lien Senior Facilities are outstanding, except to the extent such prepayments are declined under the First Lien Term Senior Facilities and become available for prepayment under the Second Lien Term Facility.

Call Premium. Certain voluntary prepayments under the Second Lien Term Facility are expected to be subject to a call premium.

Guarantees. All obligations of the Borrower under the Facilities are expected to be unconditionally guaranteed by PEM Holding and by each existing and subsequently acquired or organized domestic subsidiary of the Borrower (each, a “Subsidiary Guarantor”).

Security. The First Lien Senior Facilities are expected to be secured on a first-priority basis by substantially all the assets of PEM Holding, the Borrower and each Subsidiary Guarantor. The Second Lien Term Facility is expected to be secured on a second-priority basis by all the collateral securing the First Lien Senior Facilities. The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Senior Facilities and the Second Lien Term Facility are expected to be set forth in customary intercreditor provisions that will be included in the security documents relating to the collateral.

Representations. The Facilities are expected to contain representations and warranties typical for facilities and transactions of this type and others to be agreed upon by the Arrangers and the Borrower.

Covenants. The definitive loan documentation for the Facilities is expected to contain customary affirmative and negative covenants, including restrictions or limitations on the ability of PEM Holding and each of its subsidiaries to:

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	prepay, or make redemptions and repurchases, of subordinated debt;

•	incur liens;

•	engage in sale and lease back transactions;

•	make loans and investments;

•	incur additional debt, guarantees and hedging agreements;

•	engage in mergers, acquisitions and asset sales;

•	engage in transactions with affiliates;

•	change the business conducted by PEM Holding, the Borrower and its subsidiaries;

•	restrict the ability of subsidiaries to pay dividends or make distributions;

•	amend the terms of certain other debt and material agreements; and

•	make capital expenditures.

In addition, the First Lien Senior Facilities are expected to contain customary financial maintenance covenants, including (1) maximum ratios of total debt to EBITDA; (2) maximum ratios of debt under the First Lien Senior Facilities to EBITDA; (3) minimum interest coverage ratios; and (4) minimum fixed charge coverage ratios. The Second Lien Term Facility is expected to contain a maximum ratio of total debt to EBITDA.

Risks that the Merger Will Not be Completed

Completion of the proposed merger is subject to certain risks, including but not limited to the risk that: (1) the holders of more than 10% of the outstanding shares of our common stock and class A common stock perfect their appraisal rights and PEM Holding exercises its right not to proceed with the merger; (2) either we or PEM Holding will not have performed, in all material respects, our respective obligations contained in the merger agreement prior to the effective time of the merger; (3) there is litigation that prevents the proposed merger; and (4) the merger agreement will not be approved and adopted by the holders of a majority of the outstanding shares of our class A common stock entitled to vote thereon.

If the merger is not completed, depending on the circumstances, we may be required to pay PEM Holding a termination fee or reimburse certain expenses of PEM Holding. Under other circumstances, we might be entitled to reimbursement of certain expenses from PEM Holding. See “The Merger Agreement—Termination Fee; Expenses” beginning on page 86.

Conduct of the Business of Penn Engineering if the Merger is not Completed

It is expected that, if our holders of class A common stock do not approve and adopt the merger proposal or if the merger is not completed for any other reason, our current management team, under the direction of our board of directors, will continue to operate Penn Engineering as an ongoing business on a short-term basis pending our retention of persons to serve as our new senior management. Kenneth A. Swanstrom, our chairman of the board and chief executive officer, Martin Bidart, our president and chief operating officer, and Mark W. Simon, our senior vice president and chief financial officer, are all 65 years of age or older and have indicated an interest in retiring. We would anticipate seeking replacements for each of these executives. Our board of directors would also reassess the strategic alternatives available to us to enhance stockholder value, including, among other alternatives, the possibility of a sale of Penn Engineering and strategies that would keep Penn Engineering independent and publicly owned. In determining which strategic alternative is in the best interests of us and our stockholders, our board of directors would consider, among other things, our obligation to pay a termination fee and expense reimbursement, if required, to PEM Holding in connection with certain acquisition alternatives. See “The Merger Agreement—Termination Fees; Expenses” beginning on page 86.

Interests of Our Directors and Officers in the Merger

When considering the recommendation of our board of directors you should be aware that our directors and certain of our other officers may have interests in the merger that are different from or in addition to the interests of our other stockholders. All such additional interests are described below to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of our stockholders and optionholders generally. Our board of directors was aware of and considered these interests in approving the proposed merger and adopting the merger agreement.

Stock Option Treatment

Immediately prior to the merger, each outstanding option for our common stock will be cancelled and exchanged for a cash payment equal to the difference between $18.25 and the exercise price of such option.

The following table sets forth the number of options for our common stock held by individuals who have served as a director or an executive officer of us since the beginning of 2004 that would be cancelled in exchange for a cash payment on completion of the merger. The table separately shows the value of such options that had vested prior to the merger and those that had not vested. All cancelled options, whether vested or unvested, will be cashed out in the merger.

Name	Unvested Options (#)	Weighted Average Exercise Price ($)	In the Money Value of Unvested Options ($)	Vested Options (#)	Weighted Average Exercise Price ($)	In the Money Value of Vested Options ($)	In the Money Value of All Options ($)
Directors:

Kenneth A. Swanstrom (1)	60,000	15.31	176,200	179,260	14.53	667,685	843,885

Martin Bidart (1)	52,500	15.31	154,175	167,500	13.95	719,540	873,715

Maurice D. Oaks	7,500	15.31	22,025	22,500	14.30	88,820	110,845

John J. Sickler	6,750	15.17	20,773	5,250	14.43	20,067	40,840

Mark W. Simon (1)	45,000	15.31	132,150	155,000	13.77	694,780	826,930

Charles R. Smith	7,500	15.31	22,025	22,500	14.30	88,820	110,845

Daryl L. Swanstrom	7,500	15.31	22,025	22,500	14.30	88,820	110,845

Andrew B. Williams	5,250	15.64	13,688	1,750	15.64	4,562	18,250

Name	Unvested Options (#)	Weighted Average Exercise Price ($)	In the Money Value of Unvested Options ($)	Vested Options (#)	Weighted Average Exercise Price ($)	In the Money Value of Vested Options ($)	In the Money Value of All Options ($)
Executive Officers:

Ronald J. Bean	3,000	15.31	8,810	9,000	14.12	37,215	46,025

Richard F. Davies	22,500	15.31	66,075	97,500	13.29	483,945	550,020

Alan M. Kay	30,000	15.31	88,100	31,000	15.44	87,148	175,248

William E. Sarnese	22,500	15.31	66,075	90,100	13.62	416,886	482,961

Francis P. Wilson	30,000	15.31	88,100	110,000	14.03	464,020	552,120

(1)	Also an executive officer.

On January 7, 2005, we discovered that Tinicum had been inadvertently provided with incorrect information about the number of our outstanding shares of common stock. The correct number of outstanding shares of common stock would have increased the cost to acquire us in the merger by approximately $500,000. Rather than risk Tinicum requesting a further reduction in the merger consideration to below $18.25 per share, Mr. Swanstrom proposed, and our board of directors endorsed, the reduction of the level of proposed change of control payments to officers and employees and the forfeiture of certain stock options for our common stock held by Mr. Swanstrom that would have resulted in a payment of $349,741 to Mr. Swanstrom upon closing of the merger. These measures subsequently were presented to and accepted by Tinicum. The table above does not include the options forfeited by Mr. Swanstrom. Mr. Swanstrom will receive no compensation in connection with his forfeiture of the options.

Change of Control Agreements

In connection with the execution of the merger agreement, on January 17, 2005 we entered into change of control agreements with each of our eight executive officers, except Kenneth A. Swanstrom. Our board of directors had endorsed the concept of providing change of control payments to Mark W. Simon and Martin Bidart and to five additional executive officers and 17 other employees at its April 28, 2004 meeting. With respect to our senior executive officers and certain other key employees, our board of directors determined that change of control payments would be appropriate in consideration of the significant additional efforts put forth by those persons in successfully facilitating the sale process while continuing to run our business. Further, with respect to those employees that will receive payments, a majority of whom were identified because they are the most likely to be terminated after the merger, the payments serve as an incentive to remain with us through closing of the merger so we can continue to run our business effectively without interruption. While our board of directors endorsed the concept of these payments at its July 2003 and April 2004 meetings, it did not take action to formally approve these payments until January 17, 2005 because our board of directors did not want to commit us to make these payments until a definitive agreement was approved.

Each change of control agreement provides that, upon a change of control of us, which, as defined in each change of control agreement, includes a transaction such as the merger, the executive officer is entitled to receive a lump-sum payment from us on the date that the change of control is consummated plus any reimbursable out-of-pocket expenses not yet reimbursed by us and any other amounts earned, accrued or owing but not yet paid under any of our benefit plans and programs, provided that the executive officer executes and does not revoke a general release in favor of us. Such payments are in lieu of and replace any other severance benefits that we may owe or provide to such executive officer based on termination of his employment upon a change of control or thereafter under any severance plan, policy or agreement. In addition, each executive officer who has entered into a change of control agreement has waived his right to receive any amounts under our 2005 Management Incentive Plan if he terminates his employment with us for any reason prior to December 1, 2005. Under the change of control agreements, each executive officer has agreed not to compete with us for a period of twelve months after the occurrence of a change of control or the termination of the executive officer’s employment, whichever is longer. Under the change of control agreements, for a period of twelve months after the occurrence of a change of control or termination of the executive officer’s employment, whichever is longer, each executive officer has also agreed not to solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of us at any time while the executive officer was employed by us.

The following table lists the payments that each executive officer is entitled to receive upon consummation of the merger in accordance with the terms of his respective change of control agreement, not including any reimbursable out-of-pocket expenses not yet reimbursed by us and any other amounts earned, accrued or owing but not yet paid under any of our benefit plans and programs:

Name	Position	Payment
Martin Bidart	President and Chief Operating Officer	$1,066,050
Mark W. Simon	Senior Vice President, Chief Financial Officer and Secretary	757,050
William E. Sarnese	Controller and Assistant Secretary	297,440
Richard F. Davies	Treasurer and Assistant Secretary	297,440
Francis P. Wilson	President, Fastening Technologies	462,470
Alan M. Kay	President, Arconix Group	324,360
Ronald J. Bean	Vice President, General Manager, Motion Technologies	250,000

Total		$3,454,810

In addition to the change of control agreements, we entered into letter agreements shortly following the execution of the merger agreement with 17 of our other employees that provide for lump-sum payments aggregating $926,118 upon the consummation of the merger, provided that the employee executes and does not revoke a general release in favor of us.

In aggregate, our commitment to pay change of control payments to our executive officers and other employees upon the consummation of the merger is $4,536,857. This amount includes $155,929, which is the maximum amount that we will be required to pay for Social Security payroll taxes in connection with the change of control payments.

We entered into agreements separate from the change of control agreements with William E. Sarnese and Richard F. Davies in July 2003, which were amended in April 2004, pursuant to which we paid each of these executives $10,000 in July 2003 and $65,000 in January 2005. We also entered into agreements with Francis P. Wilson, Alan M. Kay and Ronald J. Bean in April 2004 pursuant to which we paid each of these executives $5,000 in April 2004. Each of these agreements also established a minimum amount of change of control payments that would be payable by us to the applicable executive in the event of a change of control. Mr. Bean’s agreement was subsequently amended in September 2004 to correct the minimum payment amount to him. The purpose of these agreements was to retain these persons, who were each identified as crucial to the success of the sale process, at least through December 31, 2004, a date by which our senior management believed the most important part of the sale process would have been completed.

Continued Employment

It is expected that our senior executive officers will retire upon consummation of the merger. However, certain of our other officers may be retained as employees of the surviving corporation following the merger.

Indemnification; Insurance

Under the merger agreement, PEM Holding has agreed for a period of six years following the date of the merger to cause the surviving corporation to maintain our current directors’ and officers’ liability insurance policies (or policies that are not materially less advantageous to such officers and directors), provided that the surviving corporation will not be required to spend more than an aggregate of $500,000 to provide such insurance coverage. In addition, PEM Holding has agreed to cause the surviving corporation to indemnify our current and former directors and officers for certain specified losses and liabilities for a period of six years following the date of the merger. See “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 83.

Regulatory Requirements

On January 31, 2005, Penn Engineering and PEM Holding filed the required pre-merger notification and report forms with the Antitrust Division of the Federal Trade Commission under the HSR Act. We have been informed that the waiting period under the HSR Act has been terminated.

We are not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that could cause us or PEM Holding to abandon the merger even if we receive stockholder approval.

Litigation Relating to the Merger

As of April 5, 2005, we are aware that four complaints have been filed in the Delaware Court of Chancery against us and each of our directors, one of which has been dismissed with prejudice. One of the complaints also names Tinicum and PEM Holding as co-defendants. The complaints purport to be class actions filed on behalf of holders of our common stock and Class A common stock arising from certain alleged actions by us and our directors in connection with our proposed merger with an affiliate of Tinicum. The complaints include various allegations that: each of the defendants breached and/or aided and abetted the other defendants’ breaches of fiduciary duties of loyalty, due care, candor, good faith and fair dealing; that the director defendants spent substantial effort tailoring the structural terms of the merger to meet the specific needs of Tinicum to ensure our sale to it on preferential terms instead of attempting to obtain the highest price reasonably available for us and our stockholders, which was subversive to the interests of our public stockholders; the directors structured and approved the transaction in contravention of our restated certificate of incorporation, agreeing to provisions in agreements that effectively preclude a competing bid and approving an acquisition that favors insiders to the detriment of our public stockholders, including the price per share offered to the holders of our common stock and Class A common stock; and the defendants failed to provide material information concerning the transaction to our public stockholders. The complaints seek equitable relief in the form of an injunction enjoining the consummation of the merger or, if the merger is consummated to the detriment of our public stockholders, then rescission of the transaction or unspecified damages, in addition to costs and disbursements, including reasonable attorneys’ and experts’ fees.

We are in the process of preparing responses to and/or motions to dismiss these complaints, and the time for us to respond to these complaints has either been extended or has not yet expired in each of the cases.

Estimated Fees and Expenses

The estimated fees and expenses we expect to pay in connection with the proposed merger are as follows:

Financial Advisor Fee and Expenses	$3,700,000
Legal, Accounting and Other Professional Fees	600,000
Printing, Proxy Solicitation and Mailing Costs	200,000
SEC Filing Fees	39,193
Paying Agent Fees	25,000
Special Committee Fees and Expenses	62,000
HSR Act Filing Fee	62,500
Miscellaneous	50,000

Total:	$4,738,693

The merger agreement provides that Penn Engineering, PEM Holding and Merger Sub will each pay all costs and expenses it respectively incurs in connection with the merger proposal except for filing fees assessed under the HSR Act, which will be split equally. The estimate for legal fees set forth in the table above does not include any amounts attributable to any litigation challenging the proposed merger. None of these costs and expenses will reduce the $18.25 per share merger consideration to be received by holders of our common stock and class A common stock or the consideration to be received by holders of options for our common stock. We have agreed that expenses incurred after November 1, 2004 in connection with the merger, and certain specified expenses dating back to June 30, 2004, for fees and expenses of investment bankers, financial advisors, legal counsel, accountants, retention and change of control payments and our portion of the HSR Act filing fee will not exceed $10.0 million.

Upon termination of the merger agreement under specified circumstances, including if our board of directors terminates the merger agreement in connection with its acceptance of a superior proposal or under certain circumstances if we enter into an agreement with respect to an alternative transaction within one year of termination, we have agreed to pay PEM Holding a termination fee of $10.0 million and reimburse PEM Holding’s costs and expenses up to $5.0 million. If PEM Holding or we terminate the merger agreement as a result of a breach of the other party of any representation, warranty, covenant or agreement that results in a failure to meet a condition in the merger agreement and the breach cannot be cured within 30 days after written notice is provided, the breaching party may be required to reimburse the other party for its costs and expenses up to $5.0 million. See “The Merger Agreement—Termination Fee; Expenses” beginning on page 86.

Material U.S. Federal Income Tax Consequences

General

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock and class A common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, which we refer to in this proxy statement as the Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that you hold your shares of our common stock or class A common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, stockholders who hold shares of our common stock or class A common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock or class A common stock through the exercise of employee options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock or class A common stock pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our common stock or class A common stock will be a taxable transaction for U.S. federal income tax purposes. In general,

for U.S. federal income tax purposes, a U.S. holder of our common stock or class A common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock or class A common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock or class A common stock.

If the holding period in our common stock or class A common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If you acquired different blocks of our common stock or class A common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of our common stock or class A common stock that you own.

Dissenting Stockholders

A U.S. holder who perfects such holder’s appraisal rights generally should recognize capital gain or loss at the effective time of the merger, even though the appraised fair value of our common stock or class A common stock will not yet have been judicially determined, in an amount equal to the difference between the “amount realized” and the adjusted tax basis of such U.S. holder’s common stock or class A common stock of us. For this purpose, the amount realized generally should equal the trading price of our common stock or class A common stock at the effective time of the merger; the U.S. holder’s basis in its appraisal rights also will equal this amount. In addition, although there is no authority directly on point, (1) a portion of any amount ultimately received by a U.S. holder likely will be characterized as imputed interest that is includible in income in accordance with the U.S. holder’s method of accounting and (2) a U.S. holder also likely will recognize capital gain or loss in an amount equal to the difference between (A) such U.S. holder’s basis in its appraisal rights and (B) the amount received reduced by any amount characterized as interest income. Notwithstanding the foregoing, it is possible that U.S. holders will be subject to taxation under different rules than those described above, including rules that may require the inclusion of interest in income currently even though such interest has not yet been paid and/or the characterization of gain or loss on ultimate payment as ordinary interest income or in part or in whole as ordinary loss. See “The Merger Agreement—Dissenting Shares” on page 73.

Information Reporting and Backup Withholding

Under the Code, as a U.S. holder of our common stock or class A common stock, you may be subject to information reporting on the cash received in the merger unless you are a corporation or other exempt recipient. Backup withholding also will apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER OF OUR COMMON STOCK OR CLASS A COMMON STOCK IS URGED TO CONSULT SUCH U.S. HOLDER’S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH U.S. HOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Appraisal Rights

Our stockholders as of                     , 2005 have the right to dissent from the merger and receive the fair cash value of all their shares of our common stock and class A common stock instead of receiving the merger consideration in the merger if such stockholders have complied with Section 262 of the Delaware General Corporation Law, which we refer to in this proxy statement as the DGCL, a copy of which is included as Appendix E to this proxy statement. Holders of options for our common stock are not entitled to appraisal rights.

Below is a summary of the steps you must take if you are our stockholder and you wish to exercise your appraisal rights. You are strongly urged to read Section 262 of the DGCL carefully and in its entirety if you are considering the exercise of your appraisal rights. Failure to comply with the procedure set forth in Section 262 may terminate your appraisal rights.

1.	You must make a written demand for appraisal.

You must deliver a written demand for appraisal to Penn Engineering & Manufacturing Corp., 5190 Old Easton Road, Danboro, PA 18916, Attention: Secretary, before the vote on the merger is taken at our special meeting. A vote against the merger alone will not constitute a valid demand for appraisal, and you therefore must provide written notice separate from your proxy. A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the nominee.

In the merger agreement, we have agreed to give PEM Holding notice of any demands for appraisal and the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

2.	You must refrain from voting for approval and adoption of the merger proposal.

If you are the owner of shares of our class A common stock, you must not vote your shares for approval and adoption of the merger proposal. You can terminate your right to appraisal, even if you have previously filed a written demand for appraisal, if you return a signed proxy and:

•	fail to vote against approval and adoption of the merger proposal; or

•	fail to note that you are abstaining from voting.

Because a signed proxy that does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger proposal, if you wish to exercise the right to dissent from the merger and demand appraisal rights under Section 262 of the DGCL, you must vote against the approval and adoption of the merger proposal or abstain from voting on the merger agreement proposal if you return a signed proxy card.

3.	You must continuously hold your shares of our common stock and class A common stock.

You must continuously hold your shares of our common stock and class A common stock from the date you make the demand for appraisal through the completion of the merger.

4.	You must petition the Delaware Court of Chancery.

If you and Penn Engineering cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective date of the merger, either the surviving corporation in the merger or any stockholder who has complied with the conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery. The petition should request that the court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. We have no intention at this time, and no obligation, to file such a petition. If you and Penn Engineering cannot agree on such a fair cash value and you do not file a petition within 120 days after the effective date of the merger, you will lose your appraisal rights.

5.	Appraisal of shares.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine the stockholders who are entitled to appraisal rights. The Delaware Court of Chancery will then determine the fair value of the applicable shares held by the dissenting stockholders, exclusive of any value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining the fair value, the court will consider all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, the same as, or less than the merger consideration. The costs and expenses of the appraisal proceeding may be assessed against us and/or the dissenting stockholders, as the court deems equitable under the circumstances. However, you may request that the Delaware Court of Chancery allocate the expenses of the appraisal action incurred by you against the value of all of the shares entitled to appraisal.

6.	Withdrawal of demand.

You may withdraw your demand for appraisal and accept the merger consideration by delivering to us a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the completion of the merger will require our written approval and (2) an appraisal proceeding in the Delaware Court of Chancery cannot be dismissed unless the court approves such dismissal.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A PENN ENGINEERING STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE APPLICABLE MERGER CONSIDERATION WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, OUR STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

THE MERGER AGREEMENT

The following description of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is included as Appendix A to this proxy statement and is incorporated herein by reference. We urge you to read the entire merger agreement carefully.

The Merger; Merger Consideration

The merger will close within five business days after satisfaction of the conditions to the merger unless the parties to the merger agreement agree otherwise. The merger will be effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware unless another time is agreed to by PEM Holding and us and specified in the certificate of merger.

At the effective time of the merger, Merger Sub will be merged with and into us, and the separate corporate existence of Merger Sub will cease. Penn Engineering will continue as the surviving corporation and will be a wholly owned subsidiary of PEM Holding. Penn Engineering, as the surviving corporation, will have all the properties, rights, privileges, powers and franchises of Penn Engineering before the merger and it will be liable for all debts, liabilities and duties of Penn Engineering before the merger.

At the effective time of the merger, each outstanding share of Merger Sub will be converted into one share of the surviving corporation’s common stock, each share of our common stock held in our treasury will automatically be cancelled and retired and each share of our common stock and class A common stock issued and outstanding will be converted into the right to receive $18.25 in cash, other than shares as to which stockholders perfect appraisal rights.

Dissenting Shares

Shares of our common stock and our class A common stock that are held by our stockholders who have perfected demands for appraisal of their shares in accordance with Delaware law will not be converted to the right to receive $18.25 per share. We have agreed to give PEM Holding notice of any demands for appraisal and the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Under the merger agreement, it is a condition to the obligation of PEM Holding to consummate the merger that holders of no more than 10% of our outstanding common stock and class A common stock have perfected their appraisal rights. Accordingly, if stockholders owning more than 10% of our outstanding common stock and class A common stock perfect their appraisal rights, PEM Holding may, in its sole discretion, either elect not to complete the merger or waive the condition and elect to complete the merger. See “The Merger—Risks that the Merger Will Not be Completed” beginning on page 61 and “—Conditions to the Merger” beginning on page 83.

Charter, By-laws, Directors and Officers

If the proposed merger is consummated, our restated certificate of incorporation will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of Penn Engineering will not be amended, and such certificate of incorporation will include the indemnity provisions of our restated certificate of incorporation. If the proposed merger is consummated, our by-laws will be amended to be the same as the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger and such by-laws will include the indemnity provisions of our by-laws. The directors and officers of Merger Sub at the effective time of the merger will be the directors and officers of the surviving corporation.

Payment Procedures

PEM Holding will appoint a paying agent reasonably acceptable to us to handle the exchange of stock certificates for cash in the merger. Within ten business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail to you a letter of transmittal and instructions explaining how to exchange your stock certificates for cash.

You should not forward your stock certificates to the paying agent until you have received the letter of transmittal. If you hold your shares of record, you will be entitled to receive $18.25 per share only upon surrender to the paying agent of a stock certificate, together with the letter of transmittal, completed in accordance with the related instructions. If a stock certificate has been lost, stolen or destroyed, you must make an affidavit of that fact and, if required, post an indemnity bond before you will be paid for your shares. If payment of the merger consideration is to be made to a person other than you (1) the stock certificate must be properly endorsed or otherwise in proper form for transfer and (2) you must pay any transfer or other taxes that may be required by the paying agent or establish to the paying agent’s satisfaction that such taxes are not required to be paid. No interest will be paid on the merger consideration.

PEM Holding and the surviving corporation, through the paying agent, shall be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of our common stock, class A common stock and options for our common stock such amounts that PEM Holding or the surviving corporation is required to deduct and withhold with respect to the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

Six months after the effective time of the merger, the surviving corporation may require the paying agent to deliver to it any remaining portion of the merger consideration, which has been deposited with the paying agent and which has not been disbursed to holders of stock certificates. Thereafter, holders of certificates representing shares of our common stock or class A common stock outstanding before the effective time of the merger will surrender their certificates to PEM Holding and will be entitled to look only to PEM Holding for payment of any claims for merger consideration.

Upon completion of the proposed merger, our stock transfer books will be closed.

Treatment of Options

Each outstanding option to purchase shares of our common stock will be cancelled in exchange for a right to receive the difference between $18.25 and the exercise price of such option, subject to applicable tax withholding requirements.

Representations and Warranties

Penn Engineering, PEM Holding and Merger Sub each made customary representations and warranties in the merger agreement as to their respective organization, corporate power and authority, the absence of conflicts, accuracy of information supplied for this proxy statement, consents and approvals required and broker fees.

We made additional representations and warranties regarding us and our subsidiaries including those relating to:

•	our and our subsidiaries’ capital structure;

•	the completeness and accuracy of our SEC filings and financial statements;

•	our compliance with the Sarbanes-Oxley Act of 2002;

•	litigation;

•	compliance with laws;

•	material contracts;

•	employee benefit plans;

•	change of control payment obligations;

•	labor matters;

•	environmental matters, including compliance with applicable environmental laws;

•	tax returns and other tax matters;

•	owned or leased real property;

•	intellectual property;

•	books and records;

•	insurance policies, coverage and claims;

•	the stockholder vote required at our special meeting;

•	personal property and assets;

•	the Gleacher Opinion and the Houlihan Lokey Opinion;

•	the absence of certain changes or events likely to have a materially adverse effect with respect to us since September 30, 2004 and December 31, 2003;

•	the application of state takeover laws;

•	related party transactions;

•	the recommendations of our board of directors and the special committee; and

•	product liability and inventory.

PEM Holding made additional representations and warranties, including those related to financing, Merger Sub and its ownership of our common stock and class A common stock.

The foregoing representations and warranties are subject, in some cases, to certain qualifications and exceptions. The representations and warranties do not survive the closing of the merger or termination of the merger agreement.

Covenants; Conduct of Business Prior to the Merger

We have agreed to conduct our and our subsidiaries’ business in the ordinary course consistent with past practice prior to the effective time of the merger and that we and our subsidiaries will use commercially reasonable efforts to:

•	preserve intact our business organizations and advantageous business relationships;

•	keep available the present services of our employees; and

•	preserve the goodwill of customers, distributors and suppliers with which we and our subsidiaries have business relations.

We have also agreed to discuss with PEM Holding weekly, or more frequently at PEM Holding’s request, all significant decisions that affect the business or operations of us and our subsidiaries and to keep PEM Holding apprised of all such significant decisions.

In addition, we have agreed that prior to the effective time of the merger, without the prior written consent of PEM Holding, neither we nor any of our subsidiaries will:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any warrants, options, rights, convertible securities or other similar arrangements;

•	permit any additional shares of stock to become subject to grants of stock options;

•	make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of our capital stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify or purchase or otherwise acquire any shares of our capital stock;

•	enter into, amend, extend or renew any employment, collective bargaining, consulting, severance or similar agreements, arrangements or understandings;

•	grant any salary or wage increase or increase any employee benefit, including severance, incentive or bonus payments, except for limited exceptions;

•	hire any employee or promote any employee, except for limited exceptions;

•	cause any employee to suffer an “employment loss” as defined in the Worker Adjustment and Retraining Notification Act of 1998, or any similar law in the 90 days prior to the date of the merger unless such loss was caused by an action requested by or consented to by PEM Holding;

•	except as required by law or disclosed to PEM Holding, enter into, establish, adopt or amend, or make any contributions to any employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement related thereto;

•	take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits;

•	except for specified exceptions, sell, transfer, pledge, license, lease, make subject to a lien, mortgage, encumber or otherwise dispose of or discontinue any of our assets, deposits, business or properties other than inventory in the ordinary course of business consistent with past practice;

•	acquire all or any material portion of the assets, business or properties of any other entity;

•	make any capital expenditures, including but not limited to entering into any capitalized lease, or incur any obligations or liabilities in connection therewith, other than as budgeted and other than capital expenditures in amounts not exceeding $100,000 individually or $250,000 in the aggregate;

•	amend our restated certificate of incorporation or our by-laws or the articles of incorporation or bylaws or equivalent documents of any subsidiary;

•	implement or adopt any material change in our tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in law or U.S. generally accepted accounting principles;

•	enter into or terminate any material contract or amend or modify in any material respect any terms or conditions of existing material contracts;

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation, which settlement, agreement or action involves payment by us or our subsidiaries of an amount that exceeds $250,000 and/or would impose any material restriction on the business of us or any of our subsidiaries or create precedent for claims that are reasonably likely to be material to us and our subsidiaries taken as a whole;

•	except for borrowing up to $1.0 million under existing working capital lines of credit consistent with past practice, incur any indebtedness for borrowed money from a third party, or issue debt securities or become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $250,000;

•	prepay any indebtedness;

•	make any loan, advance, or capital contribution to, or investment in, any unaffiliated party;

•	adopt a plan of complete or partial liquidation or dissolution;

•	take any action that is intended or could reasonably be expected to result in:

•	any of our representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the merger,

•	any of the conditions of PEM Holding and Merger Sub to the merger not being satisfied or

•	a material violation of any provision of the merger agreement, except as may be required by applicable law;

•	take any action that could reasonably be expected to have a material adverse effect on or materially delay the ability of any party to the merger agreement to obtain any necessary approvals required of any governmental authority for the merger or to perform its covenants and agreements under the merger agreement or to consummate the merger;

•	make any tax election, amend any tax return or settle or compromise any tax liability;

•	take any action or omit to take any action whereby any owned intellectual property may lapse, become abandoned, dedicated to the public, or otherwise become impaired or unenforceable;

•	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of our officers or directors or any affiliate of any of our officers or directors, except for specified exceptions such as compensation and receipt of benefits under existing benefit plans;

•	amend, extend, renew, otherwise modify, or terminate any lease or enter into any new lease;

•	purchase, acquire, or improve or agree, plan, or arrange to purchase, acquire, or improve, any plant, factory, or similar asset or property; or

•	enter into any contract or make any proposal with respect to, or otherwise agree or commit to do, any of the foregoing.

PEM Holding has agreed that it will not, and it will cause Merger Sub not to:

•	take any action that is intended or could reasonably be expected to result in:

•	any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the merger,

•	any of our conditions to the merger not being satisfied or

•	a material violation of any provision of the merger agreement, except as may be required by applicable law; or

•	take any action that could reasonably be expected to have a material adverse effect on or materially delay the ability of any of any party to the merger agreement to obtain any necessary approvals required of any governmental authority for the merger or to perform its covenants and agreements under the merger agreement or to consummate the merger.

Commercially Reasonable Efforts; Authorizations and Consents

Each of the parties to the merger agreement has agreed to use all commercially reasonable efforts in good faith to take all appropriate action and do all things necessary or advisable under law to consummate the merger, including to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the merger. We may not propose to enter into or enter into any agreement, arrangement or understanding with any third party or governmental authority with respect to such third party’s or governmental authority’s review of the transactions under the merger agreement without the prior written consent of PEM Holding. In addition, we and our board of directors are required to:

•	take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and the merger and

•	if any state takeover statute or similar statute is or becomes applicable to the merger agreement and the merger, take all reasonable action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger agreement and the merger.

Recommendation of our Board of Directors

Our board of directors has determined that the merger proposal is fair to and in the best interests of our stockholders and that the merger is advisable. In addition, our board of directors recommends that holders of our class A common stock approve and adopt the merger proposal at our special meeting. Our board of directors is permitted to withdraw, modify or qualify in a manner adverse to PEM Holding its recommendation to our stockholders if we receive an acquisition proposal that our board of directors concludes in good faith is a superior proposal and our board of directors determines in good faith, after consultation with our outside legal counsel and financial adviser, that the failure to withdraw its recommendation would be inconsistent with its fiduciary duties.

No Solicitation of Acquisition Proposals

Prior to the execution of the merger agreement, we were a party to an agreement whereby we agreed to negotiate exclusively with Tinicum regarding the terms of an acquisition proposal. We have agreed in the merger agreement to request that each third party that executed a confidentiality or similar agreement with us within the twelve months prior to the date that we signed the merger agreement return to us or certify to the destruction of all confidential information that we furnished to the third party. In addition, except as expressly permitted under the merger agreement, we and our subsidiaries will not:

•	initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any acquisition proposal or any inquiries with respect to or the making of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to us or our subsidiaries or afford access to the business, properties, personnel, assets, books or records of us or our subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal; or

•	approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an acquisition proposal.

Our board of directors may, however, engage in any discussions or negotiations with, or provide any information to, any person in response to an acquisition proposal that our board of directors concludes in good faith is a superior proposal if:

•	our board of directors concludes in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties;

•	prior to providing any information or data to any person in connection with a superior proposal, our board of directors receives from such person an executed confidentiality agreement on terms no less favorable to us than those contained in the confidentiality agreement between us and Tinicum and

•	at least three business days prior to providing any information or data or entering into discussions or negotiations, we promptly notify PEM Holding in writing of the material terms and conditions of the superior proposal.

We are required within 24 hours to notify PEM Holding in writing of the receipt of any acquisition proposal or any request for information or inquiry that may lead to an acquisition proposal. In addition, we must keep PEM Holding informed on a prompt and current basis of the status of, and any material discussions regarding or relating to, any acquisition proposal and, as promptly as practicable, of any change in the price, structure or form of the consideration or the material terms and conditions of the acquisition proposal. We also have agreed to promptly provide PEM Holding with copies of all written correspondence and other written material between us and our representatives and any potential third party acquiror and its representatives.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any:

•	direct or indirect acquisition, purchase, license or other disposition of a business that constitutes a substantial portion of the net revenues, cash flows, net income or net assets of us or any of our subsidiaries,

•	direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of our class A common stock,

•	tender offer or exchange offer that if consummated would result in any person together with all affiliates thereof beneficially owning 10% or more of any class of equity securities of us or any of our subsidiaries or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide, unsolicited, written inquiry, proposal or offer from any person relating to any:

•	direct or indirect acquisition, purchase, license or other disposition of all or substantially all of the business and assets of us, including the capital stock or assets of any subsidiary,

•	direct or indirect acquisition or purchase of any class of equity securities representing 80% or more of the voting power of our class A common stock,

•	tender offer or exchange offer that if consummated would result in any person together with all affiliates thereof beneficially owning 80% or more of any class of equity securities of us or any of our subsidiaries or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries other than the transactions contemplated by the merger agreement that our board of directors in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is on terms that our board of directors in its good faith judgment believes to be more favorable from a financial point of view to our stockholders than the merger with PEM Holding,

•	that financing, to the extent required, is then fully committed on commercially reasonable terms that our board of directors determines in good faith is reasonably capable of being obtained and

•	is reasonably capable of being completed.

Employee Benefits

As of the effective date of the merger but not thereafter, PEM Holding is required to provide employee benefits, with the exception of equity compensation plans, which, in the aggregate, are substantially equivalent to those currently provided by us. Employees will be given full credit for purposes of eligibility and vesting but not for accrual of any benefits other than vacation benefits, under any employee benefit plans or arrangements maintained by PEM Holding for such employees’ service with us to the same extent recognized immediately prior to the effective time of the merger, unless such credit would be duplicative of any other benefit. PEM Holding will, subject to certain exceptions, waive pre-existing conditions, limitations, exclusions and waiting periods and credit employees for co-payments and deductibles paid in the calendar year in which the merger occurs. PEM Holding has also agreed that it will take certain actions in order to cause our employees to continue to receive flexible spending benefits through December 31, 2005. PEM Holding may, however, amend or terminate any of our benefit plans in the future. Also, we have agreed to terminate our

1996 Employees Stock Purchase Plan prior to the merger. We anticipate that any funds held under such plan for the current subscription period that have not been used to purchase shares will be returned to subscribers with interest.

Stockholder Litigation

We will give PEM Holding the opportunity to participate in the defense or settlement of any stockholder litigation against us and/or our officers and directors relating to the merger or any acquisition proposal. We may not settle any stockholder litigation without PEM Holding’s consent.

Indemnification; Directors’ and Officers’ Insurance

For six years after the effective time of the merger, the surviving corporation will indemnify our present and former directors and officers to the extent provided under our current restated certificate of incorporation, by-laws or any other agreements. Prior to the merger, PEM Holding will cause the persons serving as our directors and officers immediately prior to the merger to be covered by the directors’ and officers’ liability insurance policy maintained by the surviving corporation for a period of six years after the merger. PEM Holding may substitute policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to our existing coverage limits, with respect to acts or omissions occurring prior to the merger that were committed by such directors and officers. PEM Holding, in no event, will be required to expend more than an aggregate of $500,000 to provide such insurance. In the event that PEM Holding would be required to expend more than an aggregate of $500,000 to obtain coverage, the surviving corporation will obtain the most advantageous coverage obtainable by payment of $500,000.

Conditions to the Merger

The following conditions must be satisfied or waived before any of Penn Engineering, PEM Holding or Merger Sub is obligated to complete the merger:

•	the merger proposal must be duly approved by the majority of the holders of our outstanding shares of class A common stock;

•	all approvals with any governmental authority required to consummate the merger must be obtained without containing any conditions, restrictions or requirements that PEM Holding reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the merger;

•	no proceeding or litigation shall have been threatened or shall have been commenced by any governmental authority:

•	seeking to restrain or prohibit the consummation of the merger;

•	seeking to obtain from us or PEM Holding or any of our respective subsidiaries any damages that are material in relation to us and our subsidiaries taken as a whole or to PEM Holding and its subsidiaries taken as a whole, as applicable;

•	seeking to prohibit or limit the ownership or operation by us or PEM Holding or any of our respective subsidiaries of any material portion of the business or assets of us and our subsidiaries, or to compel us or PEM Holding or any of our respective subsidiaries to dispose of or hold separate any material portion of our business or assets, as applicable, as a result of the merger;

•	seeking to impose limitations on the ability of PEM Holding to, directly or indirectly, acquire or hold, or exercise full rights of ownership of, any shares of capital stock of us or the surviving corporation in the merger;

•	seeking to prohibit PEM Holding or its subsidiaries from, after the merger, effectively controlling in any material respect the business or operations of us and our subsidiaries, taken as a whole; or

•	that could reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the merger agreement) on us or PEM Holding;

•	the representations and warranties in the merger agreement by the other party being true and correct in all material respects as of the date of the merger agreement and the time of the merger as though made on and as of the time of the merger, except that (1) representations and warranties that by their terms speak as of a specific date must be true and correct as of such date and (2) any representations and warranties subject to any limitations as to “materiality” or “Material Adverse Effect” must be true and correct in all respects; and

•	performance by the other party in all material respects, of all obligations required to be performed under the merger agreement.

The following conditions must be satisfied or waived before PEM Holding and Merger Sub are obligated to consummate the merger:

•	our chief executive officer and our chief financial officer must have delivered a certificate providing that the expenses we incurred in connection with the merger after November 1, 2004, and specified expenses dating back to June 30, 2004, for fees and expenses of investment bankers, financial advisors, legal counsel, accountants, retention and change of control payments and our portion of regulatory filing fees will not exceed an aggregate of $10.0 million;

•	PEM Holding or Merger Sub shall have received the proceeds of the financing, in the amounts and on terms and conditions consistent with the terms and conditions set forth in the commitment letter;

•	we must have delivered a certification that our common stock and class A common stock is not a real property interest under the Code;

•	we must have delivered to PEM Holding specified written consents for leases; and

•	holders of no more than 10% of our outstanding common stock and class A common stock shall have exercised their appraisal rights.

We do not intend to re-solicit proxies in the event that any of the material conditions to the closing of the merger are waived unless we conclude, after consulting with counsel, that such waiver is material to the stockholder vote, in which case we will re-solicit proxies. We do not believe that any waiver is likely to adversely affect our stockholders, who would be entitled to receive the same $18.25 per share in the event of such waiver.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual written consent;

•	by either party, if the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement in a manner such that the conditions to the merger would not be satisfied, and such breach has gone uncured for 30 days following notice of such breach;

•	by either party, with limited exceptions, if the merger is not consummated by July 15, 2005;

•	by either party, with limited exceptions, if the approval of any governmental authority required for consummation of the transactions under the merger agreement has been denied by final nonappealable action or an application therefor has been permanently withdrawn at the request of a governmental authority; and

•	by either party, if holders of our class A common stock do not approve and adopt the merger proposal at our special meeting.

PEM Holding may also terminate the merger agreement if at any time prior to the date holders of our class A common stock approve and adopt the merger proposal:

•	we have materially breached specified provisions in the merger agreement relating to acquisition proposals;

•	our board of directors has changed its recommendation in favor of the merger proposal; or

•	we fail to call, give notice of, convene and hold our special meeting.

We may also terminate the merger agreement at any time prior to the date holders of our class A common stock approve the merger proposal in order to concurrently enter into an acquisition proposal that our board of directors concludes in good faith, in consultation with its financial and legal advisors, is a superior proposal. This termination right may be exercised only after the fifth calendar day following our written notice in proper form to PEM Holding advising it that our board of directors is prepared to accept a superior proposal and only if:

•	during such five-calendar day period, we cause our financial and legal advisors to negotiate with PEM Holding in good faith to make such adjustments in the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal;

•	our board of directors has considered such adjustments in the terms and conditions of the merger agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such acquisition proposal remains a superior proposal even after giving effect to the adjustments proposed by PEM Holding; and

•	we pay PEM Holding the $10.0 million termination fee and reimburse it for up to $5.0 million for costs and expenses.

Effect of Termination

If the merger agreement is terminated as specified above, the merger agreement will have no further effect and neither party will have any liability to the other, except that (1) in certain circumstances payment of a termination fee and/or an expense payment will still be required, (2) certain covenants will survive the termination and (3) no party will be released from any liability or damages arising out of its own willful breach of any provision of the merger agreement. See “—Termination Fees; Expenses” below.

Termination Fee; Expenses

Except for filing fees assessed under the HSR Act, which are being shared equally and except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses. Penn Engineering will pay for all costs relating to the printing and mailing of this proxy statement.

We will be required to pay PEM Holding a termination fee equal to $10.0 million and reimburse PEM Holding’s costs and expenses up to $5.0 million if the merger agreement is terminated because:

•	our board of directors has changed its recommendation in favor of the merger proposal;

•	we fail to call, give notice of, convene and hold our special meeting;

•	we enter into an acquisition proposal that our board of directors has concluded in good faith after consultation with our legal and financial advisors is a superior proposal; or

•	an acquisition proposal is made prior to our special meeting and the holders of our class A common stock do not approve and adopt the merger proposal at our special meeting.

We also will be required to pay PEM Holding the termination fee and reimburse its costs and expenses of up to $5.0 million if the merger agreement is terminated for any reason following a material breach of the voting agreement by any member or representative of the Swanstrom family. To the extent not previously paid, payment of the termination fee and reimbursement of expenses of up to $5.0 million also must be made if we enter into any contract or agreement with respect to an acquisition proposal within twelve months of the termination of the merger agreement other than after a termination because:

•	we and PEM Holding mutually agree to terminate the merger agreement;

•	the merger is not consummated by July 15, 2005 (or September 30, 2005 if there is an extension of that date);

•	PEM Holding breached any representation, warranty, covenant or agreement in the merger agreement; or

•	the approval of any governmental authority required for consummation of the transactions under the merger agreement has been denied by final nonappealable action or an application therefor has been permanently withdrawn at the request of a governmental authority.

We will be required to reimburse PEM Holding up to $5.0 million for costs and expenses if the merger agreement is terminated because we breached any representation, warranty, covenant or agreement in the merger agreement.

PEM Holding will be required to reimburse us up to $5.0 million for costs and expenses, other than any success fee owed to Gleacher, if the merger agreement is terminated because PEM Holding breached any representation, warranty, covenant or agreement in the merger agreement.

Additional Agreements

Upon reasonable notice, and except as may otherwise be required by applicable law, we have agreed to afford PEM Holding’s directors, officers, employees, attorneys, accountants, advisors, agents and other representatives reasonable access, during normal business hours, to all of our books, records, properties, personnel and other reasonably requested information, and to furnish promptly to PEM Holding all information concerning our business, properties and personnel as may reasonably be requested. We have also agreed to provide all necessary cooperation reasonably requested by PEM Holding in connection with the arrangement and the negotiation of agreements with respect to the financing necessary to consummate the merger.

Penn Engineering and PEM Holding must consult with each other before issuing any press release with respect to the merger and the merger agreement and may not issue any press release or make any public statement without the prior consent of the other party unless the press release or public statement is determined, upon the advice of outside counsel, to be required by law or the rules or regulations of the New York Stock Exchange.

We have agreed to take other actions prior to consummation of the merger, including providing specified financial statements, notifying PEM Holding of certain material matters arising prior to the merger and maintaining our real property and other material assets. We also agreed to take certain actions with respect to an outstanding dispute relating to our February 2003 acquisition of our Italian subsidiary and to not exercise matching rights we have to purchase shares of our common stock and class A common stock under an agreement we previously entered into with Daryl L. Swanstrom, who is one of our directors, and Lawrence W. Swanstrom, who is deceased.

Amendment; Waiver

Any amendment, modification or alteration of the terms or provisions of the merger agreement must be in writing and signed by the parties to the merger agreement. After approval and adoption of the merger proposal by our stockholders, any amendment to the merger agreement that would reduce or change the form of the merger consideration will require further approval of the holders of our class A common stock. To the extent legally permissible, any party to the merger agreement may in accordance with the terms of the merger agreement (1) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (2) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware.

THE VOTING AGREEMENT

As an inducement for PEM Holding to enter into the merger agreement, PEM Holding entered into the voting agreement, dated as of January 17, 2005, with Kenneth A. Swanstrom, our chairman of the board and chief executive officer, Daryl L. Swanstrom, one of our directors, and Frederick W. Dreher as trustees of certain trusts listed in the voting agreement, and in the case of Kenneth A. Swanstrom and Daryl L. Swanstrom, individually (collectively, the “Stockholders”), with respect to certain shares beneficially owned by the Stockholders.

PEM Holding did not pay and does not expect to pay additional consideration to the Stockholders in connection with the execution and delivery of the voting agreement.

The voting agreement provides that, during the period from the execution of the voting agreement to the earlier of the date on which the merger agreement is terminated in accordance with its terms or the effective date of the merger (the “Proxy Term”), each Stockholder agrees that, at any annual, special or other meeting of our stockholders, the Stockholder will:

•	appear in person or by proxy or otherwise cause the shares of our class A common stock of which such Stockholder is a beneficial owner to be counted as present for purposes of calculating a quorum at such meeting;

•	unless PEM Holding votes such shares directly pursuant to the proxy granted by the voting agreement, vote or cause to be voted 92% of such shares of our class A common stock of which such Stockholder has the power to vote, which represent in the aggregate approximately 49% of the outstanding shares of our class A common stock, in favor of the approval and adoption of the merger proposal; and

•	vote against any action, proposal, transaction or agreement, other than the transaction contemplated by the merger agreement, that could reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of us contained in the merger agreement or of such Stockholder contained in the voting agreement, (2) preclude fulfillment of a condition under the merger agreement or (3) impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the merger or the voting agreement.

Under the voting agreement, if requested by PEM Holding, each Stockholder will grant an irrevocable proxy to PEM Holding to vote in favor of the merger, during the Proxy Term, with respect to 92% of such Stockholder’s shares of our class A common stock, that such Stockholder has the power to vote.

The voting agreement also provides that neither PEM Holding, nor any of its affiliates, will purchase or otherwise acquire during the Proxy Term any interest in any additional shares of our class A common stock or take any other action that would result in the automatic conversion of our common stock into shares of class A common stock. Pursuant to the voting agreement, and notwithstanding anything in the voting agreement to the contrary, in no event will the voting power of our class A common stock to be obtained by PEM Holding, together with shares of our class A common stock owned by PEM Holding or its affiliates, exceed 49% of all outstanding shares of our class A common stock. The voting agreement also restricts the ability of the Stockholders to transfer or dispose of or agree to transfer or dispose of shares of either class of common stock.

Under the voting agreement, in certain limited circumstances, each Stockholder grants to PEM Holding an irrevocable option to purchase from such Stockholder (1) any and all of such Stockholder’s shares of our common stock and (2) up to 92% of such Stockholder’s shares of our class A common stock that such Stockholder has the power to vote, in each case, for $18.25.

The option will become effective and exercisable immediately if the merger agreement has been amended so that a third party acquisition proposal no longer constitutes a superior proposal (as defined in the merger agreement), subject to the absence of any injunction or order prohibiting the exercise of the option. The option will remain exercisable until the earlier of the effective date of the merger or the termination of the merger agreement, but will terminate if, after one year, there shall be in effect any injunction or order prohibiting the exercise of the option. This option may have the effect of discouraging competing bids because the effect of the option is that the aggregate consideration to be paid by PEM Holding would be less than the aggregate consideration a competing bidder would have to pay at the same price per share proposed to be paid to our public stockholders because PEM Holding, and not the competing bidder, could purchase certain of the Stockholders’ shares at $18.25 per share, which would be less than the price to be paid to our public stockholders in such circumstances.

In addition, if within 12 months following the termination of the merger agreement for reasons that would trigger our payment of a termination fee and/or expense payment the Stockholders sell shares to a third party in connection with a transaction whereby the third party acquires more than 50% of the voting power of our class A common stock or a majority of the equity interest in us, then the Stockholders must pay to PEM Holding 25% of the amount, if any, by which the consideration received in such transaction exceeds $18.25 for each share of our common stock sold by such Stockholder and each share of our class A common stock sold by such Stockholder, up to 92% of such Stockholder’s shares of our class A common stock that such Stockholder has the power to vote.

During the Proxy Term, the Stockholders agree that they will not and they will not permit their affiliates to, nor will they act in concert with or permit their affiliates to act in concert with any person to (1) make or participate in a solicitation of proxies or grant powers of attorney or similar rights to vote or seek to advise or influence any person with respect to the voting of, any shares of our class A common stock, other than to recommend that our stockholders vote in favor of the merger and the merger agreement or (2) subject any shares of our class A common stock to a voting trust or other arrangement, except as provided in the voting agreement. The Stockholders also agree that they will not and they will not permit their affiliates to (1) take any action to solicit, initiate, encourage or knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to an acquisition proposal; (2) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data to any third party relating to an acquisition proposal; or (3) enter into any contract or agreement with respect to or contemplating any acquisition proposal.

The voting agreement provides that the Stockholders signed the voting agreement in their capacity as beneficial owners of our common stock and class A common stock and that nothing limits any action that the Stockholders may take in their capacity as officers and directors of Penn Engineering.

The foregoing description of the transactions contemplated by the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is included as Appendix B to this proxy statement.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock and class A common stock are traded on the New York Stock Exchange under the symbols “PNN” and “PNNA,” respectively. The following table shows, for the quarters indicated, the high and low closing sales prices of our common stock and class A common stock as reported by the New York Stock Exchange and the dividends declared on our common stock and class A common stock.

	Class A Common Stock		Common Stock		Dividends Declared per Share
	High	Low	High	Low
2002
First Quarter	$19.20	$15.00	$20.45	$14.73	$0.08
Second Quarter	18.90	15.80	20.10	14.95	0.08
Third Quarter	16.25	11.00	16.91	8.68	0.08
Fourth Quarter	13.30	9.98	15.22	10.00	0.08

2003
First Quarter	$11.31	$10.85	$11.77	$10.25	$0.06
Second Quarter	13.61	10.80	15.35	11.95	0.06
Third Quarter	15.50	11.50	17.16	12.80	0.06
Fourth Quarter	17.25	13.80	19.25	15.43	0.06

2004
First Quarter	$17.59	$12.50	$19.80	$14.00	$0.06
Second Quarter	18.27	13.99	21.44	15.47	0.07
Third Quarter	18.45	14.40	21.58	17.16	0.07
Fourth Quarter	16.85	14.20	20.18	16.75	0.07

2005
First Quarter	$18.24	$14.88	$18.34	$17.75	—
Second Quarter (through April 5, 2005)	$18.11	$18.10	$18.10	$18.00	—

On January 14, 2005, the last full day of trading prior to the day on which the execution of the merger agreement was publicly announced, the closing price for the common stock on the New York Stock Exchange was $18.25 and the closing price for the class A common stock was $14.88.

On                     , 2005, the last trading day prior to the date of this proxy statement, the closing price for our common stock on The New York Stock Exchange was $     and the closing price for the class A common stock was $    .

A dividend of $0.07 per share was declared in the fourth quarter of 2004 and paid on January 18, 2005 to each holder of common stock and class A common stock. The merger agreement prevents us from declaring or paying any additional dividends before completion of the merger.

THE MARKET PRICE FOR OUR COMMON STOCK AND CLASS A COMMON STOCK IS SUBJECT TO FLUCTUATION AND WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND CLASS A COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR PENN ENGINEERING CLASS A COMMON STOCK.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our class A common stock, the number of shares of our common stock and the percentage of total voting power which, according to the information furnished to us, are beneficially owned by:

•	each stockholder who is known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our chief executive officer and our four other most highly compensated executive officers; and

•	all current executive officers and directors as a group.

The number and percentage of shares beneficially owned is based on 3,350,164 shares of our class A common stock and 14,505,028 shares of our common stock outstanding as of March 1, 2005. Beneficial ownership includes any shares as to which the holder has voting power or investment power and any shares that the holder has the right to acquire within 60 days of March 1, 2005, through the exercise of stock options.

Name of Individual or Identity of Group	Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Common Stock(1)	Shares of Class A Common Stock Beneficially Owned(1)	Percent of Outstanding Class A Common Stock(1)
5% or Greater Holders:
Kenneth A. Swanstrom(2)(3) P.O. Box 1000 Danboro, PA 18916	1,798,986	12.3%	803,242	24.0%

Name of Individual or Identity of Group	Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Common Stock(1)	Shares of Class A Common Stock Beneficially Owned(1)	Percent of Outstanding Class A Common Stock(1)
Daryl L. Swanstrom(2)(4) P.O. Box 2309 Peachtree City, GA 30269	688,418	4.7	750,964	22.4

Frederick W. Dreher, in his capacity as co-trustee of certain trusts(2)(5) c/o Duane Morris LLP 4200 One Liberty Place Philadelphia, PA 19103	1,478,920	10.2	674,881	20.1

PNC Bank, National Association(6) 398 North Main Street Doylestown, PA 18901	762,332	5.3	422,444	12.6

Royce & Associates, LLC(7) 1414 Avenue of the Americas New York, NY 10019	1,019,100	7.0	371,400	11.1

Private Capital Management, Inc.(7) 8889 Pelican Bay Boulevard Naples, FL 34108	3,156,298	21.8	—	—

T. Rowe Price Associates, Inc.(7) 100 East Pratt Street Baltimore, MD 21202	980,000	6.8	330,000	9.9

Wellington Management Company, LLP(7) 75 State Street Boston, MA 02109	1,012,400	7.0	—	—

Directors(8):
Martin Bidart(9)	174,002	1.2	200	*
Maurice D. Oaks(10)	23,512	*	—	—
John J. Sickler(10)	5,250	*	—	—
Mark W. Simon(11)	161,647	1.1	200	*
Charles R. Smith(10)	22,500	*	—	—
Andrew B. Williams(10)	1,750	*	—	—

Executive Officers(12):
Francis P. Wilson(13)	119,865	*	—	—
Alan M. Kay (14)	31,595	*	—	—
All Executive Officers and Directors as a Group (13 persons)(15)	3,229,666	20.9	1,554,606	46.4

*	Less than 1%.

(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if such person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of our common stock and class A common stock over which the above-named persons individually or together share voting power or investment power.

(2)	As a result of the voting agreement, PEM Holding may be deemed the beneficial owner of 1,637,329.52 shares of our class A common stock owned by the Swanstrom family, which constitutes approximately 48.9% of the issued and outstanding shares of our class A common stock. As the result of being under common control with Tinicum Investors, an affiliate of Tinicum that owns 2,000 shares of our class A common stock, PEM Holding may also be deemed the beneficial owner of Tinicum Investor’s 2,000 shares of our class A common stock, which constitutes less than 1% of the issued and outstanding shares of our class A common stock. As a result of the voting agreement, PEM Holding may be also be deemed the beneficial owner of an aggregate of 2,652,144 shares of our common stock owned by the Swanstrom family, which constitutes approximately 18.3% of the outstanding shares of our common stock. Also, pursuant to the voting agreement, PEM Holding may be deemed the beneficial owner of an aggregate of 201,760 shares of our common stock purchasable under currently exercisable options held by Kenneth A. Swanstrom and Daryl L. Swanstrom. Assuming exercise of the currently exercisable options held by Kenneth A. Swanstrom and Daryl L. Swanstrom, PEM Holding may be deemed the beneficial owner of approximately 19.4% of the outstanding shares of our common stock. PEM Holding disclaims beneficial ownership of the shares and options owned by the Swanstrom family and Tinicum Investors. See “The Voting Agreement” beginning on page 88.

(3)	Mr. Swanstrom has sole voting and dispositive power with respect to 1,041,044 shares of our common stock and 480,348 shares of our class A common stock, and 179,260 shares of our common stock are purchasable under currently exercisable stock options. Mr. Swanstrom, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 578,682 shares of our common stock and 322,894 shares of our class A common stock. These shares exclude 22,602 shares of our common stock and 7,534 shares of our class A common stock owned individually by Mr. Swanstrom’s wife for which he disclaims beneficial ownership.

(4)	Mrs. Swanstrom has sole voting and dispositive power with respect to 127,180 shares of our common stock and 629,477 shares of our class A common stock, and 22,500 shares of common stock are purchasable under currently exercisable stock options. Mrs. Swanstrom, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 538,738 shares of our common stock and 121,487 shares of our class A common stock.

(5)	Mr. Dreher shares voting and dispositive power with respect to 945,182 shares of our common stock and 548,394 shares of our class A common stock as co-trustee with Kenneth A. Swanstrom and PNC Bank, N.A. of certain trusts and 538,738 shares of our common stock and 121,487 shares of our class A common stock as co-trustee with Daryl L. Swanstrom of certain trusts. Mr. Dreher disclaims beneficial ownership of these shares, except in his capacity as co-trustee of these trusts. Mr. Dreher also individually owns 5,000 shares of our class A common stock.

(6)	PNC Bank, N.A. shares voting and dispositive power with respect to 762,332 shares of our common stock and 422,444 shares of our class A common stock as co-trustee with Kenneth A. Swanstrom and Frederick W. Dreher of certain trusts.

(7)	As reported in filings such holders made with the SEC between December 31, 2004 and March 1, 2005.

(8)	Excludes directors listed under “5% or Greater Holders.”

(9)	Of these shares, 167,500 shares of our common stock are purchasable under currently exercisable stock options. These shares also include 800 shares of our common stock and 200 shares of our class A common stock owned by Mr. Bidart’s wife, for which Mr. Bidart disclaims beneficial ownership.

(10)	These shares include currently exercisable stock options to purchase 22,500 shares of our common stock for each such person, other than Mr. Sickler and Mr. Williams, whose shares include currently exercisable stock options to purchase 5,250 shares and 1,750 shares, respectively, of our common stock.

(11)	Of these shares, 155,000 shares of our common stock are purchasable under currently exercisable stock options. These shares also include 238 shares of our common stock owned by Mr. Simon’s daughter, for which Mr. Simon disclaims beneficial ownership.

(12)	Excludes executive officers listed under “5% or Greater Holders” or “Directors.”

(13)	These shares include currently exercisable stock options to purchase 110,000 shares of our common stock.

(14)	These shares include currently exercisable stock options to purchase 31,000 shares of our common stock.

(15)	These shares include currently exercisable stock options to purchase an aggregate of 913,860 shares of our common stock.

OTHER MATTERS

Our board of directors does not know of any other matters to be presented for action at our special meeting other than as set forth in this proxy statement. If any other business should properly come before our special meeting, the persons named in the enclosed proxy card intend to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Our 2005 Annual Meeting of Stockholders will only be held if the merger is not completed. Proposals of stockholders intended to be presented at our 2005 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 were due by November 29, 2004, for inclusion in our proxy statement for that meeting.

Pursuant to Section 6 of our By-laws, (1) any nomination of candidates for election as directors or (2) any proposal relating to a matter other than a nomination of candidates for election as directors, other than pursuant to Rule 14a-8 of the proxy rules of the SEC, for our 2005 Annual Meeting of Stockholders was due on December 28, 2004.

If the date of our 2005 Annual Meeting of Stockholders is scheduled for later than May 27, 2005, we will announce a new date for the receipt of proposals of stockholders for inclusion in our proxy statement and proxy for the meeting and for the receipt of proposals in accordance with Section 6 of our By-laws, which date will provide for a reasonable time for receipt prior to the time we plan to mail our proxy materials for our 2005 Annual Meeting of Stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC’s

EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that we file with the SEC in the future and incorporate by reference in this proxy statement automatically updates and supercedes previously filed information. Such updated and superceded information will not, except as so modified or superceded, constitute part of this proxy statement.

We incorporate by reference into this proxy statement each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to our special meeting. We also incorporate by reference into this proxy statement our annual report on Form 10-K for the fiscal year ended December 31, 2004 that we filed with the SEC (File No. 001-05356) under the Exchange Act.

PEM Holding and Merger Sub have supplied all information in this proxy statement related to PEM Holding, Merger Sub and their respective affiliates. We have not independently verified any of the information relating to PEM Holding, Merger Sub and their respective affiliates. Holders of our class A common stock should rely only on the information contained in this proxy statement, or to which we have referred you, to vote your shares at our special meeting. We have not authorized anyone to provide you with information that is different. This proxy statement is dated                     , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such a proxy solicitation in such jurisdiction.

Documents incorporated by reference in this proxy statement are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit in this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Penn Engineering & Manufacturing Corp.

5190 Old Easton Road

Danboro, PA 18916

Attn: Secretary

Telephone: (215) 766-8853

If you would like to request documents from us, please do so by                     , 2005 in order to ensure timely receipt before our special meeting. You should be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 17, 2005

AMONG

PEM HOLDING CO.,

PN MERGER SUB, INC.

AND

PENN ENGINEERING & MANUFACTURING CORP.

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2005 (this “Agreement”), among PEM Holding Co., a Delaware corporation (“Purchaser”), PN Merger Sub, Inc., a Delaware corporation (“Sub”), and Penn Engineering & Manufacturing Corp., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, each of the Company Board (as hereinafter defined), the Company Independent Committee (as hereinafter defined) and the Sub Board (as hereinafter defined), has approved and declared advisable, and the Purchaser Board (as hereinafter defined) has approved, this Agreement and the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) and each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock” and, together with the Common Stock, “Company Common Stock”), other than the Dissenting Shares (as hereinafter defined) and the Treasury Shares (as hereinafter defined) will be converted into the right to receive $18.25 in cash; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Persons listed on Schedule I of the Option and Voting Agreement (as hereinafter defined) (each, together with any permitted assigns thereunder, a “Stockholder,” and, collectively, the “Stockholders”) are entering into the Option and Voting Agreement, which provides, among other things: (i) for such Stockholders to vote certain of his, her or its Class A Common Stock pursuant to the terms and conditions set forth in the Option and Voting Agreement, (ii) for the grant of an Option by each Stockholder, exercisable by Purchaser under certain circumstances, to purchase directly from such Stockholder the Option Shares (as defined in the Option and Voting Agreement), in each case, at a purchase price per share equal to $18.25 and (iii) that such Stockholders will take certain other actions in furtherance of the Merger (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.6(g).

“Affiliate” of a Person is another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“Approval Recommendation” has the meaning set forth in Section 6.2(c).

“Benefit Plans” has the meaning set forth in Section 5.2(l)(i).

“Break-up Fee” has the meaning set forth in Section 6.6(h).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Certificate” means any certificate that immediately prior to the Effective Time represented shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Change in Company Recommendation” has the meaning set forth in Section 6.6(b).

“Class A Common Stock” has the meaning set forth in the Recitals.

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Certificate” means the Restated Certificate of Incorporation of the Company, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Expenses” has the meaning set forth in Section 6.13.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

“Company Independent Committee” means a committee of the Company Board consisting solely of independent directors.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property used by the Company and owned by Third Parties.

“Company Meeting” has the meaning set forth in Section 6.2(c).

“Company Options” means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company and its Subsidiaries.

“Company Permits” means all licenses, franchises, permits, certificates, approvals, accreditations, or other similar authorizations from any Governmental Authority required for, affecting, or relating in any way to, any business operated or services furnished by the Company or its Subsidiaries.

“Company SEC Documents” has the meaning set forth in Section 5.2(g).

“Company Stock Option Plans” means the 1996 Equity Incentive Plan, 1998 Stock Option Plan for Non-Employee Directors and 1999 Employee Stock Option Plan.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(c).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” means shares of Company Common Stock as to which appraisal rights are perfected under Section 262 of the DGCL.

“DOL” means the Department of Labor.

“Effective Date” has the meaning set forth in Section 2.2(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Employees” has the meaning set forth in Section 5.2(l)(i).

“End Date” has the meaning set forth in Section 8.1(c).

“Environmental Laws” has the meaning set forth in Section 5.2(n).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.2(l)(iii).

“ESPP” has the meaning set forth in Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Expense Payment” has the meaning set forth in Section 6.6(h).

“Financing” has the meaning set forth in Section 5.3(h).

“Foreign Benefit Plan” has the meaning set forth in Section 5.2(l)(viii).

“Financing Letters” has the meaning set forth in Section 5.3(h).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority, or body exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any domestic (federal, state, or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator, or any self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.2(n).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Filing” has the meaning set forth in Section 6.3(d).

“Improvements” has the meaning set forth in Section 5.2(p)(iii).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.7(a).

“Insurance Amount” has the meaning set forth in Section 6.7(d).

“Insurance Policies” has the meaning set forth in Section 5.2(s).

“Intellectual Property” means all registered and unregistered: copyrights, including moral rights and rights of attribution and integrity, copyrights in computer software and databases and in the content contained on any Web site (“Copyrights”), patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues (“Patents”), trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, Internet domain names, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company symbolized by any of the foregoing (“Trademarks”), trade secrets and other confidential information, including forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically, or in writing (“Trade Secrets”), all other similar intangible assets, any registrations and applications for any of the foregoing, and the right to sue for past infringement of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” of any person that is not an individual means, with respect to any matter in question, actual knowledge of the persons listed on Section 1.1 of the Company Disclosure Schedule.

“Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement, or determination of (or an agreement with) a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property owned by a Third Party held by the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, or other agreements, including all amendments, extensions, renewals, guaranties, or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds or uses any Leased Real Property.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, option, proxy, voting trust or agreement, or other restriction on title or transfer.

“MAE Purchase Agreement” has the meaning set forth in Section 6.15.

“Material Adverse Effect” means, with respect to Purchaser or the Company, any fact, event, circumstance, change, condition, or effect that (i) has been, or could reasonably be expected to be, material and adverse to the assets, liabilities, properties, financial position, results of operations, cash flows, or business of Purchaser and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole or (ii) has materially impaired, or could reasonably be expected to impair, the ability of any of Purchaser and its Subsidiaries, including Sub, or the Company and its Subsidiaries to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in GAAP, (b) any action or omission of the Company or Purchaser taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction, (c) changes after the date hereof in Laws or (d) changes after the date hereof in general economic conditions which do not disproportionately adversely affect the Company or its Subsidiaries.

“Material Contract” has the meaning set forth in Section 5.2(j)(i).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Option and Voting Agreement” means that Option and Voting Agreement, dated as of the date hereof, by and among Purchaser and the Stockholders.

“Owned Real Property” means all land, together with all interests in buildings, structures, improvements, and fixtures located thereon and all easements and other rights and interests appurtenant thereto owned by the Company or any of its Subsidiaries.

“Patents” has the meaning set forth in definition of “Intellectual Property.”

“Paying Agent” means a national bank or trust company appointed by Purchaser with the consent of the Company, which consent shall not be unreasonably withheld.

“Payment Event” has the meaning set forth in Section 6.6(i).

“Pension Plan” has the meaning set forth in Section 5.2(l)(ii).

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’, or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments, and other similar governmental charges that are not due and payable, and (iii) Liens that arise under zoning, land use, and other similar Laws and other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially affect the value of the property subject thereto and do not, individually or in the aggregate, materially impair the use of the property subject thereto as presently used.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, Governmental Authority or any other entity or “group” (as defined in the Exchange Act).

“Preliminary Year-End Financial Statements” has the meaning set forth in Section 6.8(b).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 5.2(f)(i).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Board” means the Board of Directors of Purchaser.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Representatives” has the meaning set forth in Section 6.6(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley” has the meaning set forth in Section 5.2(g)(iii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stockholder” and “Stockholders” have the meaning set forth in the Recitals.

“Sub” has the meaning set forth in the preamble to this Agreement.

“Sub Board” means the Board of Directors of Sub.

“Subsidiary” has the meaning ascribed to this term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.6(g)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Third Party” means any Person other than the Company, Purchaser and their respective Subsidiaries.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Shares” means shares of Company Common Stock held by the Company or any of its Subsidiaries or by Purchaser or any of its Subsidiaries.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall merge with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”), the separate corporate existence of Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the DGCL (the Company, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b) Name. The name of the Surviving Corporation shall be “Penn Engineering & Manufacturing Corp.”

(c) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the certificate of incorporation and bylaws of Sub as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable Law.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the certificate of incorporation of Sub immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.2 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the parties shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Purchaser after such satisfaction or waiver that is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place on the Effective Date at 10:00 a.m., prevailing time, at the offices of Duane Morris LLP in Philadelphia, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Purchaser and the Company the certificates and other documents required to be delivered under Article VII.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Conversion of Shares.

(a) Subject to the provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares), shall, by virtue of the Merger, be cancelled and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive cash, without any interest, in the amount of $18.25 (the “Merger Consideration”).

(b) At and after the Effective Time, all Treasury Shares shall be cancelled and retired and no Merger Consideration shall be delivered in exchange therefor.

(c) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Certificates are properly presented in accordance with Section 3.2 of this Agreement to the Paying Agent, such Certificates shall be cancelled and exchanged for a check representing the Merger Consideration into which Company Common Stock represented thereby was converted in the Merger.

(d) At and after the Effective Time, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2 Exchange Procedures.

(a) Promptly following the Effective Time of the Merger, Purchaser shall deposit or cause to be deposited with the Paying Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 3.2, cash in that amount as is equal to the aggregate Merger Consideration required to be paid pursuant to Section 3.1 in exchange for the shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (the “Exchange Fund”). The Transfer Agent shall invest the Exchange Fund as directed by Purchaser on a daily basis. Purchaser shall be obligated to promptly deposit funds in the Exchange Fund to make up any difference if at any time the amount in the Exchange Fund is less than the aggregate Merger Consideration less amounts paid by the Paying Agent to holders of shares of Company Common Stock. The Exchange Fund shall not be used for any other purpose, it being understood that any and all interest earned on and other income resulting from investment of the Exchange Fund shall be promptly paid to Purchaser.

(b) Within ten Business Days after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate, other than holders of Certificates representing Dissenting Shares and Treasury Shares, (i) a form of letter of transmittal, which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Purchaser and the Company may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record who surrenders such Certificate or, in accordance with Section 3.7, an affidavit and, if required, a bond regarding the loss or destruction of such Certificate, together with duly executed letter of transmittal materials, to the Paying Agent shall, upon acceptance thereof, be entitled to the cash into which the shares of Company Common Stock represented by the Certificate shall have been converted pursuant to Section 3.1. The Paying Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.2, each Certificate representing Company Common Stock shall be cancelled and, other than Certificates representing Dissenting Shares and Treasury Shares, be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration to which the holder of such Certificate is entitled hereunder upon such surrender. Purchaser shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.2. If any check representing cash is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not payable.

(c) All cash paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

3.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock who shall be entitled to be paid the “fair value” of such holder’s Dissenting Shares, as provided in Section 262 of the DGCL, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.1 and 3.1, unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights under Section 262 of the DGCL, and shall be entitled to receive only such payment as is provided for by Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, such dissenting stockholder withdraws such stockholder’s demand for appraisal or fails to perfect or otherwise loses such stockholder’s right of appraisal, in any case pursuant to the DGCL, such stockholder’s shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Purchaser (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Date, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.

3.4 Withholding Rights. Purchaser, through the Paying Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Purchaser is required under the Code or any Tax Law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Purchaser.

3.5 Company Options. At the Effective Time, each Company Option that is then outstanding and unexercised shall be cancelled and extinguished and cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into the right to receive from the Surviving Corporation a cash payment for each share of Company Common Stock subject to the Company Option in an amount equal to the Merger Consideration less the per share exercise price of the Company Option and less all applicable federal and state Tax withholding obligations of the optionee. The Company agrees that the Penn Engineering & Manufacturing Corp. 1996 Employees Stock Purchase Plan (the “ESPP”) shall be terminated prior to the Effective Time as provided in Section 4.1(b) of the Company Disclosure Schedule. Prior to the Effective Time, the Company shall take all actions necessary to terminate all of the Company Stock Option Plans and the ESPP, to cancel the Company Options and to otherwise implement the provisions of this Section 3.5.

3.6 Termination of Exchange Fund.

(a) Any portion of the Exchange Fund, including any interest earned thereon and other income resulting therefrom, that remains undistributed to the stockholders of the Company following the passage of six months after the Effective Date shall be delivered by the Paying Agent to Purchaser, upon demand. Any stockholders of the Company who have not theretofore complied with Section 3.2 shall thereafter look only to Purchaser, and, subject to applicable Law, Purchaser shall be liable for, payment of the Merger Consideration.

(b) Neither the Company nor Purchaser shall be liable to any holder of shares of Company Common Stock for cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

3.7 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen, or destroyed and, if required by Purchaser or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as Purchaser or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration to be paid in respect of the shares represented by such Certificate as contemplated by this Article III.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.1 Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Purchaser, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.

(i) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable commercial efforts to preserve intact its business organization and advantageous business relationships;

(ii) Fail to discuss weekly with Purchaser or more frequently at the request of Purchaser from time to time with respect to, or fail to keep Purchaser apprised of, all significant decisions that affect the business or operations of the Company or its Subsidiaries; and

(iii) Fail to use reasonable commercial efforts to keep available the present services of its employees and preserve for itself and Purchaser the goodwill of the customers, distributors and suppliers of the Company and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Section 4.1(b) of the Company Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of Company capital stock, other than the previously announced dividend of $0.07 per share of Company Common Stock to be paid on January 17, 2005 or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into, amend, extend, or renew any employment, collective bargaining, consulting, severance, or similar agreements, arrangements, or understandings with any director, officer or employee of the Company or its Subsidiaries, or Representatives of the same, or grant any salary or wage increase or increase any employee benefit (including severance, incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be made for any officer of the Company or any Subsidiary of the Company, (ii) for other changes that are required by applicable Law or (iii) to satisfy contractual obligations existing as of the date hereof or disclosed on Section 4.1(d) of the Company Disclosure Schedule. Prior to the date hereof, the Company has provided Purchaser with true and complete copies of all forms of change of control agreements and letter agreements pursuant to which payments set forth on Section 4.1(d) of the Company Disclosure Schedule may be made.

(e) Hiring.

(i) Hire any Person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof, (ii) Persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, and (iii) Persons hired in the ordinary course of business.

(ii) Cause any employees of the Company or its Subsidiaries to suffer an “employment loss” as defined in the Worker Adjustment and Retraining Notification Act of 1998, or any similar Law in the 90 days prior to the Effective Date; provided, however, that any such “employment loss” resulting from actions taken by the Company or any of its Subsidiaries with the consent of or at the request of the Purchaser shall not constitute a breach of this covenant.

(f) Benefit Plans. Except (i) as contemplated by this Agreement, (ii) as may be required by applicable Law or (iii) as set forth on Section 4.1(f) of the Company Disclosure Schedule, enter into, establish, adopt or amend, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, severance, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Except as set forth on Section 4.1(g) of the Company Disclosure Schedule, sell, transfer, pledge, license, lease, make subject to a Lien, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than inventory in the ordinary course of business consistent with past practice.

(h) Acquisitions. Acquire all or any material portion of the assets, business or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures, including but not limited to entering into any capitalized lease, or incur any obligations or liabilities in connection therewith, other than those identified on Section 4.1(i) of the Company Disclosure Schedule and other than capital expenditures in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

(j) Governing Documents. Amend the Company Certificate or the Company Bylaws or the articles of incorporation or bylaws or equivalent documents of any Subsidiary of the Company.

(k) Accounting Methods. Implement or adopt any material change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in Law or GAAP.

(l) Contracts. Except as otherwise permitted under this Section 4.1, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing terms or conditions.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party, which settlement, agreement or action involves payment by the Company or any of its Subsidiaries of an amount that exceeds $250,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

(n) Indebtedness. (i) Incur any indebtedness for borrowed money from a Third Party, or issue debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $250,000; provided, however, that the Company may borrow funds under its existing working capital lines of credit consistent with past practice as long as outstanding amounts under such working capital lines of credit do not exceed $1.0 million in the aggregate, (ii) prepay any indebtedness or (iii) make any loans, advances, or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company).

(o) Liquidation or Dissolution. Adopt a plan of complete or partial liquidation or dissolution.

(p) Adverse Actions. (i) Take any action that is intended or could reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Sections 7.1 or 7.3 not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable Law or (ii) take any action that could reasonably be expected to materially and adversely affect or materially delay the ability of any of Purchaser, Sub or the Company to obtain any necessary approvals required of any Governmental Authority for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction.

(q) Taxes. Make any Tax election, amend any Tax Return or settle or compromise any Tax liability of the Company or any of its Subsidiaries.

(r) Intellectual Property. Take any action or omit to take any action whereby any Company Owned Intellectual Property may lapse, become abandoned, dedicated to the public, or otherwise become impaired or unenforceable.

(s) Officers and Directors. Pay, loan, or advance (other than the payment of compensation, including amounts payable under any Benefit Plan, directors’ fees or reimbursement of reasonable expenses in the ordinary course of business consistent with past practices or the advancement of expenses as contemplated by the indemnification obligations of the Company Certificate or Company Bylaws, or pursuant to any employment agreement with the Company previously delivered to Purchaser) any amount to, or sell, transfer, or lease any properties or assets to, or enter into any agreement with any of its officers or directors or any Affiliate of any of its officers or directors except as Previously Disclosed.

(t) Real Property. (i) Amend, extend, renew, otherwise modify, or terminate any of the Leases or enter into any new Lease or (ii) purchase, acquire, or improve or agree, plan, or arrange to purchase, acquire, or improve, any plant, factory, or similar asset or property.

(u) Commitments. Enter into any contract or make any proposal with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2 Forbearances of Purchaser and Sub. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of the Company, not to be unreasonably withheld, Purchaser will not, and will cause each of its Subsidiaries, including Sub, not to:

(a) Adverse Actions. (i) Take any action that is intended or could reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable Law or (ii) take any action that could reasonably be expected to materially and adversely affect or materially delay the ability of any of Purchaser, Sub or the Company to obtain any necessary approvals required of any Governmental Authority for the Transaction or to perform its covenants and agreements under this Agreement or to consummate the Transaction.

(b) Commitments. Enter into any contract or make any proposal with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules. On or prior to the date hereof, Purchaser has delivered to the Company a schedule and the Company has delivered to Purchaser a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.2 or 5.3 or to one or more of its covenants contained in Article IV; provided, however, that (a) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect and (b) any information set forth in one section of a Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is apparent on its face.

5.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Purchaser and Sub:

(a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where failure to so qualify would not have a Material Adverse Effect. The Company has in effect all Company Permits necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b) Company Capital Stock.

(i) The authorized capital stock of the Company consists solely of (A) 50,000,000 shares of Common Stock, of which 14,501,581 shares are issued and outstanding as of the date hereof and options to purchase 1,930,372 shares are outstanding as of the date hereof and (B) 10,000,000 shares of Class A Common Stock, of which 3,350,164 shares are issued and outstanding as of the date hereof. As of the date hereof, 762,482 shares of Common Stock and 193,886 shares of Class A Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the exercise of outstanding Company Options will be, duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Except under the Company Stock Option Plans and the ESPP, there are no shares of Company Common Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights. There are no bonds, debentures, notes, or other indebtedness having voting rights (or convertible into securities having such rights) of the Company or any of its Subsidiaries issued and outstanding.

(ii) Except as set forth in Section 5.2(b)(ii) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is required to redeem, repurchase, or otherwise acquire shares of Company Common Stock or the stock of any Subsidiary. None of the Company or its Subsidiaries is required to redeem, repurchase, or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the Transaction.

(c) Subsidiaries.

(i) (A) Section 5.2(c)(i) of the Company Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary and the jurisdictions in which each is qualified to do business, (B) except as set forth on Section 5.2(c)(i) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued other than to the Company by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities other than to the Company or any of its wholly owned Subsidiaries, (E) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of any equity securities of any of the Company’s Subsidiaries and (F) all the equity securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and non-assessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

(ii) Except for ownership interests in the Company’s Subsidiaries, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where failure to so qualify would not have a Material Adverse Effect. Each Subsidiary has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where failure to so obtain such authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to, in the case of consummation of the Transaction, the receipt of all necessary consents and approvals by any Governmental Authority (including under the HSR Act) and the approval of this Agreement by the holders of the outstanding Class A Common Stock. No other corporate proceedings are necessary on the part of the Company to approve this Agreement or to consummate the Transaction.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of a majority of the outstanding Class A Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Purchaser and Sub of this Agreement, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any Third Party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or in order to consummate the Transaction, except as set forth in Section 5.2(f)(i) of the Company Disclosure Schedule and except for (A) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (B) the filing with the SEC of (1) a proxy statement relating to the adoption and approval by the holders of Class A Common Stock of this Agreement and the Merger (as amended or supplemented from time to time, the “Proxy Statement”) and (2) such reports under the Exchange Act as may be required in connection with this Agreement and the Transaction, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of the New York Stock Exchange, and (E) such other consents, approvals, orders, authorizations, actions, registrations, declarations, and filings the failure of which to be obtained or made individually or in the aggregate is or would be immaterial. Section 5.2(f)(i) of the Company Disclosure Schedule sets forth each such consent, approval, waiver, or filing referred to in clauses (A) – (D) above and identifies the applicable Subsidiary (including the applicable state in which it operates) and applicable Governmental Authority. As of the date hereof, to the Company’s Knowledge there is no reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction, or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a material breach or violation of, or a default under, or require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, Company Permit, agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Certificate, the Company Bylaws or similar governing documents of the Company’s Subsidiaries or (C) conflict with or result in any violation of any material Law binding upon or applicable to the Company or any of its Subsidiaries.

(g) SEC Documents.

(i) The Company has filed all reports, schedules, forms, statements and other documents, including exhibits and other information incorporated therein with the SEC required to be filed by the Company since January 1, 2001, and will continue to file such reports through the Effective Time (all such documents, whether filed prior to the date hereof or after the date hereof, as they have been or will be amended since the time of their filing prior to the Effective Time, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the Effective Time, as of the date of the last such amendment, the Company SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been or will be prior to the Effective Time revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading. The financial statements, including the related notes, of the Company included in the Company SEC Documents complied or will comply at the time of filing as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto, and each fairly presented or will present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Neither the Company nor any of its Subsidiaries has or will have prior to the Effective Time any undisclosed liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. The Company has heretofore furnished or made available to Purchaser and will continue to furnish and make available to Purchaser through the Effective Time a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents, or other instruments that previously have been filed or will be filed by the Company with the SEC as exhibits to the Company SEC Documents pursuant to the Securities Act or the Exchange Act. None of the Subsidiaries of the Company are, or have at any time since January 1, 2001 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. As used in this Section 5.2(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC.

(ii) The Company maintains disclosure controls and procedures required under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains and has made available to Purchaser copies of, all written descriptions of, and all policies, manuals, and other documents promulgating, such disclosure controls and procedures. To the Company’s Knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act since January 1, 2001 and will continue to do so through the Effective Time except as previously disclosed in a proxy statement filed by the Company.

(iii) Through the Effective Time, the Chief Executive Officer and the Chief Financial Officer of the Company have signed and will continue to sign, and the Company has furnished and will continue to furnish to the SEC, all certifications required by Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (“Sarbanes-Oxley”) with respect to the Company’s filings pursuant to the Exchange Act. Such certifications contain and will contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing, or submission of such certifications.

(iv) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the Company and such Subsidiary and has made available to Purchaser its work plan, budget, timetable for compliance with, and material correspondence with its accountants relating to, the SEC rules promulgated under Section 404 of Sarbanes-Oxley. To the extent required by the Exchange Act, the Company has disclosed and will continue to disclose in the Company SEC Documents, based on its most recent evaluation thereof, any significant deficiencies in its internal accounting controls that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize, and report financial data and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h) Litigation. Except as set forth in Section 5.2(h) of the Company Disclosure Schedule, no litigation, claim, or other proceeding before any court or governmental agency is pending against, by or affecting the Company or any of its Subsidiaries or their respective officers, directors, or employees in their capacities as such, and, to the Company’s Knowledge, no such litigation, claim, or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim, or other proceeding. Neither the Company nor any of its Subsidiaries is a party to any order, judgment, or decree that (i) had or could reasonably be expected to have a Material Adverse Effect with respect to the Company or (ii) would be binding upon Purchaser or any of its Subsidiaries following consummation of the Merger.

(i) Compliance With Laws. Each of the Company and its Subsidiaries:

(i) is in material compliance with all Laws applicable thereto or to the employees conducting such businesses;

(ii) has not engaged in kickbacks, unlawful payments to or the bribery of foreign officials either directly or indirectly through another Person, including but not limited to any action that would violate the Foreign Corrupt Practices Act;

(iii) has all Company Permits of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such Company Permits are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iv) has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the Laws that such Governmental Authority enforces or (B) threatening to revoke any Company Permit nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist.

(j) Material Contracts; Defaults.

(i) Except for the documents set forth in Section 5.2(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by or subject to, in each case whether written or oral: (A) any contract relating to the incurrence of indebtedness from a Third Party (including sale and leaseback transactions, capitalized lease transactions, and other similar financing transactions), including any such contract that contains provisions that in any non-de-minimis manner restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted that will be acquired, directly or indirectly, by Purchaser, (B) any non-competition contract or any other contract or material obligation that purports to limit in any respect the manner or the localities in which the business of the Company or any of its Subsidiaries, or following consummation of the Transaction, Purchaser’s businesses, is or would be conducted, (C) any agreement that relates primarily to indemnification by the Company or any of its Subsidiaries of any Person, (D) any joint venture or partnership contract, (E) any contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge, or otherwise dispose of any material amount of assets or business (other than in connection with financing transactions or contracts entered into in the ordinary course of business and consistent with past practice that require the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract), (F) any contract providing for any future payments that are conditioned, in whole or in part, on a change of control of the Company or similar event, (G) any multi-year insurance contract, (H) any insurance contract containing any rate guarantees, rate caps or rate escalators, (I) any contract that contains a “most favored nation” clause or requires any type of exclusive dealing or similar arrangement by the Company or any of its Subsidiaries, (J) any material agency, sales representative, distributor or similar contract involving payments in excess of $100,000, (K) any reinsurance treaty or facultative reinsurance contract (in each case applicable to insurance in force or for which the Company or any of its Subsidiaries are entitled to any recovery), (L) any guarantees or “stop loss” agreements or arrangements, (M) any agreement or understanding with, or restriction imposed by, a Governmental Authority or other Third Party relating to the payment of dividends or maintenance of capital by the Company or any of its Subsidiaries, (N) any agreement or commitment to make any loan, advance, or capital contribution to, or investment in, any Person other than a direct or indirect wholly owned Subsidiary of the Company, (O) all Leases, (N) any agreement granting or obtaining any right to use or practice any rights under any material Intellectual Property (other than licenses for readily available commercial software having an acquisition price of less than $100,000), (P) any material outsourcing agreements (including those pursuant to which call center or customer service functions are performed), (Q) any other contracts not listed above that involve annual revenues or annual expenditures in excess of $500,000, (R) any material contract as defined by Item 601(b)(10) of Regulation S-K and (S) any other contracts not listed above that are material to the Company and its Subsidiaries taken as a whole (the Contracts of a type covered by clauses (A) to (S) being referred to as the “Material Contracts”). The Company has listed in Section 5.2(j)(i) of the Company Disclosure Schedule and made available to Purchaser true, correct and complete copies of each such Material Contract.

(ii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(iii) Each Material Contract is a legal, valid, and binding obligation of the Company or the applicable Subsidiary of the Company (as the case may be) and, to the Knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms.

(iv) Except as set forth in Section 5.2(j)(iv) of the Company Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect on the Company, since December 31, 2003, (A) no other party to a Material Contract has canceled or otherwise terminated any Material Contract or has provided written or oral notice to the Company or any of its Subsidiaries of its intent to do so and (B) to the Knowledge of the Company, no other Third Party to any Material Contract is unable to continue to perform its obligations thereunder.

(k) No Brokers. Except as set forth in Section 5.2(k) of the Company Disclosure Schedule, no action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee, financial advisor’s fee, fairness opinion fee, or other like payment with respect to the Transaction. The Company has made available to Purchaser a complete and correct copies of the agreements between the Company and Gleacher Partners LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. pursuant to which such firms would be entitled to any payment relating to this Agreement or the Transaction and such agreements are the only agreements providing for the payment of any consideration to Gleacher Partners LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. with respect to this Agreement or the Transaction.

(l) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, benefit plans not subject to United States law and deferred compensation, severance, change of control, gains-sharing, profit sharing, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been set forth in Section 5.2(l)(i) of the Company Disclosure Schedule. True and complete copies of the following have been provided or made available to Purchaser: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto, (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan, (C) for each Benefit Plan that is a “top-hat” plan, a copy of filings with the DOL, (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code, (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan, (F) the most recent actuarial report, if any, relating to each Benefit Plan, (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii) Each Benefit Plan has been administered in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, or such Pension Plan has been timely submitted to the IRS for a favorable determination letter, or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the Company’s Knowledge, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries nor any trustee or any fiduciary of any of the Benefit Plans has engaged in any prohibited transaction within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Benefit Plans that could result in the imposition of any material liability on such Benefit Plan or the Company or for which no exemption exists under Section 4975(d) of the Code or section 408 of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does the Company have knowledge that any is threatened.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is presently expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Section 5.2(l)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth in Section 5.2(l)(v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. To the Company’s Knowledge, no event or condition exists with respect to a Benefit Plan that could subject the Company to Tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, stockholder approval of this Agreement, or consummation of the Transaction will, except as set forth in Section 5.2(l)(vi) of the Company Disclosure Schedule, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. There are no payments that would fail to be deductible under Section 280G of the Code.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required Tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii) With respect to each Benefit Plan that is not subject to United States law (each, a “Foreign Benefit Plan”), (A) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (B) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan; and (C) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(m) Labor Matters. Except as set forth in Section 5.2(m) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract, work rules, or other labor-related agreement, arrangement, or understanding with any labor union, labor organization, or works council, (ii) no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, or works council with respect to their employment with the Company or its Subsidiaries, (iii) no labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and, to the Company’s Knowledge, there are no current labor union organizing activities with respect to any employees of the Company or its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, labor organization, or works council, (v) no strike, slowdown, work stoppage, lockout, or other labor dispute is pending or, to the Company’s Knowledge, threatened, against or otherwise affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such labor action or event since January 1, 2003, (vi) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable legal requirements, agreements, contracts, and policies relating to employment and employment practices, terms and conditions of employment, occupational safety and health, plant closures and layoffs, wages, and hours of work and (vii) except as Previously Disclosed, there is no pending or, to the Company’s Knowledge, threatened litigation, arbitration, suit or claim between or involving the Company or its Subsidiaries and any of their current or former executive, officers, employees, independent contractors, or applicants for employment.

(n) Environmental Matters.

(i) The Company and its Subsidiaries have been and are materially in compliance with applicable Environmental Laws;

(ii) To the Company’s Knowledge, no Real Property, including buildings or other structures, currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance except as would not be reasonably likely to require remediation or result in a claim pursuant to any applicable Environmental Law;

(iii) Neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any Third Party property;

(iv) Neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

(v) Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any Third Party relating to any Environmental Law;

(vi) Except as set forth in Section 5.2(n)(vi) of the Company Disclosure Schedule or in any environmental report or study made available to Purchaser and listed on Section 5.2(n)(vi) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no circumstances or conditions, including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services, involving the Company or any of its Subsidiaries or any currently or formerly owned or operated property that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries or result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law; and

(vii) The Company has made available to Purchaser copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently owned or operated property of the Company.

As used herein, the term “Environmental Laws” means any Law relating to: (A) the protection or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(o) Tax Matters.

(i) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries are materially true, correct, and complete and have been timely filed. The Company and its Subsidiaries have fully and timely paid (or has had paid on their behalf) all Taxes owed by them (whether or not shown on any Tax Return) for all Tax periods and the Company and its Subsidiaries have made adequate provision as reflected on its balance sheet at September 30, 2004 for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, required by GAAP to be reflected on such balance sheet.

(ii) Except as set forth in Section 5.2(o)(ii) of the Company Disclosure Schedule, no audit or proceeding by any Governmental Authority is pending with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Authority has given written notice of its intention to audit, commence any proceeding relating to Taxes or assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof.

(iii) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement other than with a member of the Company Group, is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was the Company or otherwise has any liability for the Taxes of any Person other than a member of the Company Group.

(v) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vi) No amounts payable by the Company or any of its Subsidiaries as a result of the Transaction (either alone or in combination with another event) will constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(vii) All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Authority or other Person.

(viii) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(ix) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(x) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

(xi) Neither the Company nor any of its Subsidiaries have entered into a “listed transaction” as defined in Section 6707A(c) of the Code or a “reportable transaction” as defined in Section 6707A(c) of the Code.

(p) Real Property.

(i) Section 5.2(p)(i) of the Company Disclosure Schedule sets forth the address of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property: (A) the Company or any of its Subsidiaries, as the case may be, has good and marketable fee simple title, free and clear of all Liens except (1) as disclosed on Section 5.2(p)(i)(A) of the Company Disclosure Schedule, (2) Permitted Liens, (3) easements for the erection and maintenance of public utilities, or (4) other easements and encumbrances affecting the properties so long as same do not (I) interfere with the use or operation of the business of the Company or any of its Subsidiaries, as the case may be, or the Owned Real Property as presently conducted or (II) render title to the Owned Real Property unmarketable or uninsurable, (B) except as set forth in Section 5.2(p)(i)(B) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as the case may be, has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (C) other than the right of Purchaser and Sub pursuant to this Agreement and as set forth in Section 5.2(p)(i)(C) of the Company Disclosure Schedule, there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (D) other than as set forth in Section 5.2(p)(i)(D) of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(ii) Section 5.2(p)(ii)(a) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each Leased Real Property (including the date and name of the parties to such Lease document) is included on Section 5.2(j) of the Company Disclosure Schedule. The Company or any of its Subsidiaries, as the case may be, has delivered or made available to Purchaser and Sub a true and complete copy of each of the aforementioned Lease documents. Except as set forth in Section 5.2(p)(ii)(b) of the Company Disclosure Schedule or Previously Disclosed, with respect to each of the aforementioned Leases: (A) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those lease consents to be obtained by the Company or any of its Subsidiaries, as the case may be, pursuant to Section 7.3(g) of this Agreement), will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (B) to the Company’s Knowledge, there are no disputes with respect to such Lease, (C) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full, (D) neither the Company nor any of its Subsidiaries, as the case may be, owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease, (E) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries, (F) the Company or one of its Subsidiaries occupies the Leased Real Property and neither the Company nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property or any portion thereof, (G) neither the Company nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (H) there are no Liens on the estate or interest created by such Lease.

(iii) To the Knowledge of the Company, all material buildings, structures, fixtures, building systems, and equipment included in the Real Property (the “Improvements”) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business as currently conducted of the Company or any of its Subsidiaries, as the case may be, subject to reasonable wear and tear. There are no facts or conditions affecting any of the Improvements that would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business as currently conducted of the Company or any of its Subsidiaries, as the case may be.

(iv) All of the Real Property is free from any use or occupancy restrictions except those imposed by applicable zoning laws, ordinances, and regulations, none of which materially interfere with the use of the Real Property in connection with the business as currently conducted of the Company or any of its Subsidiaries, as the case may be, and from all special Taxes or assessments. No assessment for public improvement or otherwise that is due and remains unpaid has been made against the Real Property other than the Permitted Liens and to the Knowledge of the Company, there are no currently proposed or pending assessment for public improvements or otherwise.

(v) The present use of the land, buildings, structures, and improvements on the Real Property are in conformity with all applicable laws, rules, regulations, and ordinances, including, without limitation, all applicable zoning laws, ordinances, and regulations and with all registered deeds or other restrictions of record, and to the Knowledge of the Company there is no proposed change therein that would so affect any of the Real Property or its use and neither the Company nor any of its Subsidiaries, as the case may be, has received any notice of violation thereof. To the Knowledge of the Company, there exists no conflict or dispute with any regulatory authority or other person relating to any Real Property or the activities thereon. To the Knowledge of the Company, all buildings, structures, and Improvements on the Real Property are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinance or otherwise) and not over areas subject to easements or rights of way.

(vi) All requisite certificates of occupancy and other permits or approvals required with respect to the buildings, structures, and Improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect. There are no expropriation or condemnation proceedings pending against the Real Property and to the Knowledge of the Company, there are no expropriation or condemnation proceedings threatened or proposed against the Real Property.

(vii) Prior to the date hereof, the Company or any of its Subsidiaries, as the case may be, has delivered to or made available for review by Purchaser, true and correct copies of all deeds, mortgages, surveys, licenses, title insurance policies, permanent certificates of occupancy, or equivalent documentation with respect to the Real Property and other documents relating to or affecting the title to the Owned Real Property or leasehold interests in the Leased Real Property. None of such documents made available to Purchaser have been amended or rescinded.

(viii) Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Real Property or any part thereof, that would materially or adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance relating to Real Property.

(q) Intellectual Property.

(i) (A) Section 5.2(q)(i)(A) of the Company Disclosure Schedule sets forth a complete list of all Company Owned Intellectual Property, other than non-material unregistered Copyrights and all Trade Secrets and (B) Section 5.2(q)(i)(B) of the Company Disclosure Schedule sets forth a complete list of all Company Licensed Intellectual Property.

(ii) The Company and its Subsidiaries solely and exclusively own all Company Owned Intellectual Property and have a valid and enforceable rights to use all Company Licensed Intellectual Property, free and clear of all Liens. The Company or a Subsidiary is listed in the records of the appropriate Governmental Authority as the sole current owner of record of each application and registration included in the Company Owned Intellectual Property.

(iii) The Company Intellectual Property has been duly maintained, is subsisting, in full force and effect, has not been cancelled, expired or abandoned and is valid and enforceable.

(iv) Except as set forth in Section 5.2(q)(iv) of the Disclosure Schedule, there are no actions that must be taken by the Company within 90 days from the date hereof, including (A) the payment of any registration, maintenance, or renewal fees or (B) the filing with the appropriate Governmental Authority of documents, applications, or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any rights in the Company Owned Intellectual Property.

(v) Except as set forth in Section 5.2(q)(v) of the Company Disclosure Schedule, there is no litigation pending or, to the Knowledge of the Company, threatened against the Company that involves a claim (A) alleging that any Company Owned Intellectual Property infringes, misappropriates, dilutes, or otherwise violates a Third Party’s Intellectual Property rights, or (B) challenging the ownership, use, validity, enforceability, or registrability of any Company Intellectual Property, and, to the Knowledge of the Company, there is no basis for a claim regarding any of the foregoing.

(vi) Except as set forth in Section 5.2(q)(vi) of the Company Disclosure Schedule, the Company has not brought a pending or threatened a claim against any Third Party (A) alleging infringement, misappropriation, dilution, or other violation of any Company Owned Intellectual Property or (B) challenging any such Third Party’s ownership or use of, or the validity, enforceability, or registrability of, such Third Party’s Intellectual Property, and, to the Knowledge of the Company, there is no basis for a claim regarding any of the foregoing.

(vii) Except as set forth in Section 5.2(q)(vii) of the Company Disclosure Schedule, the Company’s products that employ or embody any invention included in any Patent claims have been marked to give notice to the public that such product is patented, as provided for under applicable law.

(viii) The Company has taken reasonable measures to protect the confidentiality of its Trade Secrets, including requiring its employees and all Third Parties having access thereto to execute written non-disclosure agreements that adequately protect the Company’s proprietary interests in and to such Trade Secrets. No Company Trade Secret has been disclosed or authorized to be disclosed to any employee or Third Party other than pursuant to such an agreement, and, to the Company’s Knowledge, no employee or Third Party is in breach or default of any such agreement.

(ix) The Company Intellectual Property constitutes all the Intellectual Property rights necessary for the continued conduct of the Company’s business after the Closing Date in the same manner as such business was conducted on the date of this Agreement. The execution of this Agreement and the consummation of the Transaction will not result in the loss or impairment of any of the Company’s rights in or to any Company Intellectual Property.

(r) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

(s) Insurance. The Company has set forth in Section 5.2(s) of the Company Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by the Company and its Subsidiaries (“Insurance Policies”). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and in accordance with industry practices. All the Insurance Policies are in full force and effect and the Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under any Insurance Policy; all premiums due on the Insurance Policies have been paid in a timely manner by the Company and its Subsidiaries; the Company and its Subsidiaries are not in material default thereunder, there is no claim by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied, or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights and all claims thereunder have been filed in due and timely fashion.

(t) Required Vote. The affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock is necessary to adopt and approve this Agreement and the Merger on behalf of the Company. No other vote of the stockholders of the Company is required by Law, the Company Certificate, the Company Bylaws or otherwise to approve this Agreement and the Merger.

(u) Properties and Assets. The Company and its Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets, or in the case of assets and properties they lease, license, or have other rights in, valid rights by lease, license, or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and its Subsidiaries to conduct their business as currently conducted. The assets and properties (in each case, tangible and intangible) owned or used by the Company are in satisfactory condition and repair for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

(v) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser or Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(w) Fairness Opinion. The Company Board has received an opinion of Gleacher Partners LLC to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view and the Company Independent Committee has received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the public holders of Company Common Stock from a financial point of view, true, correct, and complete copies of which have been made available to Purchaser.

(x) Absence of Certain Changes or Events.

(i) Since September 30, 2004, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(ii) Without limiting the foregoing, since December 31, 2003, there has not occurred any damage, destruction or loss of any material asset of the Company or any of its Subsidiaries that materially affects the use thereof.

(iii) Since December 31, 2003, the Company and its Subsidiaries have carried on their respective business in all material respects in the ordinary course consistent with past practice.

(iv) Since December 31, 2003, there has not been any material change by the Company or any of its Subsidiaries in accounting principles or methods.

(y) State Takeover Statutes; Company Certificate Provisions. Other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation or similar provision of the Company Certificate or the Company Bylaws applies or purports to apply to this Agreement, the Option and Voting Agreement or the Transaction.

(z) Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any contract with, any stockholder, director, officer, employee, Affiliate or associate of the Company or any of its Subsidiaries, or any relative of any of the foregoing, except for expense advancements made in the ordinary course. Since December 31, 2003, no event has occurred that would be required to be reported by the Company or any of its Subsidiaries under Item 404 of Regulation S-K promulgated by the SEC.

(aa) Company Independent Committee Recommendation. The Company Independent Committee, at a meeting duly called and held on January 17, 2005, has unanimously (i) determined that this Agreement and the Transaction are fair to and in the best interest of the public stockholders of the Company, (ii) recommended approval of this Agreement to the Company Board and (iii) recommended that the holders of the Class A Common Stock approve and adopt this Agreement and approve the Merger.

(bb) Board Recommendation. The Company Board, at a meeting duly called and held on January 17, 2005, has unanimously (i) determined that this Agreement and the Transaction are fair to and in the best interests of the stockholders of the Company and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the holders of the Class A Common Stock approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Meeting. The actions taken by the Company Board and the Company Independent Committee constitute approval of the Merger, this Agreement and the Option and Voting Agreement and the other transactions contemplated hereby and thereby by the Company Board under the provisions of Section 203 of the DGCL and the Company has taken all actions necessary such that Section 203 of the DGCL does not apply to this Agreement, the Option and Voting Agreement or the transactions contemplated hereby or thereby. The Company has furnished to Purchaser a certified copy of resolutions of the Company Board approving and adopting this Agreement and taking the foregoing actions.

(cc) Product Liability.

(i) There are not presently pending or to the Knowledge of the Company threatened, and since January 1, 2000, there were at no time pending, any civil, criminal, or administrative actions, proceedings, suits, demands, claims, hearings, notices of violation, investigations, or demand letters, based on any legal or equitable theory of recovery whatsoever, relating to any alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, representation, or condition relating to any product designed or manufactured by or on behalf of the Company or any of its Subsidiaries.

(ii) Except as set forth in Section 5.2(cc)(ii) of the Company Disclosure Schedule, since January 1, 2000, there have not been any product recalls or post-sale warnings, by the Company, any Subsidiary of the Company or any Affiliate of the Company or any Subsidiary of the Company relating to a product designed or manufactured by or on behalf of the Company.

(iii) To the Knowledge of the Company, no circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) Section 5.2(cc)(iv) of the Company Disclosure Schedule contains a complete and correct statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 12 months. All products designed or manufactured by the Company or any of its Subsidiaries and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in material conformity with all applicable standards, contractual commitments, and all express or implied warranties.

(dd) Inventory. All of the Company’s inventory consists of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below- standard quality, all of which items have been written off or written down on the applicable balance sheet to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company. To the Knowledge of the Company, all of the Company’s finished goods inventory is free of any material defect or other deficiency.

(ee) Disclosure. The representations and warranties contained in this Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

5.3 Representations and Warranties of Purchaser and Sub. Subject to Section 5.1, Purchaser and Sub jointly and severally hereby represent and warrant to the Company as follows:

(a) Organization, Standing and Authority. Each of Purchaser and Sub are duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Sub is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser or Sub. Each of Purchaser and Sub has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power. Each of Purchaser and Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary consents and approvals by any Governmental Authority (including under the HSR Act), and no other corporate proceedings are necessary on the part of Purchaser to approve this Agreement or to consummate the Transaction.

(c) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Purchaser, the Purchaser Board, Sub and the Sub Board on or prior to the date hereof. Purchaser and Sub have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Purchaser and Sub enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any Third Party are required to be made or obtained by Purchaser or Sub in connection with the execution, delivery or performance by Purchaser and Sub of this Agreement, or in order to consummate the Transaction, except for (A) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (B) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transaction, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (D) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is or would be immaterial. As of the date hereof, neither Purchaser nor Sub is aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Purchaser and Sub, respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, or any governmental permit or license, or agreement, indenture or instrument of Purchaser or Sub or to which Purchaser or Sub or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws of Purchaser or Sub or (C) conflict with or result in any violation of any Law binding upon or applicable to Purchaser or Sub.

(e) No Brokers. No action has been taken by Purchaser or Sub that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

(g) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Transaction, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(h) Financing. Purchaser has received, accepted and agreed to one or more valid commitment letters for financing with its lender or lenders, as the case may be (collectively, as the same may be amended or modified, the “Financing Letters”) to provide, subject to the terms and conditions stated in the Financing Letters, financing to Purchaser or its Affiliates in connection with the Transaction (such financing provided by the financing sources party thereto, on terms and conditions consistent with the terms and conditions set forth in the Financing Letters, being the “Financing”). Purchaser or its Affiliates are committed to provide up to $120 million of equity financing pursuant to the terms and subject to the conditions of the Financing Letters, to fund, in part, the Merger Consideration, and has incorporated an agreement to such effect in the Financing Letters. Complete and correct copies of the Financing Letters have been delivered to the Company. At the Effective Time, subject to Purchaser’s receipt of the Financing specified in the Financing Letters, Purchaser will have immediately available funds necessary to consummate the Transaction and to pay the aggregate Merger Consideration.

(i) Company Stock. Neither Purchaser nor Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of DGCL. Except for 2,000 shares of Class A Common Stock owned by an Affiliate of Purchaser, neither Purchaser nor Sub nor any of their respective Affiliates owns, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except as contemplated by this Agreement or the Option and Voting Agreement and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Purchaser or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Purchaser or Sub.

(j) Disclosure. The representations and warranties contained in this Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading.

ARTICLE VI

COVENANTS

6.1 Reasonable Commercial Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Purchaser and Sub agrees to use its reasonable commercial efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.

(b) The Company shall use its reasonable commercial efforts to obtain, prior to the Closing (i) the unconditional consent to the Closing and the Transaction of each Person holding a mortgage or lien on the Real Property or material personal property owned or leased by the Company or any of its Subsidiaries and (ii) the unconditional consent to the Closing and the Transaction of each other party to each Material Contract with the Company or any Subsidiary of the Company, but, in either case, only if and to the extent that the failure to obtain such consent would adversely affect the Company or any Subsidiary of the Company or the ability of Purchaser to consummate the Transaction. Section 6.1(b) of the Company Disclosure Schedule sets forth each such required consent.

6.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company and Purchaser shall cooperate in jointly preparing the Proxy Statement and the Company shall file the Proxy Statement with the SEC. The Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Purchaser upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all correspondence between the Company, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or any amendment or supplement thereto or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Purchaser and its counsel an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Purchaser; provided that Purchaser shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after the Proxy Statement or response to SEC comments is transmitted to Purchaser for its review. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company such amendment or supplement. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to this Agreement or the Transaction.

(b) If at any time prior to the Effective Time, any information relating to the Company or Purchaser, or any of their respective Affiliates, officers, or directors, should be discovered by the Company or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company and Purchaser shall cooperate to cause an appropriate amendment or supplement describing such information promptly to be filed with the SEC and disseminated to the stockholders of the Company.

(c) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (including any adjournment or postponement, the “Company Meeting”) to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s stockholders for consummation of the Transaction unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of the Company and the Company Board to take action permitted by Section 6.6(b) with respect to a Superior Proposal, the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Transaction and shall take all reasonable lawful action to solicit such approval by its stockholders (the “Approval Recommendation”). The Company shall not adjourn or postpone the Company Meeting without the consent of Purchaser, which consent shall not be unreasonably withheld.

6.3 Regulatory Filings.

(a) Each of Purchaser and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable commercial efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Purchaser or the Company, as the case may be, as soon as reasonably practicable after the execution hereof. Each of Purchaser, Sub and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, all written information submitted to any Third Party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Third Parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction. The Company and its Subsidiaries shall not propose to enter into, or enter into, any agreement, arrangement or understanding with any Third Party or Governmental Authority with respect to any Third Party’s or Governmental Authority’s review of the Transaction without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any Third Party or Governmental Authority.

(c) In connection with and without limiting the foregoing, each of Purchaser and the Company and their respective Subsidiaries shall (i) comply with any request under the HSR Act or any other applicable competition, merger control, antitrust or similar Law for additional information, documents, or other material received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or the Transaction, (ii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable competition, merger control, antitrust or similar Laws with respect to any such filing and the Transaction and (iii) use reasonable commercial efforts to resolve such objections, if any, as may be asserted by such agency or other Governmental Authority with respect to any such filing or the Transaction. Nothing in this Agreement shall be deemed to require Purchaser to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Purchaser, the Company or any of their respective Subsidiaries.

(d) In connection with and without limiting the foregoing, the Company and Purchaser shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the Transaction as promptly as practicable but in any event, within 10 Business Days of the date hereof. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.

(e) The Company and the Company Board shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the Transaction and (ii) if any state takeover statute or similar statute is or becomes applicable to this Agreement and the Transaction, take all reasonable action necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.4 Press Releases. The Company and Purchaser shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of the New York Stock Exchange. The Company and Purchaser shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.5 Access; Information.

(a) The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford and shall cause its Subsidiaries to afford Purchaser and Purchaser’s Representatives (including its lenders and its counsel) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), Real Property and personnel of the Company and its Subsidiaries to such other information relating to the Company as Purchaser may reasonably request and, during such period, it shall furnish promptly to Purchaser all information concerning the business, Real Property and personnel of the Company as Purchaser may reasonably request and shall instruct its Representatives to cooperate with Purchaser in its investigation of the business of the Company; provided, however, that no investigation of the Company’s business shall affect any representation or warranty given by the Company hereunder.

(b) The Company agrees to provide and to cause its Representatives, its Subsidiaries and its Subsidiaries’ Representatives to provide, all necessary cooperation reasonably requested by Purchaser in connection with the arrangement and the negotiation of agreements with respect to the Financing (and any substitutions, replacements or refinancing thereof). Such cooperation will include (i) to the extent reasonably requested, the making available to Purchaser, the lenders providing the Financing and their respective representatives of personnel, documents, financial and operational data and other information of the Company and its Subsidiaries relating to their respective operations, (ii) requiring the senior management of the Company to participate in meetings and due diligence sessions in connection with the Financing, (iii) requiring the Company’s accountants to provide their reasonable cooperation in connection with the Financing, (iv) executing and delivering documentation in connection with the release of Liens on any of the assets of the Company and its Subsidiaries or other requested certificates, documents or financial information and (v) providing all assistance necessary to create Liens on any of the assets of the Company and its Subsidiaries that may required in connection with the Financing, which Liens will be effective at the Effective Time.

(c) All information furnished to either party by the other party pursuant to this Agreement shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated as of June 3, 2004 between Purchaser and the Company (the “Confidentiality Agreement”).

6.6 Certain Actions.

(a) From the date of this Agreement through the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, except as otherwise permitted by this Section 6.6, the Company will not, and will not authorize or permit any of its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything herein to the contrary, the Company and the Company Board shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, provided that the Company Board shall not withdraw or modify in a manner adverse to Purchaser its Approval Recommendation, except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to a Superior Proposal (as defined below) by any such Person, if and only to the extent that (A) the Company Board concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to the Company’s stockholders under applicable Law, (B) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, the Company Board receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement between the Company and Purchaser and (C) at least three Business Days prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company promptly notifies Purchaser in writing of the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to Purchaser (it being understood that in connection with an unsolicited tender or exchange offer, remaining neutral with respect to, or not rejecting, an Acquisition Proposal shall be considered an adverse qualification of the Approval Recommendation), condition or refuse to make its Approval Recommendation (the “Change in Company Recommendation”) if the Company Board concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to the Company’s stockholders under applicable Law.

(c) The Company will promptly, and in any event within 24 hours, notify Purchaser in writing of the receipt of any Acquisition Proposal or any request for information or inquiry that may lead to an Acquisition Proposal, which notification shall describe the Acquisition Proposal and identify the Third Party making the same.

(d) The Company agrees that it will promptly request that each Third Party that has heretofore executed a confidentiality or similar agreement within the 12 months prior to the date of this Agreement in connection with any Third Party’s consideration of any Acquisition Proposal return or certify to the destruction of all confidential information heretofore furnished to any Third Party by or on behalf of the Company or any of its Subsidiaries in connection with consideration of an Acquisition Proposal. The Company will keep Purchaser reasonably informed as to the status of such requests and the responses thereto by such Third Parties.

(e) The Company agrees that it will, and will cause its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. From the date of this Agreement through the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall inform Purchaser on a prompt and current basis of the status of, and any material discussions regarding or relating to, any Acquisition Proposal and, as promptly as practicable, of any change in the price, structure or form of the consideration or the material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this Section 6.06(e), from the date of this Agreement through the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall provide promptly to Purchaser copies of all written correspondence or other written material, including material in electronic form, between the Company and its Representatives and such Third Party and its Representatives.

(f) Nothing contained in this Section 6.6 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board concludes in good faith, after consultation with outside counsel, that its failure to so disclose would breach its fiduciary duties to the Company’s stockholders or other obligations under applicable Law, including the Company Board’s duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.6(a).

(g) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (A) direct or indirect acquisition, purchase, license or other disposition of a business that constitutes a substantial portion of the net revenues, cash flows, net income or net assets of the Company or any of its Subsidiaries, (B) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Class A Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person together with all Affiliates thereof beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (provided that for the purposes of this definition, (A) any acquisition, purchase, license or other disposition referred to in clause (A) of the definition of Acquisition Proposal shall be for all or substantially all of the business and assets (including the capital stock or assets of any Subsidiary) of the Company, (B) the acquisition or purchase of equity securities referred to in clause (B) of the definition of Acquisition Proposal shall be for 80% or more of all classes of equity securities of the Company as opposed to 10% of the voting power of Class A Common Stock and (C) the applicable percentages in clause (C) of the definition of Acquisition Proposal shall be 80% as opposed to 10%) that the Company Board in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is on terms that the Company Board in its good faith judgment believes to be more favorable from a financial point of view to its stockholders than the Merger, (2) that financing, to the extent required, is then fully committed on commercially reasonable terms which the Company Board determines in good faith is reasonably capable of being obtained and (3) is reasonably capable of being completed.

(h) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Purchaser (by wire transfer of immediately available funds), (i) concurrently with such Payment Event, a fee of $10.0 million

(the “Break-up Fee”) and (ii) upon receipt of reasonable supporting documentation, all actually and reasonably documented out-of-pocket expenses incurred or payable by or on behalf of Purchaser or Sub in connection with or in anticipation of the Transaction, including, without limitation, all attorneys’ fees, accountants’ fees, consultant fees, commitment fees, and filing fees (the “Expense Payment”), provided that in no circumstance shall the Expense Payment exceed $5.0 million. In addition, if this Agreement is terminated by Purchaser pursuant to Section 8.1(b)(i), then the Company shall pay to Purchaser (by wire transfer of immediately available funds) the Expense Payment promptly after receiving supporting documentation from Purchaser.

(i) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by Purchaser pursuant to Section 8.1(f);

(ii) the termination of this Agreement by the Company pursuant to Section 8.1(g);

(iii) the Company has entered into any contract or agreement with respect to an Acquisition Proposal (which Acquisition Proposal is consummated at any time thereafter) within twelve months of the termination of this Agreement, other than the termination of this Agreement pursuant to Sections 8.1(a), 8.1(b)(ii), 8.1(c) or 8.1(d), regardless of whether such Acquisition Proposal is made before or after termination of this Agreement;

(iv) the termination of this Agreement pursuant to Section 8.1(e) if an Acquisition Proposal shall have been made after the date hereof and prior to the Company Meeting; or

(v) the termination of this Agreement for any reason following a material breach of the Option and Voting Agreement by any of the Stockholders thereunder.

(j) The Company acknowledges that the agreements contained in Section 6.6(h) are an integral part of the transactions contemplated in this Agreement and that without these agreements Purchaser would not enter into this Agreement. Accordingly, in the event the Company fails to pay to Purchaser the Break-up Fee and Expense Payment, promptly when due, the Company shall, in addition thereto, pay to Purchaser all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee and Expense Payment together with interest on the amount of the Break-up Fee and Expense Payment or any unpaid portion thereof, from the date such payment was due until the date such payment is received by Purchaser, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

(k) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement in connection with consideration of an Acquisition Proposal by such Person to which any of the Company or its Subsidiaries is a party and will promptly make available to Purchaser a copy of such agreements. The Company will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Purchaser.

(l) If this Agreement is terminated by the Company pursuant to Section 8.1(b)(ii), Purchaser shall promptly pay to the Company (by wire transfer of immediately available funds), upon receipt of reasonable supporting documentation, all actually and reasonably documented out-of-pocket expenses incurred or payable by or on behalf of the Company in connection with or in anticipation of the Transaction other than any success fee owed to Gleacher Partners LLC, including, without limitation, all attorneys’ fees, accountants’ fees, consultant fees and filing fees; provided that in no event shall such payment exceed $5.0 million.

6.7 Indemnification.

(a) Purchaser shall cause the Surviving Corporation (the “Indemnifying Party”) to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “Indemnified Parties”) as provided in the Company Certificate, the Company Bylaws or any indemnification agreement between such directors or officers and the Company, in each case, as in effect on the date hereof, without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect for a period of not less than six years from and after the Effective Time; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.7.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties delivers an opinion that under applicable standards of professional conduct, there are significant issues between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and (v) the Indemnified Parties shall provide the Indemnifying Party with any undertaking that may be required by the Indemnified Party’s certificate of incorporation or bylaws or by the DGCL.

(d) Prior to the Effective Time, Purchaser shall cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company for a period of six years after the Effective Time; provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such; provided further that in no event shall Purchaser be required to expend an amount in excess of $500,000 in the aggregate (the “Insurance Amount”); and provided further that if Purchaser is unable to maintain or obtain the insurance called for by this Section 6.7(d) as a result of the preceding provision, Purchaser shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(e) The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and such Indemnified Party’s heirs.

6.8 Financial Statements.

(a) Through the Effective Time, the Company shall continue to file all financial statements, including the related notes, in connection with the reports, schedules, forms, statements and other documents, including exhibits and other information incorporated therein required to be filed with the SEC and such financial statements will (i) be in compliance as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) be prepared in accordance with GAAP, except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, applied on a consistent basis during the periods involved with the financial statements of the Company included in the Company SEC Documents, except as may be indicated in the notes thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(b) Not later than January 28, 2005, the Company shall provide to Purchaser drafts of the following financial statements, on a consolidated basis, prior to the audit of such financial statements: (i) a balance sheet for the period ended December 31, 2004, (ii) an income statement for the period ended December 31, 2004 and (iii) a cash flow statement for the period ended December 31, 2004 ((i), (ii) and (iii) together, the “Preliminary Year-End Financial Statements”). The Preliminary Year-End Financial Statements will be subject to normal year-end audit adjustments.

(c) Through the Effective Time, the Company shall deliver to Purchaser, as soon as reasonably available, but in no event later than 30 days after the end of each month ending after the date of this Agreement, (i) a balance sheet for each of its three operating divisions as of the end of such month, (ii) an income statement for each of its three operating divisions for such month, (iii) a statement of expenses for the Company’s corporate operations, (iv) a consolidated income statement for such month, and (v) a consolidated balance sheet as of the end of such month. The Company shall also deliver to Purchaser with such financial statements a spreadsheet that compares the line-items in the consolidated income statement to the Company’s budget.

(d) Through the Effective Time, promptly upon receipt thereof, the Company will provide Purchaser with copies of all internal control reports submitted to the Company or any of its Subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of the Company or of its Subsidiaries made by such accountants.

6.9 Benefit Plans.

(a) As of the Effective Date but not thereafter, Purchaser shall cause the employees of the Company and its Subsidiaries to be provided with employee benefit plans and arrangements that are substantially equivalent in the aggregate to those provided to such employees under the Benefit Plans immediately prior to the Effective Date; provided, however, that nothing contained herein shall require Purchaser or any of its Subsidiaries to either make any grants to any employee of the Company or its Subsidiaries under any discretionary equity compensation plan of Purchaser, or to establish any equity compensation plan; and provided further, however, that the Purchaser or the Surviving Corporation, as the case may be, shall be permitted to make commercially reasonable changes in insurance carriers, co-pays, deductibles, and participant and employer contribution levels while maintaining the availability of employee benefits of the type provided to the employees immediately prior to the Effective Date. Purchaser shall cause each new benefit plan (the “Purchaser Benefit Plans”) in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of any benefits other than vacation benefits, under the Purchaser Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Purchaser to amend or terminate any of the Benefit Plans in accordance with and to the extent permitted by their terms or reduce, terminate or not continue any of the benefits under such Benefit Plans following the Effective Date.

(b) At and following the Effective Time, Purchaser shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries and current and former directors of the Company and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of the Company that are set forth on Section 6.9(b) of the Company Disclosure Schedule and which have been provided to Purchaser. The severance or termination payments that are payable pursuant to such agreements, plans or policies of the Company are set forth on Section 6.9(b) of the Company Disclosure Schedule.

(c) At such time as employees of the Company and its Subsidiaries become eligible to participate in a medical, dental, or health plan of Purchaser or its Subsidiaries, Purchaser shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Purchaser and to the extent permitted by Law, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Immediately prior to the Effective Time, the Company shall, at the written request of Purchaser, terminate such of the Benefit Plans as is requested by Purchaser.

(e) With respect to the PennEngineering Flexible Spending Plan, Purchaser shall either (i) cause the Company’s employees and their unreimbursed contributions credited under the PennEngineering Flexible Spending Plan to be transferred to an equivalent flexible spending plan of Purchaser or (2) continue to operate the PennEngineering Flexible Spending Plan through December 31, 2005.

6.10 Notification of Certain Matters.

(a) Each of the Company, Purchaser and Sub shall give prompt notice to the other of (i) any fact, event or circumstance known to it that (A) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (B) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein and (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case within two Business Days of such Person becoming aware of the occurrence of such development.

(b) The Company shall give prompt notice to Purchaser, and Purchaser or Sub shall give prompt notice to the Company, of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction and (ii) any notice or other communication from any Governmental Authority in connection with the Transaction.

(c) If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, (i) would have been required to be set forth or described by the Company in the Company Disclosure Schedule or (ii) would have caused a representation, warranty or covenant in Articles IV, V or VI hereof to be violated as of such date, then the Company shall, for informational purposes only, deliver to Purchaser the Company Disclosure Schedule, updated to reflect such event or matter (A) immediately prior to mailing the Proxy Statement and (B) two Business Days prior to the Effective Date.

(d) The parties’ obligations under this Section 6.10 and the disclosure of any matter in accordance with the provisions of this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such disclosure and shall not be deemed to cure any breach or inaccuracy of any representation, warranty, or covenant made in this Agreement.

6.11 Real Property. The Company and each of its Subsidiaries shall maintain the Real Property and other material assets of the Company and each of its Subsidiaries in good repair, order, and condition (subject to normal wear and tear) consistent with current needs. Subject to Section 4.1(i), the Company and each of its Subsidiaries shall replace in accordance with prudent practices the Company’s and each of its Subsidiaries’ inoperable, worn out or obsolete assets with assets of good quality consistent with past practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Effective Time, whether or not the Company or any of its Subsidiaries is insured, either repair or replace such damaged property to the condition it was in immediately prior to such casualty, loss or damages.

6.12 Stockholder Litigation. The Company shall give Purchaser the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its officers and directors relating to the Transaction or any Acquisition Proposal, and no such settlement shall be agreed to without Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed.

6.13 Company Expenses. Section 6.13 of the Company Disclosure Schedule sets forth a current estimate of the expenses from and after November 1, 2004 (provided that fees paid and payable to Gleacher Partners LLC, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and Morgan Lewis & Bockius LLP date back to June 30, 2004) to be paid or payable by the Company and its Subsidiaries related to the Transaction, including but not limited to (i) fees and expenses of its investment bankers, financial advisors, accountants, and legal counsel, (ii) retention and change of control payments in connection with the Transaction and (iii) the portion of the filing fees due under the HSR Act and all other applicable merger control regulations that are to be paid by the Company pursuant to the terms of this Agreement (collectively, the “Company Expenses”), and such Company Expenses shall not exceed an aggregate of $10.0 million. Not later than two business days prior to the Effective Date, the Company shall furnish Purchaser with a detailed list of all such Company Expenses paid or payable.

6.14 Control of the Company Business. Nothing contained in this Agreement shall give Purchaser or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.15 Possible Indemnification Claim. Prior to February 5, 2005, the Company will (a) initiate an arbitration proceeding in Milan, Italy with respect to outstanding claims under that certain Stock Purchase Agreement, dated January 23, 2003, between PennEngineering World Holdings, LP and Cataldo Pirito (the “MAE Purchase Agreement”), (b) submit a Notice of Initiation with respect to the arbitration referenced in clause (a) above to the Escrow Agent (as defined in the MAE Purchase Agreement) and (c) take all other actions as may be necessary and appropriate to prevent amounts from being released from escrow pursuant to the Escrow Agreement (as defined in the MAE Purchase Agreement). The Company will provide Purchaser with a copy of the documentation pursuant to which the arbitration referenced in clause (a) above will be initiated prior to initiating such arbitration, will consider in good faith any comments provided by Purchaser prior to the filing of such documentation and will provide Purchaser with a copy of any correspondence received by the Company relating to such arbitration, including correspondence received from the Escrow Agent (as defined in the MAE Purchase Agreement) and any auditors. The Company will promptly update Purchaser regarding any material developments in connection with the arbitration proceeding or the disputes under the MAE Purchase Agreement.

6.16 Right of First Refusal. The Company agrees that in connection with the Option and Voting Agreement it will not exercise its rights under the Right of First Refusal Agreement dated September 5, 1986 between the Company and Lawrence W. Swanstrom or Daryl L. Swanstrom, pursuant to which the Company has the right of first refusal to purchase any shares of Company Common Stock that each of Lawrence W. Swanstrom or Daryl L. Swanstrom desires to sell or otherwise transfer.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Class A Common Stock.

(b) Regulatory Approvals. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, any Governmental Authority required to consummate the Transaction shall have been filed, have occurred or been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (other than the expiration of the applicable waiting period under the HSR Act that is addressed in Section 7.1(d)) and no such approvals shall contain any conditions, restrictions or requirements that the Purchaser reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

(d) HSR Act. The waiting period and any extension thereof applicable to the Transaction under the HSR Act shall have been terminated or shall have expired.

(e) No Litigation. No proceeding or litigation shall have been threatened or shall have been commenced by any Governmental Authority (i) seeking to restrain or prohibit the consummation of the Transaction, (ii) seeking to obtain from Purchaser, the Company or any of their respective Subsidiaries any damages that are material in relation to Purchaser and Purchaser’s Subsidiaries taken as a whole or the Company and the Company’s Subsidiaries taken as a whole, as applicable, (iii) seeking to prohibit or limit the ownership or operation by Purchaser, the Company or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries, or to compel Purchaser, the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of their business or assets, as applicable, as a result of the Transaction, (iv) seeking to impose limitations on the ability of Purchaser to, directly or indirectly, acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, (v) seeking to prohibit Purchaser or Purchaser’s Subsidiaries from, after the Effective Time, effectively controlling in any material respect the business or operations of the Company and the Company’s Subsidiaries, taken as a whole, or (vi) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Purchaser.

7.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment by Purchaser and Sub or written waiver by the Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Sub set forth in this Agreement (i) if subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Sub by a duly authorized officer of each of Purchaser and Sub to such effect.

(b) Performance of Obligations of Purchaser. Purchaser and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Sub by a duly authorized officer of each of Purchaser and Sub to such effect.

(c) Other Actions. Purchaser and Sub shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as the Company may reasonably request.

7.3 Conditions to Obligation of Purchaser and Sub. The obligation of Purchaser and Sub to consummate the Merger is also subject to the fulfillment by the Company or written waiver by Purchaser prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) if subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by a duly authorized officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by a duly authorized officer of the Company to such effect.

(c) Certificate as to Certain Financial Matters. Purchaser shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company that the Company Expenses from and after November 1, 2004 (provided that Company Expenses paid and payable to Gleacher Partners LLC, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and Morgan Lewis & Bockius LLP date back to June 30, 2004) will not as of the Closing Date exceed an aggregate of $10.0 million.

(d) Other Actions. The Company shall have furnished Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as Purchaser may reasonably request.

(e) Financing. Purchaser or Sub shall have received the proceeds of the Financing under the Financing Letters, in the amounts and on terms and conditions consistent with the terms and conditions set forth in the Financing Letters.

(f) FIRPTA. The Company shall have furnished to Purchaser a certification in accordance with Treasury Regulations § 1.1445-2(c) certifying that the Company Common Stock is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Lease Consents. The Company shall have delivered to Purchaser a written consent, in form and substance reasonably satisfactory to Purchaser, for each Lease set forth in Section 6.1(b) of the Company Disclosure Schedule pursuant to which consent is required in connection with the Transaction.

(h) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of shares of Company Common Stock outstanding on the Effective Date.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of Purchaser and the Company.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein,

(i) by Purchaser in the event of a breach by the Company of any representation, warranty, covenant or agreement contained herein, which breach (A) would result in the failure to satisfy one or more of the conditions set forth in Sections 7.3(a) or (b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

(ii) by the Company in the event of a breach by Purchaser or Sub of any representation, warranty, covenant or agreement contained herein, which breach (A) would result in the failure to satisfy one or more of the conditions set forth in Sections 7.2(a) or (b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Purchaser or Sub, as the case may be, of such breach.

(c) Delay. By Purchaser or the Company, in the event that the Merger is not consummated by July 15, 2005 (the “End Date”); provided that if (i) the Effective Date has not occurred by such date by reason of non-satisfaction of the condition set forth in Section 7.1(d) and (ii) all other conditions set forth in Article VII have heretofore been satisfied or waived or are capable of being satisfied, then such date shall be automatically be extended to September 30, 2005 (which shall then be the End Date); provided further that at the End Date the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Date to occur on or before the End Date.

(d) No Regulatory Approval. By Purchaser or the Company in the event the approval of any Governmental Authority required for consummation of the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No Company Stockholder Approval. By either Purchaser or the Company provided that the Company shall not be in material breach of any of its obligations under Section 6.2, if any approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.

(f) Company Failure to Recommend. By Purchaser at any time prior to the date the Company stockholder approval has been obtained if (i) the Company shall have materially breached any provision of Section 6.6, (ii) the Company Board shall have failed to make its Approval Recommendation or shall have effected a Change in Company Recommendation, or (iii) the Company shall have materially breached its obligations under Section 6.2 by failing to call, give notice of, convene and hold the Company Meeting.

(g) Superior Proposal. By the Company at any time prior to the date the Company stockholder approval has been obtained, in order to concurrently enter into an Acquisition Proposal that has been received by the Company and the Company Board in compliance with Sections 6.6(a) and (b) and that the Company Board concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.1(g) only after the fifth calendar day following the Company’s provision of written notice to Purchaser advising Purchaser that the Company Board is prepared to accept a

Superior Proposal and setting forth the material terms and conditions of any such Superior Proposal, including the amount per share the Company’s stockholders will receive per share of Company Common Stock (valuing any non-cash consideration at what the Company Board determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration), and only if (i) during such five-calendar day period, the Company has caused its financial and legal advisors to negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) the Company Board has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Purchaser and provided further that such termination shall not be effective until the Company has paid the Break-up Fee and Expense Payment to Purchaser.

8.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.5(c), 6.6(h), (i), (j) and (l) and 8.2 and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made that by law requires further approval by the stockholders of the Company without obtaining such approval. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

9.5 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware.

9.6 Expenses. Other than as provided in Section 6.6(h), 6.6(l), this Section 9.6 or as otherwise agreed to in writing by the parties, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that all filing fees assessed under the HSR Act and all other applicable merger control regulations shall be shared equally between the Company and Purchaser; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given when personally delivered, upon confirmation of receipt when transmitted by facsimile (with confirmation), upon receipt when mailed by registered or certified mail (return receipt requested), or on the next Business Day if transmitted by national overnight courier to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

Penn Engineering & Manufacturing Corp.

Attn: Chief Executive Officer

5190 Old Easton Rd.

Danboro, PA 18916

Telephone: (215) 766-3600

Facsimile: (215) 766-3630

With a copy to:

Duane Morris LLP

Attn: Frederick W. Dreher

One Liberty Place

Philadelphia, PA 19103-7396

Telephone: (215) 979-1234

Facsimile: (212) 979-1213

If to Purchaser to:

PEM Holding Co.

c/o Tinicum Incorporated

Attn: Tinicum Capital Partners II, LP

800 Third Ave. 40th Floor

New York, NY 10022

Telephone: (212) 446-9300

Facsimile: (212) 750-9264

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn: Richard Grossman

4 Times Square 32-322

New York, NY 10036

Telephone: (212) 735-2116

Facsimile: (917) 777-2116

9.8 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Option and Voting Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Purchaser’s obligations under Section 6.7, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and such Indemnified Party’s heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on the Company or Purchaser, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to Sections, or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PEM HOLDING CO.

By:	/s/ WILLIAM SHOCKLEY
Name:	William Shockley
Title:	Vice President

PN MERGER SUB, INC.

By:	/s/ WILLIAM SHOCKLEY
Name:	William Shockley
Title:	Vice President

PENN ENGINEERING & MANUFACTURING CORP.

By:	/s/ KENNETH A. SWANSTROM
Name:	Kenneth A. Swanstrom
Title:	Chairman/CEO

Appendix B

OPTION AND VOTING AGREEMENT

BY AND AMONG

PEM HOLDING CO.

AND

THE PERSONS LISTED ON SCHEDULE I HERETO

Dated as of January 17, 2005

OPTION AND VOTING AGREEMENT

This OPTION AND VOTING AGREEMENT (this “Agreement”) is entered into as of January 17, 2005, by and among PEM Holding Co., a Delaware corporation (“Purchaser”), and the persons listed on Schedule I hereto (each, together with any permitted assigns hereunder, a “Stockholder,” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Stockholder (1) “beneficially owns” (for the purpose of this Agreement, as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and/or is entitled to dispose of (or to direct the disposition of) the number of shares of Common Stock, of Penn Engineering & Manufacturing Corp., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I hereto (together with any shares of Common Stock or other non-voting capital stock of the Company acquired by such stockholder after the date hereof, the “Subject Common Shares”) and (2) beneficially owns and/or is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A Common Stock of the Company set forth opposite such Stockholder’s name on Schedule I hereto (together with any shares of Class A Common Stock or other voting capital stock of the Company acquired by such Stockholder after the date hereof, the “Subject Class A Common Shares”);

WHEREAS, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, PN Merger Sub Inc. (“Sub”) and Purchaser (the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Sub will merge with and into the Company with the Company being the surviving corporation; and

WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Purchaser’s willingness to enter into the Merger Agreement, the Stockholders are executing this Agreement whereby each Stockholder agrees to vote 92% of his, her or its Subject Class A Common Shares pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2 Other Definition. For purposes of this Agreement, “Proxy Term” shall mean the period from the execution of this Agreement until the earlier of (i) the date on which the Merger Agreement is terminated in accordance with its terms or (ii) the Effective Date.

Section 1.3 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used is this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Purchaser, any Stockholder or any of their respective Subsidiaries or Affiliates to take any action that would violate any applicable Law or take any action that would result in the automatic conversion of the Company’s Common Stock into shares with voting rights.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote the Stockholder’s Subject Class A Common Shares. During the Proxy Term, each Stockholder agrees that, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company taken by written consent, such Stockholder will:

(a) appear in person or by proxy at each such meeting or otherwise cause his, her or its Subject Class A Common Shares to be counted as present at such meeting for purposes of calculating a quorum; and

(b) vote (or cause to be voted) 92% of his, her or its Subject Class A Common Shares (i) in favor of the approval of the terms of the Merger Agreement (including any amendments thereto), the Merger and the Transaction and (ii) (other than the Transaction) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement, (B) preclude fulfillment of a condition under the Merger Agreement to the Company’s, Purchaser’s or Sub’s respective obligations to consummate the Merger or (C) impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Transaction or this Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Any vote by a Stockholder of his, her or its Subject Class A Common Shares that is not in accordance with this Section 2.1 shall be considered null and void.

Section 2.2 Grant of Irrevocable Proxy. If requested by Purchaser, each Stockholder will grant an irrevocable proxy, in customary form satisfactory to the Purchaser, to vote in favor of the Merger, appointing Purchaser and any designee of Purchaser, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, subject to Section 2.4 of this Agreement, during the Proxy Term with respect to 92% of such Stockholder’s Subject Class A Common Shares in accordance with Section 2.1. This proxy will be given to secure the performance of the duties of such Stockholder under this Agreement.

Section 2.3 Nature of Irrevocable Proxy. THE PROXY AND POWER OF ATTORNEY GRANTED PURSUANT TO SECTION 2.2 BY EACH STOCKHOLDER SHALL BE IRREVOCABLE DURING THE PROXY TERM, SHALL BE DEEMED TO BE COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND SHALL REVOKE ANY AND ALL PRIOR PROXIES GRANTED BY SUCH STOCKHOLDER. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder and any obligation of such Stockholder under this Agreement and shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all of his, her or its Subject Class A Common Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto.

Section 2.4 Limitations. Schedule 5.3(j) of the Purchaser Disclosure Schedule sets forth all shares of Class A Common Stock that Purchaser and its Affiliates beneficially own. Except as provided in this Agreement, Purchaser shall not, and shall cause its Affiliates not to, purchase or otherwise acquire during the Proxy Term any interest, including any voting or dispositive rights, in any additional shares of Class A Common Stock or take any other action that would result in the automatic conversion of the Company’s Common Stock into shares with voting rights. Notwithstanding anything in this Agreement to the contrary, in no event shall the voting power of the Subject Class A Common Shares to be obtained by Purchaser pursuant to this Article II or Article III of this

Agreement, together with shares of Class A Common Stock beneficially owned by Purchaser and its Affiliates, exceed 49% of all outstanding shares of Class A Common Stock taken as a whole.

ARTICLE III

OPTION

Section 3.1 Option. In order to induce Purchaser and Sub to enter into the Merger Agreement, each Stockholder hereby grants to Purchaser an irrevocable option (the “Option”) to purchase from such Stockholder (a) any or all of such Stockholder’s Subject Common Shares and (b) subject to Section 2.4 of this Agreement, up to 92% of such Stockholder’s Subject Class A Common Stock ((a) and (b) together, the “Option Shares”), in each case, at a purchase price per share equal to $18.25.

Section 3.2 Effectiveness and Duration. The Option shall become effective and exercisable immediately following the date that the Merger Agreement has been amended as contemplated by Section 8.1(g) of the Merger Agreement (pursuant to which Purchaser and the Company shall have agreed to make adjustments to the terms and conditions of the Merger Agreement such that the Acquisition Proposal made by the Third Party no longer constitutes a Superior Proposal). The exercise of the Option shall be subject to (i) the expiration or termination of all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise and (ii) the absence of any preliminary or final injunction or other order issued by any Governmental Authority prohibiting the exercise of the Option pursuant to this Agreement. The Option shall remain exercisable until the earlier of the Effective Date or the termination of the Merger Agreement (in each case, such date being referred to as the “Option Expiration Date”); provided that the Option shall terminate and the Option Expiration Date shall have been deemed to occur if, after one year following the original Option Expiration Date, (A) the HSR Act waiting period shall not have expired or been waived or (B) there shall be in effect any such injunction or order.

Section 3.3 Recapture of Profits. If within 12 months following the termination of the Merger Agreement under circumstances which caused the Company to owe a Break-Up Fee and/or Expense Payment to Purchaser pursuant to Section 6.6(h) of the Merger Agreement, any Stockholder shall sell, transfer or otherwise dispose of any or all of his, her or its Subject Common Shares or Subject Class A Common Shares to a Third Party in connection with a transaction whereby the Third Party is acquiring more than 50% of the voting power of the Class A Common Stock or a majority of the equity interest in the Company pursuant to a purchase of shares, merger, tender offer, exchange offer, sale of substantially all of the Company’s assets or a similar business combination (a “Subsequent Sale”) at a per share price (or equivalent per share cash proceeds, in the case of a sale of substantially all assets or other distributions or dividends to Stockholders) in excess of $18.25 (the “Subsequent Sale Price”), then each Stockholder shall promptly (but in any event within three Business Days of the completion of the Subsequent Sale) pay to Purchaser an amount equal to 25% of (a) the excess of the Subsequent Sale Price over $18.25 multiplied by the number of Subject Common Shares sold, transferred or disposed of by such Stockholder in the Subsequent Sale plus (b) the excess of the Subsequent Sale Price over $18.25 multiplied by the number (subject to Section 2.4 of this Agreement, up to the number that represents 92% of such Stockholder’s Subject Class A Common Shares) of Subject Class A Common Stock sold, transferred or disposed of by such Stockholder in the Subsequent Sale.

ARTICLE IV

COVENANTS

Section 4.1 Generally.

(a) During the Proxy Term, each Stockholder agrees that, except as expressly contemplated by the terms of this Agreement, he, she or it shall not (i) sell, transfer, tender, pledge, give, encumber, assign, convert into another class of securities of the Company or otherwise dispose of (collectively, a “Transfer”)

or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of or grant a proxy or power of attorney, deposit into any voting trust, enter into any voting agreement, or create after the date hereof any Liens of any nature whatsoever with respect to, any or all of his, her or its Subject Class A Common Shares or Subject Common Shares; provided, however, that the foregoing shall not prevent the Stockholder from entering into a voting agreement with a Third Party who has made a Superior Proposal that has been accepted by the Board of Directors of the Company, which voting agreement does no more than commit the Stockholder to vote in favor of the Superior Proposal or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform his, her or its obligations under this Agreement; provided that such Stockholder shall be permitted pursuant to this Agreement to (A) transfer any Subject Common Stock and Subject Class A Common Stock to any family member or trust, family partnership or other vehicle established by such Stockholder for estate planning purposes which or who agrees in writing to be bound by all of the obligations and limitations set forth herein or (B) exercise any options convertible or exchangeable for shares of Common Stock.

(b) During the Proxy Term, each Stockholder agrees not to take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling any Stockholder from performing his, her or its obligations under this Agreement.

(c) In the event of a stock dividend or distribution, or any change in the Common Stock or Class A Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the terms “Subject Common Shares” and “Subject Class A Common Shares”, when used with respect to a Stockholder, shall be deemed to refer to and include such Stockholder’s existing Subject Common Shares and Subject Class A Common Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Stockholder’s Subject Common Shares and Subject Class A Common Shares may be changed or exchanged or which are received in such transaction.

Section 4.2 Standstill Obligations of Stockholder. Each Stockholder covenants and agrees with Purchaser that, during the Proxy Term:

(a) Such Stockholder shall not, nor shall such Stockholder permit any Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or grant powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Class A Common Stock in connection with any vote or other action on any matter, other than to recommend that Stockholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article II of this Agreement.

(b) Such Stockholder shall not, nor shall such Stockholder permit any Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any Affiliate to act in concert with any Person to, deposit any shares of Class A Common Stock in a voting trust or subject any shares of Class A Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Class A Common Stock, except as provided by Article II of this Agreement.

(c) Such Stockholder shall not, nor shall such Stockholder permit any Affiliate of such Stockholder, directly or indirectly, to (i) take any action to solicit, initiate, encourage or knowingly facilitate (including by way of furnishing information), any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data to any Third Party relating to an Acquisition Proposal or (iii) enter into any contract or agreement (including any agreement in principle, letter of intent or understanding), oral or written, with respect to or contemplating any Acquisition Proposal.

(d) Notwithstanding any of the provisions of this Agreement, the Stockholders make no agreement or understanding herein as directors or officers of the Company. Each Stockholder signs this Agreement solely in his, her or its capacity as a beneficial owner of such Stockholder’s Subject Common Stock and Subject Class A Common Stock, and nothing herein shall limit or affect any action or inaction taken in his, her or its capacity as an officer or director of the Company.

(e) For purposes of this Section 4.2, the term “Affiliate” shall not include the Company or a Person that would be deemed an Affiliate solely because it acts in a fiduciary capacity with respect to such Stockholder.

Section 4.3 Exercise of Options. Each Stockholder may exercise any rights under any securities convertible into or exchangeable for Subject Common Shares or otherwise purchase or acquire any additional shares of Subject Common Shares or Subject Class A Common Shares pursuant to the exercise of options; provided, however, that any such shares of Common Stock or Class A Common Stock received by such Stockholder in respect thereof shall be deemed “Subject Common Shares” and “Subject Class A Common Shares” respectively for all purposes of this Agreement without any action by any Person. Schedule II attached hereto sets forth a list of all outstanding stock options and warrants held by each Stockholder, the vesting schedule for each and the expiration dates thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Purchaser, severally and not jointly, as follows:

Section 5.1 Capacity. Such Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 5.2 Ownership of Shares. Schedule I sets forth the number of shares of Common Stock and Class A Common Stock over which such Stockholder has beneficial ownership as of the date hereof. To the extent any shares are beneficially owned by more than one person or entity listed on Schedule I hereto, such shares are only listed as owned by the owner of record who has sole power to vote and dispose of such shares. As of the date hereof, such Stockholder is the lawful beneficial owner of the shares of Common Stock and Class A Common Stock denoted as being beneficially owned by such Stockholder on Schedule I and such Stockholder or its Trustees, as the case may be, has the sole power to vote (or cause to be voted) such Stockholder’s shares of Class A Common Stock. Such Stockholder has good and valid title to the Common Stock and Class A Common Stock denoted as being owned by such Stockholder on Schedule I, free and clear of any and all Liens, except as disclosed on Schedule I.

Section 5.3 Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations under this Agreement will not, require such Stockholder to obtain any consent (including any spousal consent), approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on the Law of any applicable Governmental Authority, except for the filing of an amendment to such Stockholder’s Schedule 13D with the SEC.

Section 5.4 No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (a) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his, her or its Subject Common Shares or Subject Class A Common Shares or assets may be bound or (b) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation.

Section 5.5 Reliance by Purchaser. Such Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate, and none of Purchaser or any of the Stockholders shall have any further rights or obligations hereunder, upon the latest to occur of (a) the Effective Time, (b) Purchaser’s exercise of the Option, (c) the Option Expiration Date and (d) the termination of the Merger Agreement. Notwithstanding the foregoing, Section 3.3, this Section 6.1 and Articles V and VII of this Agreement shall survive until 12 months following the termination of the Merger Agreement provided however that the payment obligations of the Stockholders set forth in Section 3.3 shall survive until all payments are made in full.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Appraisal Rights. To the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.

Section 7.2 Publication. Each Stockholder hereby permits Purchaser to publish and disclose in any document and/or schedule filed with the SEC his, her or its identity and ownership of shares of Common Stock and Class A Common Stock and the nature of his, her or its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.3 Further Actions. Each of the parties hereto agrees that it will use its reasonable commercial efforts to do all things necessary to effectuate this Agreement and the transactions contemplated by the Merger Agreement, subject to Section 4.2(d) of this Agreement.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform his, her or its obligations under this Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law in equity, that any party hereto may have against any other party hereto for any failure to perform its or his obligations under this Agreement.

Section 7.6 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Purchaser, addressed to it at:

PEM Holding Co.

c/o Tinicum Capital Partners II, L.P.

800 Third Avenue

40th Floor

New York, NY 10022

212-446-9300 (phone)

212-750-9264 (fax)

with a copy to:

Richard J. Grossman, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

212-735-2116 (phone)

917-777-2116 (fax)

If to a Stockholder, addressed to such Stockholder at the address and facsimile number set forth on Schedule III hereto, with a copy to:

Frederick W. Dreher, Esq.

Duane Morris LLP

One Liberty Place

Philadelphia, PA 19103-7396

215-979-1234 (phone)

215-979-1213 (fax)

Section 7.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.9 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 7.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Purchaser may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser, provided that Purchaser shall remain responsible for the performance of its obligations under this Agreement.

Section 7.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or federal court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.6. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Purchaser and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PEM HOLDING CO.

By:	/s/ WILLIAM SHOCKLEY
Name:	William Shockley
Title:	Vice President

STOCKHOLDERS:

By:	/s/ KENNETH A. SWANSTROM
Name:	Kenneth A. Swanstrom, individually and as trustee of the applicable trusts specified on Schedule I hereto

By:	/s/ DARYL L. SWANSTROM
Name:	Daryl L. Swanstrom, individually and as trustee of the applicable trusts specified on Schedule I hereto

By:	/s/ FREDERICK W. DREHER
Name:	Frederick W. Dreher, as trustee of the trusts specified on Schedule I hereto

Schedule I

Beneficial Ownership of Common Stock and Class A Common Stock

Name of Stockholder	Number of Shares of Class A Stock	Number of Shares of Common Stock
Daryl L. Swanstrom, individually (1)	629,477	127,180

Marital Trust Under Item Fourth of the Will of Lawrence W. Swanstrom (Trustees: Daryl L. Swanstrom, Frederick W. Dreher and Bank of America)	108,480	105,440

Residuary Trust Under Item Fifth of the Will of Lawrence W. Swanstrom (Trustees: Daryl L. Swanstrom, Frederick W. Dreher and Bank of America)	13,007	433,298

Kenneth A. Swanstrom, individually (1)(2)	480,348	1,041,044

Trust Under the Will of Gladys Swanstrom (Trustees: Kenneth A. Swanstrom and Frederick W. Dreher)	125,950	182,850

Residuary Trust Under the Will of Klas A. Swanstrom (Trustees: Kenneth A. Swanstrom, Frederick W. Dreher and PNC Bank, N.A.)	172,906	347,518

GST-Exempt Trust Under the Will of Klas A. Swanstrom (Trustees: Kenneth A. Swanstrom, Frederick W. Dreher and PNC Bank, N.A.)	24,038	48,314

Trust Under Deed of Klas A. Swanstrom dated 1/12/73 (Trustees: PNC Bank, N.A. and Frederick W. Dreher)	115,500	191,500

Trust Under Deed of Klas A. Swanstrom dated 9/26/66 (Trustees: PNC Bank, N.A. and Frederick W. Dreher)	77,000	122,500

Trust Under Deed of Gladys Swanstrom dated 9/26/66 (Trustees: PNC Bank, N.A. and Frederick W. Dreher)	33,000	52,500

(1)	Excludes any shares such person may be deemed to beneficially own as a result of being a Trustee of one or more of the trusts listed.
(2)	Excludes shares owned individually by Mr. Swanstrom’s wife.

Schedule II

Stock Options

Name of Stockholder	Number of Outstanding Stock Options	Vesting Date(s)	Expiration Date(s)
Daryl L. Swanstrom	30,000	3,750 shares in 2005 2,500 shares in 2006 1,250 shares in 2007 All other shares are vested	Earliest expiration date is in 2008

Kenneth A. Swanstrom	239,260	30,000 shares in 2005 20,000 shares in 2006 10,000 shares in 2007 All other shares are vested	Earliest expiration date is in 2006

Schedule III

Notice to Stockholders

Name of Stockholder	Address
Daryl L. Swanstrom, individually	2621 Peachtree Road Buckhead, GA 30305

Marital Trust Under Item Fourth of the Will of Lawrence W. Swanstrom (Trustees: Daryl L. Swanstrom, Frederick W. Dreher and Bank of America)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

Residuary Trust Under Item Fifth of the Will of Lawrence W. Swanstrom (Trustees: Daryl L. Swanstrom, Frederick W. Dreher and Bank of America)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

Kenneth A. Swanstrom, individually	2968 Mill Road Doylestown, PA 18901

Trust Under the Will of Gladys Swanstrom (Trustees: Kenneth A. Swanstrom and Frederick W. Dreher)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

Residuary Trust Under the Will of Klas A. Swanstrom (Trustees: Kenneth A. Swanstrom, Frederick W. Dreher and PNC Bank, N.A.)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

GST-Exempt Trust Under the Will of Klas A. Swanstrom (Trustees: Kenneth A. Swanstrom, Frederick W. Dreher and PNC Bank, N.A.)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

Trust Under Deed of Klas A. Swanstrom dated 1/12/73 (Trustees: Frederick W. Dreher and PNC Bank, N.A.)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

Trust Under Deed of Klas A. Swanstrom dated 9/26/66 (Trustees: PNC Bank, N.A. and Frederick W. Dreher)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

Trust Under Deed of Gladys Swanstrom dated 9/26/66 (Trustees: PNC Bank, N.A. and Frederick W. Dreher)	c/o Frederick W. Dreher, Trustee Duane Morris LLP One Liberty Place Philadelphia, PA 19103-7396

Appendix C

January 17, 2005

Board of Directors

Penn Engineering & Manufacturing Corp.

5190 Old Easton Road

Danboro, Pennsylvania 18916

Ladies and Gentlemen:

We understand that Penn Engineering & Manufacturing Corp. (“PennEngineering” or the “Company”), and the following entities controlled by Tinicum Incorporated: PEM Holding Co. and PN Merger Sub, Inc. (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of January 17, 2005 (the “Merger Agreement”), which provides, among other things, for the merger of PennEngineering with and into Merger Sub, with Merger Sub as the surviving corporation of the merger (the “Merger”). Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share (the “Common Stock”), and each issued and outstanding share of class A common stock, par value $0.01 per share, of PennEngineering, other than shares held in treasury, will be converted into the right to receive per share cash consideration equal to $18.25 (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of PennEngineering.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) analyzed certain financial forecasts prepared by the management of the Company, which forecasts the Company has represented to us are consistent with the best judgments of the Company’s management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company;

(iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v) reviewed the reported prices and trading activity for the Common Stock;

(vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly traded companies and their securities;

(vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii) reviewed a draft of the Merger Agreement and certain related documents; and

(ix) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial and other information reviewed by or discussed with us for the purposes of this opinion. With respect to the financial projections provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of the senior management of PennEngineering as to the future financial performance of PennEngineering. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based, and we have relied upon the assurances of the senior management of PennEngineering that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. We have also assumed, based upon the

Board of Directors

Penn Engineering & Manufacturing Corp.

January 17, 2005

information which has been provided to us and without assuming responsibility for independent verification therefor, that no material undisclosed liability exists with respect to the Company. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of PennEngineering or any of its subsidiaries, nor have we been furnished with any such valuations or appraisals. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and that all of the representations and warranties of the parties to the Merger Agreement are true, that the covenants of each party to the Merger Agreement will be fully complied with, and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not waived. Representatives of the Company have advised us, and we have further assumed, that the final terms of the Merger Agreement do not vary materially from those terms set forth in the draft Merger Agreement reviewed by us. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion addresses only the fairness, from a financial point of view, to the stockholders of the Company of the Merger Consideration, and we do not express any view as to any other term of the proposed Merger or the transactions contemplated by the Merger Agreement. Our opinion does not address the Company’s underlying business decision to effect the transactions contemplated by the Merger Agreement.

We have acted as financial advisor to the Board of Directors of PennEngineering in connection with this transaction and will receive a fee for our services, a portion of which will be paid upon the first public announcement of the Merger and the balance of which will be paid only upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and the transactions contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to whether the Company should engage in the Merger and the transactions contemplated by the Merger Agreement or how any stockholder of the Company should vote with respect to the Merger and the other transactions contemplated by the Merger Agreement.

It is understood that this letter and any advice or materials provided by Gleacher Partners LLC in connection with its engagement by the Board of Directors are for the information of the Board of Directors of PennEngineering, and the Company agrees that no such opinion, advice or material shall be relied upon by any person or used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Gleacher Partners LLC be made by or on behalf of the Company, in each case without the prior written consent of Gleacher Partners LLC.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the Company’s stockholders.

Very truly yours,

GLEACHER PARTNERS LLC

By:	/s/ JOHN E. HUWILER
John E. Huwiler
Managing Director

C-2

Appendix D

January 17, 2005

To The Special Committee of The

Board of Directors of

Penn Engineering Manufacturing Corp.

Dear Directors:

We understand that the Company is considering entering into a merger agreement (the “Merger”) with a wholly-owned subsidiary of Tinicum Capital Partners LP (the “Purchaser”). We further understand that as consideration for the Merger the Company’s shareholders will receive cash consideration of $18.25 per share. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Transaction.” It is our understanding that the Company has formed a special committee (the “Committee”) to consider certain matters relating to the Transaction.

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address the Company’s underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 2000 through 2003, quarterly reports on Form 10-Q for the three quarters ended September 30, 2004 and unaudited interim financial statements for the eleven-month period ended November 30, 2004, which the Company’s management has identified as being the most current financial statements available;

2. reviewed the draft merger agreement between the Purchaser and the Company (the “Merger Agreement”), dated January 15, 2005;

3. reviewed the draft option and voting agreement between certain shareholders and the Company (the “Option and Voting Agreement”), dated January 15, 2005;

4. met or spoke with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met or spoke with representatives of the Company’s investment bankers to discuss certain matters;

5. visited certain facilities and business offices of the Company;

New York • 245 Park Avenue, 20th Floor • New York, New York 10167 • tel.212.497.4100 • fax.212.661.3070 Los Angeles Chicago San Francisco Washington, D.C. Minneapolis Dallas Atlanta London Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

To The Special Committee of The
Board of Directors of
Penn Engineering Manufacturing Corp.
January 17, 2005	Page 2

6. reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ended December 31, 2004 through 2009;

7. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

8. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company (i.e. the stockholders, exclusive of the member and representatives of the Swanstrom family) in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

D-2

Appendix E

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved and adopted pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Ú FOLD AND DETACH HERE Ú

PENN ENGINEERING & MANUFACTURING CORP.	Please mark your votes like this in blue or black ink	☒

Special Meeting of Stockholders To Be Held , 2005

This proxy is solicited by the board of directors of Penn Engineering & Manufacturing Corp.

The undersigned hereby constitutes and appoints Kenneth A. Swanstrom and John J. Sickler, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Penn Engineering & Manufacturing Corp. (“Penn Engineering”) class A common stock, par value $0.01 per share, that the undersigned may be entitled to vote at the special meeting of stockholders of Penn Engineering to be held at the offices of Penn Engineering, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania 18916, on             ,                  , 2005, at 10:00 a.m., prevailing time, and at any adjournment, postponement or continuation thereof, as follows:

1.	The board of directors of Penn Engineering unanimously recommends a vote FOR the proposal set forth below:

Approval and adoption of the Agreement and Plan of Merger, dated as of January 17, 2005, among Penn Engineering, PEM Holding Co. and PN Merger Sub, Inc., a wholly owned subsidiary of PEM Holding Co., and the related merger pursuant to which PN Merger Sub, Inc. will merge with and into Penn Engineering.

FOR	AGAINST	ABSTAIN

☐	☐	☐

2.	In their discretion the named proxies are authorized to vote upon such other matters as may properly come before the special meeting and any adjournment, postponement or continuation thereof.

MARK IF YOU PLAN TO ATTEND THE SPECIAL MEETING    ☐

Please sign, date, and return this proxy in the enclosed postage paid envelope.

(Continued and to be signed on reverse side)

SHARES OF CLASS A COMMON STOCK

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposal to approve and adopt the Agreement and Plan of Merger.

Signature of Stockholder

Signature of Stockholder

Date: , 2005

Note: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian, or corporate officer, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized official(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).